Exhibit 10.1
Execution Version

AMENDED AND RESTATED TERM LOAN AGREEMENT

dated as of April 30, 2025

among

TRINITY RAIL LEASING 2023 LLC,
as Borrower,

THE LENDERS
FROM TIME TO TIME PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Agent,

and

U.S. BANK NATIONAL ASSOCIATION,
as Depositary

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint Structuring Agent, Joint Lead Arranger and Joint Bookrunner,

and

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK,
as Joint Structuring Agent, Joint Lead Arranger, Joint Bookrunner and Green Advisor

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(continued)
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(continued)
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(continued)
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(continued)
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(continued)

SCHEDULES:
Schedule 1.01	-	Lenders and Commitments
Schedule 1.01A	-	Initial Portfolio Railcars
Schedule 1.02	-	Required Principal Payment Amounts
Schedule 5.02	-	Required Consents, Authorizations, Notices and Filings
Schedule 6.06	-	Insurance
Schedule 11.01	-	Notice Addresses; Administrative Agent’s Office

EXHIBITS :
Exhibit A-1	-	Form of Notice of Borrowing
Exhibit A-2	-	Form of Additional Collateral Certificate
Exhibit A-3	-	Form of Monthly Report
Exhibit A-4	-	Form of Qualifying Replacement Railcar Certificate
Exhibit A-5	-	Form of Financial Statement Certificate
Exhibit A-6	-	Form of Compliance Certificate
Exhibit B	-	Form of Note
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Officer’s Certificate

Schedule A	-	Concentration Limits

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AMENDED AND RESTATED TERM LOAN AGREEMENT
This Amended and Restated Term Loan Agreement (this “Agreement”) is dated as of April 30, 2025 and is among TRINITY RAIL LEASING 2023 LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”, as such terms are defined below), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders referred to herein (in such capacity, the “Administrative Agent”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely in its capacity as Collateral Agent for the Protected Parties referred to herein (in such capacity, the “Collateral Agent”) and U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely in its capacity as Depositary for the Protected Parties referred to herein (in such capacity, the “Depositary”).
WHEREAS, the Borrower is a party to that certain Term Loan Agreement, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”), among the Borrower, the Lenders party thereto, the Administrative Agent, the Collateral Agent and the Depositary;
WHEREAS, the Borrower (a) has requested that the Lenders, the Administrative Agent, the Collateral Agent, the Depositary and the current “Derivatives Creditors”, under and as defined in the Existing Loan Agreement (the “Existing Derivatives Creditors”), amend and restate the Existing Loan Agreement on the terms and conditions set forth herein and (b) wishes to borrow loans from the Lenders in order to (i) refinance the Initial Portfolio Railcars and related Leases that are currently “Portfolio Railcars” and “Portfolio Leases”, in each case, under and as defined in the Existing Loan Agreement (collectively, the “Existing Portfolio”), and (ii) finance the purchase by the Borrower of the other Initial Portfolio Railcars and related Leases (collectively, the “Additional Portfolio”); and
WHEREAS, (a) the Lenders, the Administrative Agent, the Collateral Agent, the Depositary and the Existing Derivatives Creditors agree to amend and restate the Existing Loan Agreement subject to the terms and conditions set forth herein and (b) the Lenders desire to make loans to the Borrower subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01    Defined Terms. The following terms, as used herein, have the following meanings:
“A.A.R.” means the Association of American Railroads, and its successors.

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“Accounts” means, collectively, the Collection Account, the Modifications and Improvements Account, the Operating Expenses Account, the Optional Reinvestment Account and the Liquidity Reserve Account.
“Additional Collateral Certificate” means a certificate substantially in the form of Exhibit A-2 hereto, with appropriate insertions and deletions or with such other changes as may be reasonably agreed to by the Collateral Agent (acting at the direction of the Administrative Agent) and the Administrative Agent, and which certificate contains a description of the Railcars and related Leases which are to become Portfolio Railcars and Portfolio Leases after the Restatement Closing Date, as the case may be.
“Additional Portfolio” has the meaning set forth in the recitals hereto.
“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as agent for the Lenders hereunder and under the other Loan Documents, and its successor or successors in such capacity.
“Administrative Agent Fee” has the meaning set forth in the Administrative Agent Fee Letter.
“Administrative Agent Fee Letter” means that certain Amended and Restated Administrative Agent Fee Letter, dated as of the Restatement Closing Date, between the Administrative Agent and the Borrower.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth and identified as such in Schedule 11.01, or such other address and account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Services Agreement” means the Administrative Services Agreement, dated as of the Closing Date, between the Borrower and TILC, as administrator (in such capacity, the “Administrator”).
“Administrator” has the meaning set forth in the definition of “Administrative Services Agreement”.
“Advance” means the Advance Rate multiplied by the Aggregate Original Value of the Initial Portfolio Railcars.
“Advance Rate” means 66.2%.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, Controls such Person (including all directors and officers of

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such Person) (a “Controlling Person”) or (ii) any other Person which is Controlled by or is under common Control with a Controlling Person.
“Aggregate Original Value” means, as of any date of determination with respect to any specified group of Railcars, the aggregate of the Original Values of all such Railcars.
“Aggregated Default Interest” has the meaning set forth in Section 2.05(a).
“Agreement” means this Amended and Restated Term Loan Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.
“Allocable Debt” means, with respect to any Railcar as of any date of determination, the product of (x) the Allocable Percentage related to such Railcar immediately prior to such date, and (y) the aggregate outstanding principal amount of the Loans as of such date.
“Allocable Percentage” means, with respect to any Railcar as of any date of determination, a fraction, expressed as a decimal carried to five (5) decimal places, equal to the quotient of (x) the Original Value for such Railcar divided by (y) the Aggregate Original Value of all Portfolio Railcars.
“Anti-Corruption Laws” has the meaning set forth in Section 5.25(b).
“Anti-Terrorism Laws” has the meaning set forth in Section 5.25(b).
“Applicable Alternate Rate” means, with respect to the Loans for any day during any Interest Period, the sum of (i) the Federal Funds Rate for such day, plus (ii) 50 basis points (0.50%) per annum, plus (iii) the Applicable Facility Margin.
“Applicable Facility Margin” means, with respect to the Loans at any time, 150 basis points (1.50%) per annum.
“Applicable Law” means, with reference to any Person, all laws (foreign or domestic), statutes, rulings, codes, ordinances and treaties, including the FRA and the Interchange Rules, and all judgments, decrees, injunctions, writs and orders of any court, arbitrator or other Governmental Authority, and all rules, regulations, orders, interpretations, directives, licenses and permits of any governmental body, instrumentality, agency or other regulatory authority applicable to such Person or its property or in respect of its operations.
“Applicable Rate” means, with respect to the Loans for any day during any Interest Period, the sum of (i) Daily Simple SOFR for such day, plus (ii) the Applicable Facility Margin.
“Appraised Fair Market Value”, with respect to any Railcar, means the fair market value of such Railcar, expressed in terms of Dollars, determined by the Independent Appraiser to be the amount, using an income approach “desk-top appraisal”, that may reasonably be expected for property exchanged between a willing buyer and a willing seller with equity to both, neither under any compulsion to buy or sell and both fully aware of all relevant, reasonably ascertainable facts.

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“Approved Fund” means (i) with respect to any Lender, an entity (whether a corporation, partnership, limited liability company, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is managed by such Lender or an Affiliate of such Lender, and (ii) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Approved Successor Administrative Agent” has the meaning set forth in Section 10.09.
“Asset Disposition” means any sale, lease or other disposition by the Borrower (other than the lease of a Railcar pursuant to an Eligible Lease) of any Portfolio Railcar, Portfolio Lease or other item of Collateral, whether by sale (including a Permitted Discretionary Sale), lease, transfer, Event of Loss, Condemnation or otherwise (for the avoidance of doubt, not including a Casualty but including any subsequent sale of a Railcar subject to a Casualty).
“Assignment and Acceptance” means an Assignment and Acceptance, substantially in the form of Exhibit C hereto, under which an interest of a Lender hereunder is transferred to an Eligible Assignee pursuant to Section 11.06(b).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.06(c)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliate (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as amended, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor

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relief laws of the United States or other applicable jurisdiction from time to time affecting the rights of creditors generally.
“basis point” means one-hundredth of a percent (0.01%).
“Benchmark” means, initially, Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.06(c)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such

[Amended and Restated Term Loan Agreement]
Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of

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information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.06(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.06(c).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership setting forth the individual(s) controlling and/or having direct or indirect ownership of the Borrower as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Bill of Sale” means a bill of sale delivered to the Borrower from the applicable Seller with respect to a Railcar and, if applicable, any related Lease, in connection with the Borrower’s purchase of such Railcar and related Lease from such Seller.
“Books and Records” has the meaning set forth in Section 6.11.
“Books and Records Inspection” has the meaning set forth in Section 6.11.
“Borrower” means Trinity Rail Leasing 2023 LLC, a Delaware limited liability company.
“Borrowing” means the borrowing of Loans pursuant to Section 2.01 hereof.
“Business Day” means any day excluding (a) Saturday, (b) Sunday, (c) any day on which the Federal Reserve Bank of New York is closed and (d) a day on which banking institutions are authorized or required by law, executive order or governmental decree to close in New York, New York, Dallas, Texas, Cincinnati, Ohio, or Charlotte, North Carolina.
“Calculation Date” means the last day of each calendar month.
“Capital Contributions” means contributions of cash or property to the Borrower from its members.
“Capital Lease” of any Person means any lease of property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.
“Cash Equivalents” means (i) marketable direct obligations issued by, or fully and unconditionally guaranteed by, the United States of America or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition, (ii) certificates of deposit, demand or time deposits, eurocurrency time deposits or overnight bank deposits having maturities of one year or

[Amended and Restated Term Loan Agreement]
less from the date of acquisition issued by any United States commercial bank having a long-term senior unsecured debt rating of at least “A” by S&P or “A3” by Moody’s (or equivalent ratings by another nationally recognized credit rating agency if both such corporations are not in the business of rating long-term senior unsecured debt of commercial banks), (iii) commercial paper of an issuer rated at the time of acquisition at least “A-1” by S&P or “P1” by Moody’s or carrying an equivalent rating by an internationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition, (iv) repurchase obligations of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States of America, (v) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at the time of acquisition at least “A-1”+ by S&P or “P1” by Moody’s or carrying an equivalent rating by an internationally recognized rating agency, (vi) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by a commercial bank satisfying the requirements of clause (ii) of this definition or (vii) shares of money market mutual or similar funds that are registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and operated in accordance with Rule 2a-7 thereunder and that, at the time of such investment, are rated “Aaa” by Moody’s and/or “AAA” by S&P (or equivalent ratings by another nationally recognized credit rating agency if both such corporations are not in the business of rating shares of money market mutual or similar funds described above) or invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition.
“Cash Flow” means all amounts paid or payable by or on behalf of, or credited to, the Borrower from any source under or in respect of a Lease or otherwise from the ownership or operation of the Portfolio, including, without limitation, Monthly Rent, Net Cash Proceeds, service charges, rentals, Railroad Mileage Credits, indemnification amounts paid or payable pursuant to the Purchase and Contribution Agreement, delivery costs reimbursed by a Lessee and cancellation or penalty payments, as well as all other amounts paid under each Lease or any other Lease Document as reimbursement, indemnity, fees or commissions, or on account of assumed financial responsibility or liability or otherwise, but excluding any Excepted Payments and any Trinsight/RSI Fees.
“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to any Portfolio Railcar or other item of Collateral constituting a partial loss.
“Casualty Insurance Policy” means any insurance policy maintained by or on behalf of the Borrower covering losses with respect to Casualties involving one or more Portfolio Railcars or other items of Collateral.

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“Casualty Proceeds” means all proceeds under any Casualty Insurance Policy, and all other insurance proceeds, damages, awards, claims and rights of action of the Borrower with respect to any Casualty.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Change of Control” means TILC shall cease to own directly 100% of the Equity Interests of the Borrower on a fully diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable).
“Closing Date” means June 12, 2023.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and Treasury Regulations issued thereunder, in each case as in effect from time to time. Reference to particular sections of the Code shall be construed also to refer to any successor sections.
“Collateral” means all of the property which is subject or is purported to be subject to the Liens granted by the Collateral Documents.
“Collateral Agent” means U.S. Bank Trust Company, National Association in its capacity as collateral agent and representative for the Protected Parties under the Security Agreement and the Depository Agreement.
“Collateral Documents” means, collectively, the Security Agreement, the Depository Agreement, any additional pledges, security agreements, or mortgages required to be delivered pursuant to the Loan Documents and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.
“Collection Account” means the “Collection Account” established by the Depositary pursuant to the Depository Agreement.

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“Commitment” means, with respect to any Lender, the commitment amount of such Lender as of the Restatement Closing Date, in an aggregate principal amount equal to the amount identified as its Commitment on Schedule 1.01 hereto or in the applicable Assignment and Acceptance, and as increased by the additional commitment amount (if any) of such Lender as of any Increased Amount Date.
“Commitment Percentage” means, for each Lender, the percentage of the aggregate Commitments of all Lenders represented by such Lender’s Commitment.
“Competitor of the Borrower” means:
    (a)    a Person who either (i) is engaged in the railcar operating leasing, management, servicing or manufacturing business or (ii) has a material non-passive investment interest (whether held directly or indirectly) in, or is otherwise an Affiliate of, a Person that is engaged in the railcar operating leasing, management, servicing or manufacturing business; provided, however, that a Person which is a commercial bank, savings institution, insurance company, trust company or national banking association or an Affiliate of any thereof, in each case acting for its own account, shall be deemed not to be a Competitor of the Borrower, and for the avoidance of doubt, Wells Fargo shall be deemed not to be a Competitor of the Borrower; and
    (b)    such other Persons as may, from time to time, be mutually agreed (each party acting reasonably) by the Borrower and the Administrative Agent (acting at the direction of the Required Lenders).
“Compliance Certificate” has the meaning set forth in Section 6.01(i).
“Concentration Limits” means the concentration limits set forth in Schedule A.
“Condemnation” means any taking of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.
“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof with respect to any Portfolio Railcar or other item of Collateral.
“Conforming Changes” means, with respect to either the use or administration of Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Applicable Alternate Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and

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administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any indenture, loan agreement, mortgage, deed of trust, contract or other agreement, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is bound. Contractual Obligation does not include obligations under the Loan Documents.
“Control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Interests, by contract or otherwise. “Controlled” and “Controlling” have meanings correlative to the foregoing.
“Corporate Base Rate” means for any day, the higher of (i) the prime rate per annum announced from time to time by The Wall Street Journal in effect on such day or (ii) the Federal Funds Rate plus 100 basis points, but in any event no less than zero. (The Corporate Base Rate is not intended to represent the lowest rate charged by any Lender for extensions of credit.)
“Credit Exposure” means, for any Lender, the aggregate principal balance of the outstanding Loans held by such Lender on the applicable date of determination.
“Credit Obligations” means, without duplication:
(i)    all principal of and interest (including, without limitation, any interest which accrues after the commencement of any bankruptcy or insolvency proceeding with respect to the Borrower, whether or not allowed or allowable as a claim under the Bankruptcy Code) on any Loan under, or any Note issued pursuant to, this Agreement or any other Loan Document;
(ii)    all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by the Borrower (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to the Borrower, whether or not allowed or allowable as a claim under the Bankruptcy Code) pursuant to this Agreement or any other Loan Document;
(iii)    all expenses of the Administrative Agent and the Collateral Agent as to which the Administrative Agent or the Collateral Agent has a right to reimbursement under Section 11.04 of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral; and

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(iv)    all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 11.05 of this Agreement or under any other similar provision of any other Loan Document;
together in each case with all renewals, modifications, consolidations or extensions thereof.
“Creditor” means, without duplication, each Lender, each Derivatives Creditor, the Administrative Agent, the Collateral Agent, each Protected Party and each Indemnitee and their respective successors and assigns, and “Creditors” means any two or more of such Creditors.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of business), (v) the capitalized amount of all Capital Leases of such Person that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (vi) all obligations (other than obligations in respect of like kind exchanges) of such Person in respect of securities repurchase agreements or otherwise to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, (vii) all non-contingent obligations (and, for purposes of Section 7.01, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers’ acceptance or similar instrument, (viii) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the

[Amended and Restated Term Loan Agreement]
proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person; provided that the amount of any Debt of others that constitutes Debt of such Person solely by reason of this clause (viii) shall not for purposes of this Agreement exceed the greater of the book value or the fair market value of the properties or assets subject to such Lien, (ix) all Guaranty Obligations of such Person, (x) all Disqualified Stock of such Person, (xi) all Derivatives Obligations of such Person and (xii) the Debt of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under Applicable Law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such person shall not be liable therefor.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Margin” means 200 basis points (2.00%) per annum.
“Depositary” means U.S. Bank National Association, or a successor thereto appointed pursuant to the Depository Agreement.
“Depository Agreement” means the Depository Agreement, dated as of the Closing Date, among the Borrower, the Administrative Agent, the Collateral Agent and the Depositary.
“Derivatives Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.
“Derivatives Creditor” means any entity which is either (i) a Person that is a Lender or an Affiliate of a Lender on the date on which the related Derivatives Agreement was entered into by the Borrower, or (ii) any other entity which (a) on the date of entering into any Derivatives Agreement (x) is an interest rate swap dealer that has been approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) or (y) has a long-term senior unsecured debt rating of not less than “A+” by Fitch and not less than “A1” by Moody’s or such other long-term rating or short-term rating as has been approved by the Administrative Agent in writing in its sole discretion; and (b) in the Derivatives Agreement to

[Amended and Restated Term Loan Agreement]
which it is a party, (x) consents to the assignment of the Borrower’s rights under such Derivatives Agreement to the Collateral Agent pursuant to the Security Agreement and (y) in the case of a Person described in clause (ii)(a)(y) above, agrees that in the event that Moody’s or Fitch, as applicable, shall reduce or withdraw its long-term or short-term senior unsecured debt rating described in clause (ii)(a)(y) above, within thirty (30) Business Days of such downgrade or withdrawal, it shall transfer its rights and obligations under each Derivatives Agreement to another entity that meets the requirements provided in clause (i) hereof or clauses (ii)(a) and (ii)(b) hereof and which has entered into a Derivatives Agreement with the Borrower on or prior to the date of such transfer.
“Derivatives Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under the Bankruptcy Code) of such Person in respect of any Derivatives Agreement.
“Derivatives Termination Value” means, after actually taking into account the effect of any legally enforceable netting agreements relating to such Derivatives Agreement, the amount payable by (in which case the amount shall be positive) or payable to (in which case the amount shall be negative), the Borrower as a result of the termination, in whole or in part, of such Derivatives Agreement.
“Derivatives Trigger Event” means failure by the Borrower to comply with its obligations set forth in Section 2.13(a).
“Disqualified Stock” of any Person means any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise, (B) is convertible into or exchangeable for Debt or Disqualified Stock or (C) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in whole or in part.
“Division” has the meaning set forth in Section 1.03.
“Dollars” and the sign “$” means lawful money of the United States.
“DSCR” or “Debt Service Coverage Ratio” means on each DSCR Test Date, the ratio of (i) the aggregate amount of (A) Monthly Rent, Railroad Mileage Credits, car hire payments, net payment to the Borrower under Derivatives Agreements, interest earned on deposits in the Accounts, Servicer Advances received by the Borrower, Operating Expense Reserve Amounts from the Operating Expenses Account, and (subject to the limitation contained in the last sentence of Section 7.12(b)(iii)) cash Capital Contributions, in each case deposited into the Collection Account during the applicable DSCR Calculation Period, less (B) the aggregate amount of (1) (x) Operating Expenses (excluding Operating Expenses that are reimbursable by a Lessee under a Lease) and (y) amounts deposited into the Operating Expenses Account pursuant to clause ninth of Section 2.07(c)(i) or clause eighth of Section 2.07(c)(ii) (other than any

[Amended and Restated Term Loan Agreement]
amounts deposited from the proceeds of cash Capital Contributions) (collectively, “Operating Expense Reserve Amounts”), (2) any Servicer’s Fees, (3) any Administrative Agent Fee, and (4) reimbursement of Servicer Advances pursuant to Section 2.07(c)(i) or Section 2.07(c)(ii), as applicable, in each case during the applicable DSCR Calculation Period, over (ii) the aggregate amount of (X) scheduled interest accrued on the Loans during such DSCR Calculation Period and any Derivatives Obligations accrued during such DSCR Calculation Period (in each case, whether or not actually paid during such period), plus (Y) the aggregate amount of Required Principal Payment Amounts scheduled to be paid on each Settlement Date occurring during such DSCR Calculation Period. For the avoidance of doubt, with respect to any DSCR Test Date occurring prior to the DSCR Test Date occurring on October 31, 2025, the DSCR shall be calculated to include all corresponding applicable amounts under the Existing Loan Agreement during the applicable DSCR Calculation Period.
“DSCR Calculation Period” means, with respect to any DSCR Test Date, the trailing 6 month period ending on such DSCR Test Date.
“DSCR Cure” has the meaning set forth in Section 7.12(b)(ii).
“DSCR Failure” has the meaning set forth in Section 7.12(b)(i).
“DSCR Minimum” means one point one five to one (1.15:1.00).
“DSCR Test Date” means (a) the Calculation Date occurring on the last day of the calendar month in which the Restatement Closing Date occurs and (b) each Calculation Date thereafter.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means:
(i)    any Lender or any Affiliate of a Lender;
(ii)    any Approved Fund; or

[Amended and Restated Term Loan Agreement]
(iii)    a commercial bank, insurance company, specialized lending fund or other financial institution, in each case, that is regularly engaged in making, purchasing, holding or otherwise investing in commercial loans approved in writing by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and, so long as no Event of Default has occurred and is continuing, the Borrower (such approval not to be unreasonably withheld or delayed) and having (together with its Affiliates) total assets in excess of $500,000,000;
provided, (x) the Borrower, any Affiliate of the Borrower, or any party working in concert with the Borrower or any Affiliate of the Borrower shall not be an Eligible Assignee and (y) so long as no Event of Default has occurred and is continuing at the time of the relevant transfer, a Competitor of the Borrower shall not be an Eligible Assignee without the prior written consent of the Borrower, which consent may be withheld at the Borrower’s sole discretion.
    “Eligible Green Assets” means Portfolio Railcars which meet the criteria set forth in the Framework.
“Eligible Lease” means, as of any date of determination, a Lease:
(i)    which constitutes an operating lease in accordance with GAAP;
(ii)    under which the Lessee is a Person (other than a natural Person) organized under the laws of the United States (or any state thereof or the District of Columbia), Canada (or any province thereof) or Mexico (or any state thereof) or otherwise approved in writing by the Administrative Agent as evidenced by the approval of the related Funding Package;
(iii)    which provides for payment in Dollars;
(iv)    which complies with all Applicable Laws of the jurisdiction in which it was originated;
(v)    which represents the legal, valid and binding obligation of the Lessee thereunder, is enforceable against such Lessee in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and to general equitable principles) and was duly executed by parties having legal capacity to do so;
(vi)    which is not the subject of, and with respect to which there does not exist any actions, suits, investigations or legal, equitable or arbitrative or administrative proceedings against or materially adversely affecting the Borrower or the Servicer (other than Lessee bankruptcy filings);
(vii)    which has not been satisfied, subordinated or rescinded and remains in full force and effect;

[Amended and Restated Term Loan Agreement]
(viii)    in respect of which the Security Agreement is effective to create a valid and perfected first priority Lien in favor of the Collateral Agent, subject only to Permitted Liens;
(ix)    which, upon becoming a Portfolio Lease (or, in the case of a Portfolio Lease in the Existing Portfolio, on the Restatement Closing Date), shall not violate the Concentration Limits; and
(x)    under which there is no Lease Event of Default relating to payments which are more than sixty (60) days past due or Lessee bankruptcy filings, in each case, as of the date such Lease becomes a Portfolio Lease (or, in the case of a Portfolio Lease in the Existing Portfolio, on the Restatement Closing Date), other than as disclosed to and approved by the Administrative Agent.
“Eligible Railcar” means, as of any date of determination any Railcar:
(i)    that at the time such Railcar becomes a Portfolio Railcar (or, in the case of a Portfolio Railcar in the Existing Portfolio that is subject to a Lease on the Restatement Closing Date, on the Restatement Closing Date), such Railcar is leased to a third party pursuant to a Lease which is an Eligible Lease; provided that, for the avoidance of doubt, any Portfolio Railcar in the Existing Portfolio that is not subject to a Lease on the Restatement Closing Date shall not be subject to the Eligible Railcar criteria in this clause (i);
(ii)    which, upon becoming a Portfolio Railcar (or, in the case of a Portfolio Railcar in the Existing Portfolio, on the Restatement Closing Date), shall not cause the violation of the Concentration Limits; and
(iii)    in respect of which the Security Agreement is effective to create a valid and perfected first priority Lien in favor of the Collateral Agent, subject only to Permitted Liens.
“Environmental Laws” means any legal requirement of any Governmental Authority pertaining to (i) the protection of health, safety, and the environment, (ii) the conservation, management, damage to or use of natural resources and wildlife, (iii) the protection or use of surface water and groundwater or (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29

[Amended and Restated Term Loan Agreement]
USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300f et seq., any analogous implementing or successor law, any comparable state, local and regional laws, and any amendment, rule, regulation, order or directive issued thereunder.
“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.
“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“Erroneous Payment” has the meaning set forth in Section 10.11(a).
“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 10.11(d).
“Erroneous Payment Impacted Class” has the meaning set forth in Section 10.11(d).
“Erroneous Payment Return Deficiency” has the meaning set forth in Section 10.11(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning set forth in Section 9.01.
“Event of Loss”, with respect to any Portfolio Railcar, means any of the following events:

[Amended and Restated Term Loan Agreement]
(i)    during the term of any Lease with respect to such Railcar, such events with respect to such Railcar as are included in the definition of “Destroyed,” “Event of Loss,” “Total Loss,” or any equivalent term, as the case may be, in such Lease; and
(ii)    when no Lease of such Railcar is in effect, any of the following events with respect to such Railcar:
(A)    loss of such Railcar or the use of such Railcar for a period in excess of 180 days due to destruction of or damage to such Railcar or any other casualty which renders repair uneconomic or which renders such Railcar permanently unfit for normal use;
(B)    any damage to such Railcar which results in the receipt of Net Cash Proceeds by the Administrative Agent or the Collateral Agent with respect to such Railcar on the basis of an actual, constructive or compromised total loss;
(C)    the theft or disappearance of such Railcar for a period in excess of 180 consecutive days;
(D)    the confiscation, seizure of or requisition or taking of title to or other Condemnation of such Railcar by any Governmental Authority other than an instrumentality or agency of the United States whose obligations bear the full faith and credit of the United States, for a period of more than 365 consecutive days; or
(E)    as a result of any law, rule, regulation, order or other action by the STB or other Governmental Authority having jurisdiction, use of such Railcar in the normal course of business of rail transportation is prohibited for a period of longer than 365 consecutive days;
provided that upon the earliest of (i) the date the Borrower or the Servicer reasonably determines that no corresponding Lessee, insurance or other third party payment will be received in respect of such “Event of Loss”, (ii) the date that such payment is actually received (or, if directed by the Servicer to be deposited into the Optional Reinvestment Account, the date that such payment, to the extent not used in a reinvestment, is released to the Collection Account) or (iii) the one-year anniversary of the date that the Borrower or the Servicer has Knowledge that such “Event of Loss” has occurred, such Railcar shall be deemed to have suffered an “Event of Loss” and the Borrower or the Servicer will identify and designate such Railcar as an “Event of Loss Unit” on the Monthly Report relating to the monthly period in which any of the foregoing occurs.
“Excepted Payments” has the meaning set forth in the Security Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

[Amended and Restated Term Loan Agreement]
“Excluded Tax” means any of the following Taxes imposed on or with respect to a Protected Party or required to be withheld or deducted from a payment to a Protected Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Protected Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Taxes imposed as a result of a present or former connection between such Protected Party and the jurisdiction imposing such Tax (other than connections arising from such Protected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.08) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Protected Party’s failure to comply with Section 3.01(d) or (g), and (d) any U.S federal withholding Taxes imposed under FATCA.
“Existing Derivatives Creditors” has the meaning set forth in the recitals hereto.
“Existing Loan Agreement” has the meaning set forth in the recitals hereto.
“Existing Loans” has the meaning set forth in Section 2.01.
“Existing Portfolio” has the meaning set forth in the recitals hereto.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current and future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if

[Amended and Restated Term Loan Agreement]
the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letters” means the Administrative Agent Fee Letter, the Lender Fee Letter and any other letter agreement entered into between the Borrower and a Lender or an Affiliate of a Lender.
“Fitch” means Fitch, Inc., or any successor that is a nationally recognized statistical rating organization.
“Floor” means a rate of interest equal to 0.00%.
“Follow-On Lease” has the meaning set forth in Section 6.13.
“FRA” means the Federal Railroad Administration Rules and Regulations, as such regulations are amended from time to time, or corresponding provisions of future regulations.
“Framework” means Trinity Industries Leasing Company’s Green Financing Framework, published January 2021 at https://s25.q4cdn.com/774532758/files/doc_downloads/2021/01/TILC_Green-Financing-Framework_vF.pdf, which is in alignment with the Green Bond Principles administered by the International Capital Markets Association and the Green Loan Principles developed by the Loan Market Association, Loan Syndications and Trading Association, and Asia Pacific Loan Market Association.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Funding Package” means with respect to each Railcar:
(i)    a copy of all related Leases; and
(ii)    for each Railcar to be purchased or otherwise acquired by the Borrower (and for each Railcar in the Existing Portfolio to be refinanced on the Restatement Closing Date), a current (within 90 days) Independent Appraisal evidencing the Original Value of such Railcar;
provided that to the extent one or more Lease Documents relating to a Railcar that is or is intended to be subject to a Lease that will become a Portfolio Lease on the Restatement Closing Date has not been executed at the time such Funding Package is delivered to the Administrative Agent, drafts of such documents may be included in such Funding Package, and provided, further, that if drafts of the foregoing are submitted, final versions of such documents must be received by the Administrative Agent at least three days prior to the Restatement Closing Date.
“GAAP” means at any time generally accepted accounting principles as then in effect in the United States.

[Amended and Restated Term Loan Agreement]
“Governmental Authority” means any federal, state, local, provincial or foreign government, authority, agency, central bank, quasi-governmental or regulatory authority, court or other body or entity, and any arbitrator with authority to bind a party at law.
“Green Loan Principles” means those principles dated February 2023 that have been launched by the Loan Market Association, Loan Syndications and Trading Association, and Asia Pacific Loan Market Association and publicly promulgated at www.lma.eu.com, as such principles may be amended, re-enacted or replaced.
“Green Loan Report” means the required annual reporting within Schedule 7.1(e) of the TILC Servicing Agreement related to the underlying Portfolio Railcars’ alignment to the eligibility criteria laid out in the Framework.
“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guarantying, intended to guaranty, or having the economic effect of guarantying, any Debt of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Debt or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Debt of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Debt or (iv) to otherwise assure or hold harmless the owner of such Debt or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Debt in respect of which such Guaranty Obligation is made.
“Illegality Notice” has the meaning set forth in Section 3.06(b).
“Increased Amount Date” has the meaning set forth in Section 2.14(a).
“Increased Cost” has the meaning set forth in Section 3.03(a).
“Indemnified Liabilities” has the meaning set forth in Section 11.05.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 11.05.
“Independent Appraisal” means a document addressed to the Administrative Agent at the address for appraisals set forth in Schedule 11.01 executed by an Independent Appraiser setting

[Amended and Restated Term Loan Agreement]
forth the Appraised Fair Market Value of the Railcar or other item of equipment being appraised and the data and explanation, all in reasonable detail, supporting such Appraised Fair Market Value.
“Independent Appraiser” means (i) RailSolutions, Inc. or (ii) any independent railcar appraisal expert of recognized standing selected by the Borrower and approved by the Administrative Agent (at the direction of the Required Lenders), or if an Event of Default has occurred and is continuing, selected by the Administrative Agent; provided that RailSolutions, Inc. shall be the Independent Appraiser with respect to the Independent Appraisals delivered in accordance with Section 4.02(h) in connection with the Restatement Closing Date.
“Initial Portfolio Railcar” means an Eligible Railcar included in the Portfolio on the Restatement Closing Date and listed on Schedule 1.01A (collectively, the “Initial Portfolio Railcars”). For the avoidance of doubt, the Initial Portfolio Railcars include both the Railcars in the Existing Portfolio and the Railcars in the Additional Portfolio.
“Initial Principal Amount” means $1,050,000,000.
“Insolvency Event” means any condition or event set forth in Section 9.01(g) (without giving effect to any cure or grace periods therein).
“Interchange Rules” means the interchange rules and supplements thereto promulgated by the A.A.R., as in effect from time to time.
“Interest Period” means, with respect to each Loan made pursuant to this Agreement (including, for the avoidance of doubt, the Existing Loans) (i) initially, the period commencing on (and including) the Restatement Closing Date and ending on (but excluding) the first Settlement Date thereafter, and (ii) thereafter, the period from (and including) the last day of the immediately preceding Interest Period to (but excluding) the next succeeding Settlement Date; provided that the final Interest Period shall end on (but exclude) the Termination Date.
“Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Debt, securities or otherwise) of assets, Equity Interests, bonds, notes, debentures, time deposits or other securities of such other Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits made in connection with the purchase of equipment or inventory in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including by way of Guaranty Obligations of any obligation of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person or any release, cancellation, compromise or forgiveness in whole or in part of any Debt owing by such Person.
“Joinder Agreement” means each joinder agreement entered into to effect the New Term Loan Commitments in form and substance reasonably acceptable to the Borrower, the New Term Loan Lenders and the Administrative Agent.

[Amended and Restated Term Loan Agreement]
“Knowledge” means (i) an individual will be considered to have “Knowledge” of a fact or matter if the individual is actually aware of the fact or matter; and (ii) an entity will be considered to have “Knowledge” of a fact or matter if any individual who is serving as a director, manager or senior executive officer (or, in the case of the Collateral Agent or the Depositary, a Responsible Officer) of that entity is, or was at any time while serving in such official capacity, actually aware of the fact or matter.
“Lease” means, with respect to any Railcar, and only to the extent it relates to such Railcar (i) any lease entered into by the Borrower, as lessor, and any and all supplements and amendments related thereto or (ii) any such lease transferred to the Borrower pursuant to the Purchase and Contribution Agreement. Any specified schedule to a master lease agreement identifying Railcar(s) thereto shall be considered to be a separate “Lease.”
“Lease Default” means the occurrence of any default (other than a default which has been waived in compliance with Section 7.14, excluding the proviso therein) under a Lease which is not or has not become, through the giving of notice and/or passage of time or otherwise, a Lease Event of Default.
“Lease Documents” means (i) each of the Leases and (ii) each other document, certificate or opinion delivered or caused to be delivered to or for the benefit of the Borrower pursuant thereto.
“Lease Event of Default” means any default (other than a default which has been waived with the specific written consent of the Administrative Agent (at the direction of the Required Lenders) under Section 7.14, excluding the proviso thereof) under a Lease which, through the giving of notice, the passage of time or otherwise, has become an “event of default” or similar term (as defined and used in such Lease) thereunder, it being the intention that a Lease Event of Default shall mean a default under a Lease as to which the cure period, if any, has expired or which has no cure period.
“Lease Notice Requirements” has the meaning set forth in Section 6.14(d).
“Lender” means any Person listed on Schedule 1.01 and shown as having a Commitment and any Person or an Eligible Assignee which thereafter acquires a Loan and Note (if any) hereunder in accordance with Section 11.06(b) and their respective successors.
“Lender Fee Letter” means that certain Lender Fee Letter, dated as of the Restatement Closing Date, among the Administrative Agent, the Lenders and the Borrower.
“Lessee” means any lessee under any Lease.
“Lessee Consent” has the meaning set forth in Section 6.14(e).
“Lessee Consent Requirements” has the meaning set forth in Section 6.14(e).
“Lessee Consent Trigger Event” means the occurrence of the event described in Section 6.14(e).

[Amended and Restated Term Loan Agreement]
“Lessee Notice” means a notice to a Lessee in writing that the applicable Lease has been assigned to the Collateral Agent under the Loan Documents for the benefit of the Protected Parties.
“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or memorandum of lien under the Uniform Commercial Code or comparable laws of any jurisdiction), including the interest of a purchaser of accounts receivable, chattel paper, payment intangibles or promissory notes. For the avoidance of doubt, a security interest granted by a Lessee on such Lessee’s leasehold interest with respect to any Railcar shall not be a “Lien” for purposes of this Agreement so long as such grant would not entitle the grantee to any interest in such Railcar (other than an interest in the Lessee’s leasehold interest as evidenced by the Lease) under Applicable Law.
“Liquidity Reserve Account” means the “Liquidity Reserve Account” established by the Depositary pursuant to the Depository Agreement.
“Liquidity Reserve Target Amount” means (i) as of the Restatement Closing Date and as of the first Settlement Date occurring after the Restatement Closing Date, an amount equal to (a) the Applicable Rate (as such rate may be reduced or increased after giving effect to the obligations of the Borrower under existing Derivatives Agreements entered into by the Borrower) divided by four multiplied by (b) the outstanding principal amount of the Loans as of the Restatement Closing Date, and (ii) as of each other Settlement Date, an amount equal to three times the sum of (a) the aggregate interest expense payable on the Loans for the Interest Period ending on such Settlement Date, minus (b) any amounts (other than any Derivatives Termination Value) owed to the Borrower as of such Settlement Date under any Derivatives Agreement, plus (c) any amounts (other than any Derivatives Termination Value) owed by the Borrower as of such Settlement Date under any Derivatives Agreement (for purposes of this calculation, the amounts referred to in clauses (b) and (c) shall only include amounts accruing during the Interest Period as to which the amount in clause (a) is computed).
“Loan” has the meaning set forth in Section 2.01, and shall include, unless the context shall otherwise require, each New Term Loan.
“Loan Documents” means this Agreement, the Fee Letters, the Notice of Borrowing, each Additional Collateral Certificate, each Qualifying Replacement Railcar Certificate, each Assignment and Acceptance, each Joinder Agreement, the Servicing Documents, the Administrative Services Agreement, the Notes, the Collateral Documents, the Lease Documents, the Purchase and Contribution Agreement, and the Marks Company Trust Agreement, collectively.
“Loan-to-Value Ratio” means, as of any LTV Test Date, the ratio of (i) the aggregate outstanding principal amount of the Loans as of such LTV Test Date to (ii) (x) the aggregate

[Amended and Restated Term Loan Agreement]
Appraised Fair Market Value of all Eligible Railcars that are Portfolio Railcars as of such LTV Test Date (based on the most recent Independent Appraisal conducted by the Independent Appraiser as of such LTV Test Date and, for the avoidance of doubt, excluding any Portfolio Railcars subject to a Casualty with respect to which amounts are on deposit in the Optional Reinvestment Account) plus (y) the amount on deposit in the Optional Reinvestment Account as of such LTV Test Date (other than any amounts deposited from the proceeds of cash Capital Contributions).
“LTV Breach” has the meaning set forth in Section 7.12(a)(i).
“LTV Cash Sweep Event” has the meaning set forth in Section 7.12(a)(i).
“LTV Cash Sweep Ratio Threshold” means 71.0%.
“LTV Cure” has the meaning set forth in Section 7.12(a)(ii).
“LTV Failure” has the meaning set forth in Section 7.12(a)(i).
“LTV Maximum Ratio” means 73.0%.
“LTV Test Date” means the last Business Day of April of each calendar year beginning on April 30, 2026.
“LTV Trigger Event” means the occurrence of the event described in Section 7.12(a)(i).
“Mandatory Prepayment Amount” means, as of the relevant Mandatory Prepayment Date, with respect to:
(i)    a Railcar Sale Trigger Event, 105% of the Allocable Debt attributable to the relevant Railcar(s) as of such date;
(ii)    an Event of Loss or a Lessee Consent Trigger Event, 100% of the Allocable Debt attributable to the relevant Railcar(s) as of such date; and
(iii)    a Derivatives Trigger Event, either (A) an amount such that, if a partial prepayment of the Loans had been made immediately prior to the occurrence of the Derivatives Trigger Event, such Derivatives Trigger Event would not have occurred, or (B) if such Derivatives Trigger Event would have occurred notwithstanding any such prepayment, the aggregate outstanding principal amount of the Loans as of such date.
“Mandatory Prepayment Date” means, with respect to:
(i)    an Event of Loss, the first Settlement Date falling after the date on which any loss proceeds are first received under the insurances (including from A.A.R.) or from the applicable Lessee or railroad or otherwise in respect of such Event of Loss, but in any event, no more than 180 days after such Event of Loss;

[Amended and Restated Term Loan Agreement]
(ii)    a Railcar Sale Trigger Event, the date such event occurred as set forth in the definition thereof;
(iii)    a Derivatives Trigger Event, the date falling 30 days after the date on which the Borrower notifies the Administrative Agent pursuant to Section 6.01(g), or the Administrative Agent notifies the Borrower, as applicable, of the occurrence of such event;
(iv)    a Lessee Consent Trigger Event, the date such event occurred as set forth in Section 6.14(e).
“Mandatory Prepayment Event” means the occurrence of any of the following: (i) an Event of Loss, (ii) a Railcar Sale Trigger Event, (iii) a Derivatives Trigger Event, or (iv) a Lessee Consent Trigger Event.
“Manufacturer” means the relevant manufacturer of each Railcar.
“Margin Stock” means “margin stock” as such term is defined in Regulation U.
“Marks” means identification marks of Railcars.
“Marks Company” means Trinity Marks Company, a Delaware statutory trust.
“Marks Company Servicing Agreement” means the Management and Servicing Agreement, dated as of May 17, 2001, between TILC and the Marks Company.
“Marks Company Trust Agreement” means the Amended and Restated Marks Company Trust Agreement, dated as of May 17, 2001, between TILC and Wilmington Trust Company.
“Material Adverse Effect” means (i) any material adverse effect upon the operations, business, properties or condition (financial or otherwise) of the Borrower (after taking into account any applicable insurance and any applicable indemnification (to the extent the provider of such insurance or indemnification has the financial ability to support its obligations with respect thereto and is not disputing or refusing to acknowledge the same)), (ii) a material adverse effect on the ability of the Borrower to consummate the transactions contemplated hereby to occur on the Restatement Closing Date, (iii) a material impairment of the ability of the Borrower to perform any of its obligations under any Loan Document or (iv) a material impairment of the validity or enforceability of the rights and benefits of the Lenders under any Loan Document.
“Maturity Date” means the fifth (5th) anniversary of the Restatement Closing Date.
“Maximum New Term Loan Commitment Amount” means, with respect to any Increased Amount Date, $525,000,000 less the amount of any New Term Loan Commitment established on a prior Increased Amount Date.
“Measuring Period”, as determined with respect to any Settlement Date, means the period from the second preceding Calculation Date to the then most recent Calculation Date; provided

[Amended and Restated Term Loan Agreement]
that the Measuring Period relating to the first Settlement Date after the Closing Date shall be from the Closing Date to the Calculation Date immediately preceding such Settlement Date.
“Minimum Loan Amount” means $250,000,000.
“Modifications and Improvements Account” means the “Modifications and Improvements Account” established by the Depositary pursuant to the Depository Agreement.
“Monthly Rent” means the aggregate amount of scheduled monthly (or other scheduled periodic) rent payments actually paid by each Lessee under the applicable Lease (excluding any Trinsight/RSI Fees) plus the aggregate amount (if any) applied from Security Deposits to cover such rent payments; provided that if any Lease requires scheduled payments of rent other than on a monthly basis, an amount of such rent shall be allocated to each month on a pro rata basis for the purpose of determining the aggregate amount of “Monthly Rent.”
“Monthly Report” means a report by the Borrower (or the Servicer on its behalf) in substantially the form of Exhibit A-3 hereto or such other form as may hereafter be agreed by the Borrower, the Servicer and the Administrative Agent (acting at the direction of the Supermajority Lenders), with appropriate insertions, or with such other changes as may be reasonably agreed to by the Administrative Agent (acting at the direction of the Supermajority Lenders).
“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.
“Net Cash Proceeds” means:
(i)    with respect to any Asset Disposition (other than pursuant to a Securitization), (A) the gross amount of cash proceeds (including the proceeds of any Condemnation Awards and Event of Loss but not including Casualty Proceeds (but including proceeds from a sale of a Railcar subject to a Casualty)) actually paid to or actually received by the Borrower in respect of such Asset Disposition (including any cash proceeds received as income or other proceeds of any noncash proceeds of any Asset Disposition as and when received), less (B) the sum of (x) the amount, if any, of all taxes (other than income taxes) (to the extent that the amount of such taxes shall have been set aside for the purpose of paying such taxes when due), and customary fees, brokerage fees, commissions, costs and other expenses (excluding all such fees, brokerage fees, commissions, costs and other expenses payable to any Affiliates of the Borrower other than as reimbursement for such amounts incurred for the benefit of the Borrower and paid by such Affiliates to unrelated third parties on behalf of the Borrower) that are incurred in connection with such Asset Disposition and are payable by the Borrower, but only to the extent not already deducted in arriving at the amount referred to in clause (i)(A) above, plus (y) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such Asset Disposition; and

[Amended and Restated Term Loan Agreement]
(ii)    with respect to any Securitization, the gross amount of cash proceeds paid to or received by the Borrower in respect of the closing of such Securitization, net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by the Borrower in connection therewith (other than those payable to any Affiliate of the Borrower).
    “New Term Loan Advance Rate” means the lesser of: (a) (i) the aggregate outstanding principal amount of the Loans (excluding, for the avoidance of doubt, the aggregate outstanding principal amount of any New Term Loans to be advanced on such Increased Amount Date) as of such Increased Amount Date divided by (ii) (x) the aggregate Appraised Fair Market Value of all Eligible Railcars that are Portfolio Railcars (based on the most recent Independent Appraisal conducted by the Independent Appraiser as of such Increased Amount Date and, for the avoidance of doubt, excluding any Portfolio Railcars subject to a Casualty with respect to which amounts are on deposit in the Optional Reinvestment Account and the New Term Loan Railcars that will become Portfolio Railcars on such Increased Amount Date) on such Increased Amount Date plus (y) the amount on deposit in the Optional Reinvestment Account as of such Increased Amount Date (other than any amounts deposited from the proceeds of cash Capital Contributions), and (b) the Advance Rate, in each case multiplied by the Aggregate Original Value of the New Term Loan Railcars.
    “New Term Loan Commitment” has the meaning set forth in Section 2.14(a).
    “New Term Loan Lender” has the meaning set forth in Section 2.14(a).
    “New Term Loan Railcars” has the meaning set forth in Section 2.14(b).
“New Term Loans” has the meaning set forth in Section 2.14(c).
“Non-Railcar Partial Prepayment” has the meaning set forth in Section 2.07(a)(i).
“Non-U.S. Lender” has the meaning set forth in Section 3.01(d)(ii).
“Note” and “Notes” means, a promissory note, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay outstanding Loans, as such note may be amended, modified, supplemented, extended, renewed or replaced from time to time.
“Notice of Borrowing” means a request by the Borrower for a Borrowing, substantially in the form of Exhibit A-1 hereto.
“Obligations” means, at any date, (i) all Credit Obligations and (ii) all Derivatives Obligations of the Borrower owed or owing to any Derivatives Creditor.
“OFAC” means the United States Department of Treasury, Office of Foreign Assets Control.

[Amended and Restated Term Loan Agreement]
“Operating Expense Reserve Amounts” has the meaning specified in the definition of “DSCR”.
“Operating Expenses” means with respect to any period (and without duplication): (a) with respect to the Portfolio, (i) storage, maintenance, test runs, repossession (whether or not successful), reconfiguration, refurbishment, repair expenses, shipping fuel, upgrade and integration expenses related to the Railcars, incurred by the Borrower or the Servicer (in its capacity as the Servicer under the Servicing Documents), including all expenses relating to compliance with Interchange Rules and including the fees and expenses of independent technicians and other experts retained for any of the foregoing purposes other than with respect to expenditures specifically agreed to be borne by the Servicer; (ii) insurance expenses related to the Portfolio Railcars, including all fees and expenses of insurance advisors and brokers; (iii) fees and expenses of independent advisors; (iv) outside legal counsel fees and expenses and other professional fees and expenses (A) related to litigation concerning any Railcar, (B) related to negotiations, documentation, legal opinions and other legal assistance normally requested by a lessor in connection with leasing a Railcar, (C) related to any actual or proposed amendment, workout, forbearance, repossession, foreclosure or other remedial action relating to any Railcar or (D) related to out of the ordinary course of business situations; (v) all amounts (including indemnities) payable by the Borrower pursuant to any Lease or termination thereof, or amounts payable by the Borrower pursuant to the sale of a Railcar; (vi) sales, use, property and other taxes (including any of those which may have been paid by the Servicer on behalf of the Borrower) payable in connection with the sale or lease of any Portfolio Railcar by or on behalf of the Borrower or otherwise payable by the Borrower, but excluding any sales, use, property or other taxes payable by the applicable Seller under the Purchase and Contribution Agreement; (vii) remarketing expenses and broker fees in connection with the actual or potential sale or lease of any Railcar, (viii) additional delivery expenses for any Railcar, to the extent that the actual delivery expenses for such Railcar exceed the estimated delivery expense amount included in the purchase price paid for any Railcar under the Purchase and Contribution Agreement (to the extent that the estimated delivery expense amount included in such purchase price for any Railcar exceeds the actual delivery expense amount for such Railcar, such excess amount shall be deducted from the total “Operating Expenses”), (ix) Required Modifications and the amount of modifications and improvements permitted to be funded under Section 6.08 (but excluding Optional Modifications) and (x) any Servicer Reimbursable Expenses, and (b) all other fees, costs and operating expenses of the Borrower including all day-to-day expenses and all capital costs, in each case to the extent actually incurred by the Borrower or the Servicer during such period.
“Operating Expenses Account” means the “Operating Expenses Account” established by the Depositary pursuant to the Depository Agreement.
“Optional Modification” has the meaning set forth in Section 6.08(d).
“Optional Reinvestment Account” means the “Optional Reinvestment Account” established by the Depositary pursuant to the Depository Agreement.

[Amended and Restated Term Loan Agreement]
“Organization Documents” means: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (ii) with respect to any limited liability company, the certificate of formation (or articles of organization, as the case may be) and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or other jurisdiction of its formation, in each case as amended from time to time.
“Original Lender” has the meaning set forth in Section 10.09.
“Original Value” means,
(i)    with respect to any Railcar that is an Initial Portfolio Railcar, the Appraised Fair Market Value of such Railcar as set forth in the Independent Appraisal provided as contemplated by Section 4.02(h); and
(ii)    with respect to any Replacement Railcar or additional Eligible Railcar as contemplated by Section 2.14, Section 7.12(a) or Section 7.12(b), the Appraised Fair Market Value of such Railcar as set forth in the Independent Appraisal provided in accordance with Section 2.14, Section 7.05, Section 7.12(a) or Section 7.12(b), as applicable.
provided, however, on and after an Event of Loss with respect to a Railcar, its Original Value will be deemed to be zero.
“Other Taxes” has the meaning set forth in Section 3.01(b).
“Part” or “Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature, which may from time to time be installed on, incorporated in or attached to, a Railcar and, so long as such items remain subject to this Agreement, all such items which are subsequently removed therefrom and which are owned by the Borrower.
“Participant Register” has the meaning set forth in Section 11.06(e).
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.
“Payment Default” means any condition or event described in Section 9.01(a) (without giving effect to any cure or grace periods therein).
“Payment Recipient” has the meaning set forth in Section 10.11(a).
“Pension Plan” means an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a “multiemployer plan” (as defined in Section 3(37) of ERISA), that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or

[Amended and Restated Term Loan Agreement]
any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute.
“Permit” means any license, permit, franchise, right or privilege, certificate of authority or order, or any waiver of the foregoing, issued or issuable by any Governmental Authority.
“Permitted Discretionary Acquisition” means the acquisition of one or more Railcars by the Borrower with the Net Cash Proceeds of a Permitted Discretionary Sale pursuant to which:
(i)    the Borrower has provided the Administrative Agent with advance written notice prior to the date of such Permitted Discretionary Sale that the Borrower, in good faith, intends to acquire Qualifying Replacement Railcars with the Net Cash Proceeds of such Permitted Discretionary Sale;
(ii)    at the time of such acquisition, no Event of Default has occurred and is continuing (unless this clause (ii) is waived by the Required Lenders);
(iii)    each Replacement Railcar that is acquired is a Qualifying Replacement Railcar;
(iv)    after giving effect to such acquisition, there is no (A) violation of the Concentration Limits, (B) LTV Failure (calculated on a pro forma basis), (C) DSCR Failure (calculated on a pro forma basis), (D) Utilization Failure or (E) Derivatives Trigger Event;
(v)    (a) the Borrower delivers to the Administrative Agent, with respect to each Replacement Railcar, the Funding Package and (b) the Supplemental Conditions shall have been satisfied or waived with respect thereto; and
(vi)    (a) (x) the sum of (I) the Aggregate Original Value of all Relinquished Railcars subject to the related Permitted Discretionary Sale (the Net Cash Proceeds of which are or will be used to acquire Replacement Railcars pursuant to such acquisition (the “Current Acquisition”)) plus (II) the Aggregate Original Value of all Relinquished Railcars subject to prior Permitted Discretionary Sales (the Net Cash Proceeds of which were used to acquire Replacement Railcars pursuant to prior Permitted Discretionary Acquisitions that were consummated in the same calendar year as the Current Acquisition), divided by (y) the Aggregate Original Value of all Initial Portfolio Railcars, shall not exceed 25%, and (b) (x) the sum of (I) the Aggregate Original Value of all Relinquished Railcars subject to the related Permitted Discretionary Sale (the Net Cash Proceeds of which are or will be used to acquire Replacement Railcars pursuant to such acquisition) plus (II) the Aggregate Original Value of all Relinquished Railcars subject to prior Permitted Discretionary Sales (the Net Cash Proceeds of which were used to acquire Replacement Railcars pursuant to prior Permitted Discretionary Acquisitions), divided by (y) the Aggregate Original Value of all Initial Portfolio Railcars, shall not exceed 50%.

[Amended and Restated Term Loan Agreement]
“Permitted Discretionary Sale” means a sale of one or more Railcars (including a sale to a Lessee pursuant to a Lessee purchase option in the applicable Lease) in which:
(i)    the Borrower has provided the Administrative Agent with advance written notice prior to the date of such sale that the Borrower (x) in good faith, intends to acquire Qualifying Replacement Railcars with the Net Cash Proceeds of such sale pursuant to a Permitted Discretionary Acquisition or (y) will make a Railcar Partial Prepayment pursuant to Section 2.07(a)(ii);
(ii)    at the time of such sale, no Event of Default has occurred and is continuing (unless this clause (ii) is waived by the Required Lenders); provided, however, the Borrower may continue to undertake sales of Railcars to Lessees pursuant to a Lessee purchase option in the applicable Lease;
(iii)    the Net Cash Proceeds with respect to any such sale (other than a sale to a Lessee pursuant to a Lessee purchase option in the applicable Lease or a sale in connection with a Railcar Partial Prepayment) (A) are paid by the purchaser of such Railcar(s) directly into the Optional Reinvestment Account, and (B) are equal to or greater than the aggregate of (x) the Mandatory Prepayment Amount and the Prepayment Premium (if any) that would be applicable to such sale as if it were a Railcar Sale Trigger Event (regardless of whether it is), and (y) all other amounts that would be required to partially prepay the Loans pursuant to Section 2.07(b) in the event such Railcar Sale Trigger Event occurs;
(iv)    after giving effect to such sale (and any Railcar Partial Prepayment in connection therewith), there is no (A) violation of the Concentration Limits, (B) LTV Failure (calculated on a pro forma basis), (C) DSCR Failure (calculated on a pro forma basis), (D) Utilization Failure or (E) Derivatives Trigger Event;
(v)    the consideration therefor is cash; and
(vi)    the aggregate outstanding principal amount of the Loans is not less than the Minimum Loan Amount, if a Mandatory Prepayment Event that would result from a Railcar Sale Trigger Event were to occur on or after the date of such sale (regardless of whether it does), and after giving effect to such prepayment.
“Permitted Liens” means with respect to any Portfolio Railcar: (i) the Liens granted by the Borrower to the Collateral Agent under the Loan Documents; (ii) the respective rights of a Lessee under the Lease with respect to such Railcar (including, for the avoidance of doubt, the rights of any sublessee of the Lessee, to the extent such sublease was entered into in accordance with the Lease); (iii) Liens for Taxes payable by the Borrower either not yet due or being contested in good faith by appropriate proceedings diligently conducted so long as such proceedings do not involve any imminent danger of the sale, forfeiture or loss of such Railcar or any interest therein; (iv) materialmen’s, suppliers’, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent or is being contested in good faith by appropriate

[Amended and Restated Term Loan Agreement]
proceedings diligently conducted so long as such proceedings do not involve any imminent danger of the sale, forfeiture or loss of such Railcar or any interest therein; (v) Liens arising out of judgments or awards against the Borrower that do not give rise to any Default or Event of Default and with respect to which there shall have been secured a stay of execution pending appeal or review; and (vi) customary salvage and similar rights of insurers under policies of insurance maintained with respect to the Collateral.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or an unincorporated association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Physical Inspection Report” means with respect to each Railcar, a physical inspection report of the Independent Appraiser or such other independent inspector mutually acceptable to the Borrower and the Administrative Agent (at the direction of the Required Lenders), which report shall set forth, among other things, the total number of hours and miles with respect to such Railcar.
“Portfolio” means, collectively, all of the Portfolio Railcars and the Portfolio Leases.
“Portfolio Lease” means a Lease with respect to a Portfolio Railcar (collectively, the “Portfolio Leases”).
“Portfolio Railcar” means, from time to time, each Railcar which is owned by the Borrower and which has been funded or refinanced in whole or in part by Loans hereunder or included as an Initial Portfolio Railcar, a Replacement Railcar or otherwise added to the Portfolio in accordance with Section 2.14, Section 7.05 or Section 7.12, but excluding, at such time, any Railcar that is no longer subject to the Lien of the Collateral Documents (collectively, the “Portfolio Railcars”).
“Prepayment Premium” means, with respect to Loans to be prepaid:
(i)    an amount equal to 1.00% of the aggregate amount of Loans prepaid or to be prepaid during the period from the Restatement Closing Date to but excluding the first anniversary thereof (provided that in the event of an Asset Disposition in connection with a term Securitization for which an Affiliate of a Lender acts as lead manager, placement agent, underwriter or similar role, the Prepayment Premium paid by the Borrower to such Lender in connection with such Asset Disposition shall be credited against any structuring fees or placement fees, purchaser discount or other underwriting fees payable by any of the Borrower or its Affiliates to such Affiliate of such Lender for its services as a lead manager, placement agent, underwriter or similar role in connection with such term Securitization); and
(ii)    zero at any time on or after the first anniversary of the Restatement Closing Date or in connection with any prepayment made to (and to the extent applied to) cure the breach of any covenant contained in Article VI or VII, including a DSCR

[Amended and Restated Term Loan Agreement]
Failure, LTV Failure or Utilization Failure or any prepayment made in connection with an Event of Loss.
“Protected Party” means, without duplication of any Person in a particular capacity, the Administrative Agent, the Collateral Agent, the Depositary, the Servicer, the TILC Insurance Manager, the Administrator, each Creditor and any participant, successor or permitted assign of any thereof.
“Purchase and Contribution Agreement” means that certain Purchase and Contribution Agreement, dated as of the Closing Date, by and among each Seller, as a seller, and the Borrower, as purchaser, as amended by that certain Amendment No. 1 to Purchase and Contribution Agreement, dated as of the Restatement Closing Date.
“Qualifying Replacement Railcar” means a Railcar or Railcars (in the aggregate) (i) the Aggregate Original Value of which must at least equal the aggregate of the Appraised Fair Market Value set forth in the most recent Independent Appraisal of the Relinquished Railcars at its or their time of sale, (ii) that must be under Lease (A) with a remaining lease term of at least equal to two-thirds of the remaining lease term of the Lease with respect to the Relinquished Railcar being sold and (B) which provides for Monthly Rent equal to or greater than the Monthly Rent of the Lease with respect to the Relinquished Railcar being sold; (iii) having at least a substantially comparable remaining economic useful life to the average remaining economic useful life of the Relinquished Railcar or Relinquished Railcars at the time of sale, (iv) after giving effect to the replacement with such Qualifying Replacement Railcars, the Borrower will be in compliance with the Concentration Limits and (v) is an Eligible Railcar; provided that, for the purposes of clause (ii) above, with respect to the sale and subsequent acquisition of more than one Railcar, the remaining lease term and Monthly Rent criteria shall be calculated using average (or in the case of Monthly Rent, average or total) values, based on the weighted Aggregate Original Value thereof (in the case of the Replacement Railcars) or on the aggregate of the Appraised Fair Market Value set forth in each most recent Independent Appraisal (in the case of the Relinquished Railcars).
“Qualifying Replacement Railcar Certificate” means a certificate substantially in the form of Exhibit A-4 hereto, with appropriate insertions and deletions or with such other changes as may be reasonably agreed to by the Administrative Agent, and which certificate contains a description of the Railcars and related Leases which are to become Portfolio Railcars and Portfolio Leases in connection with a Permitted Discretionary Sale (other than in connection with a Railcar Partial Prepayment) and a related Permitted Discretionary Acquisition.
“Railcar” means a covered hopper car, tank car, boxcar, flat car or other railcar or unit of railroad rolling stock (other than a locomotive), including (i) any and all Parts relating thereto and (ii) any Replacement Railcars and any and all Parts relating thereto, together with any and all accessions, additions, improvements and replacements from time to time incorporated or installed in any item thereof and together with all options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights and indemnifications relating to any of the foregoing.

[Amended and Restated Term Loan Agreement]
“Railcar Documentation” means with respect to each Railcar, (i) the documents (including microfilm), data, manuals, diagrams and other written information originally furnished by the Manufacturer and/or the applicable Seller thereof on or about the date of acquisition of such Railcar by the Borrower, (ii) the documents, records, logs and other data maintained (or required to be maintained) in respect of the Railcars pursuant to the terms of Leases related to such Railcars during the term of such Leases, (iii) the documents, records, logs and other data maintained (or required to be maintained) in respect of the Railcars pursuant to any Applicable Law and (iv) the documents, records, logs and other data maintained (or recommended to be maintained) in respect of the Railcars pursuant to the applicable Manufacturer’s recommendations.
“Railcar Partial Prepayment” has the meaning set forth in Section 2.07(a)(ii).
“Railcar Portfolio Data Set” means the data set (whether in .xlsx format, .pdf, or other format) prepared by the Borrower (or the Servicer on its behalf) describing each Railcar and Lease to be added to the Portfolio on the date of acquisition thereof by the Borrower (and with respect to the Restatement Closing Date, also describing each Railcar and Lease in the Existing Portfolio), including the type, model and car number, the Mark that is, or after acquisition by the Borrower will be, applicable to such Railcar and the identity of the registered holder of such Mark, the Lessee or proposed Lessee, if applicable, and the applicable Seller of the Railcar.
“Railcar Prepayment” has the meaning set forth in Section 2.07(a)(ii).
“Railcar Sale Trigger Event” means the occurrence of (a) for any Asset Disposition of a Railcar other than an Event of Loss or an Asset Disposition described in clause (b), the date of such Asset Disposition and (b) for any Permitted Discretionary Sale for which the Borrower has provided the Administrative Agent with advance written notice prior to the date of such Permitted Discretionary Sale that the Borrower, in good faith, intends to acquire Qualifying Replacement Railcars with the Net Cash Proceeds of such Permitted Discretionary Sale pursuant to a Permitted Discretionary Acquisition and with respect to which the Borrower is in compliance with Section 7.05(b)(i), the earlier of (i) the date (if any) the Borrower notifies the Administrative Agent such Permitted Discretionary Acquisition is no longer contemplated and (ii) the event described in Section 7.05(b)(ii); provided that if Qualifying Replacement Railcars replace the applicable Portfolio Railcars subject to such Permitted Discretionary Sale pursuant to a Permitted Discretionary Acquisition in accordance with Section 7.05 prior to the occurrence of a Railcar Sale Trigger Event, then no Railcar Sale Trigger Event shall occur with respect to such Permitted Discretionary Sale.
“Railroad Mileage Credits” means the mileage credit payments made by the railroads under their applicable tariffs to the owner of the Marks on the Railcar.
“Register” has the meaning set forth in Section 11.06(d).
“Regulation O, T, U or X” means Regulation O, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

[Amended and Restated Term Loan Agreement]
“Related Document Inspection” has the meaning set forth in Section 6.11.
“Related Documents” has the meaning set forth in Section 6.11.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Relinquished Railcar” means any Railcar in the Portfolio (i) which is sold in a Permitted Discretionary Sale or (ii) the Lien of the Collateral Documents in respect of which has been released.
“Replacement Railcar” means any Railcar which has replaced a Railcar in the Portfolio in accordance with the terms of the Loan Documents.
“Reporting Date” has the meaning set forth in Section 6.01(f).
“Required Lenders” means, collectively, the Lenders whose aggregate Credit Exposure constitutes more than fifty percent (50%) of the Credit Exposure of all Lenders at such time.
“Required Modification” has the meaning set forth in Section 6.08(c).
“Required Principal Payment Amount” means, with respect to each Settlement Date after the Restatement Closing Date, the amount set forth opposite such Settlement Date in Column A on Schedule 1.02.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, (i) with respect to any Person other than the Borrower, the Collateral Agent or the Depositary, the chief financial officer or chief accounting officer, the president, any vice president, any managing director, treasurer, assistant treasurer or secretary of such Person (or, in the case of a Person which is a partnership, limited liability company or trust, any such officer of the general partner, manager, managing member, trustee or Person performing similar management functions in respect thereof), (ii) with respect to the Borrower, the chief executive officer, chief financial officer, chief accounting officer, the president, any vice president, any managing director, treasurer, assistant treasurer, secretary or any other authorized signatory of TILC, in its capacity as the sole member or manager of the Borrower, and (iii) with respect to the Collateral Agent or the Depositary, any officer within the Corporate Trust Services department having direct responsibility for the administration of this Agreement, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

[Amended and Restated Term Loan Agreement]
“Restatement Closing Date” means the date this Agreement becomes effective in accordance with Section 11.21. The Restatement Closing Date shall be deemed to constitute an Increased Amount Date for all purposes of the TILC Servicing Agreement.
“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of Equity Interests or Equity Equivalents of the Borrower, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of the Borrower, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Equity Interests or Equity Equivalents of the Borrower, now or hereafter outstanding, and (iv) any loan, advance, tax sharing payment or indemnification payment to, or investment in, any Affiliate of the Borrower.
“S&P” means S&P Global Ratings, and its successor or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.
“Sanctions” has the meaning set forth in Section 5.25(a).
“Sanctions Laws” has the meaning set forth in Section 5.25(a).
“Sanctions Provisions” means any provision of the Loan Documents which relates to Sanctions or Sanctions Laws, including Sections 5.25 and 7.19.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securitization” means any asset-backed offering sponsored by the Borrower, TILC and/or their Affiliates, and involving all or any of the Portfolio Railcars and Portfolio Leases.
“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Borrower, the Collateral Agent and the Administrative Agent, including each supplement relating thereto.
“Security Deposit” means any cash held by or for the benefit of the Borrower as a “security deposit” (or other similar term) pursuant to any Lease.
“Seller” means each of TILC, Trinity Rail Leasing Warehouse Trust, Trinity Rail Leasing 2017 LLC and, after the Restatement Closing Date, any other Person that is an Affiliate of TILC and that becomes a “Seller” under, as defined in and in accordance with the Purchase and Contribution Agreement.
“Servicer” means, as applicable, (i) TILC, and (ii) each replacement servicer as may be approved in writing by the Administrative Agent (acting at the direction of the Required Lenders) from time to time in accordance with Section 6.15(a).

[Amended and Restated Term Loan Agreement]
“Servicer Advances” means any advance (other than any advance giving rise to Servicer Reimbursable Expenses) made by the Servicer (from time to time in the Servicer’s sole discretion) to the Borrower in respect of one or more delinquent Lease payments which the Servicer determines will be recoverable, such advance to be deposited in the Collection Account on any Settlement Date or otherwise immediately after any distribution pursuant to Section 2.07(c)(i) on such Settlement Date. Outstanding Servicer Advances shall bear interest at a rate per annum equal to the Applicable Rate and shall be repaid on the Settlement Date after the Settlement Date the relevant Servicer Advance is actually received in the Collection Account in the order of priority of payments set forth in the applicable provisions of Section 2.07(c).
“Servicer Reimbursable Expenses” means any Operating Expenses properly incurred by the Servicer on behalf of the Borrower in accordance with the terms hereof and of the Servicing Agreement.
“Servicer Replacement Event” shall mean (i) with respect to TILC, a “Servicer Default” or a “Servicer Replacement Event”, each as defined in the TILC Servicing Agreement, or (ii) events of default, replacement events, termination events and other similar events with respect to a replacement Servicing Agreement.
“Servicer’s Fee” as applicable, shall mean (i) the “Servicing Fee” as defined in the TILC Servicing Agreement, and (ii) a fee similar to that listed in clause (i) with respect to a replacement Servicing Agreement.
“Servicing Agreement” means, as applicable, (i) the TILC Servicing Agreement, and (ii) each replacement servicing agreement with a replacement Servicer as may be approved in writing by the Administrative Agent in its reasonable discretion from time to time.
“Servicing Documents” means, as applicable, (i) the Servicing Agreement, (ii) the TILC Account Administration Agreement, (iii) the TILC Insurance Agreement, (iv) the Marks Company Servicing Agreement and (v) any other similar document entered into from time to time with the Servicer or its Affiliate or an agent, administrator or similar Person in connection with the servicing by the Servicer of any Railcar or Lease or payments relating thereto.
“Settlement Date” means the 15th calendar day of each calendar month; provided that if such day is not a Business Day, the applicable “Settlement Date” shall be the next succeeding Business Day; and provided further that the first Settlement Date after the Restatement Closing Date shall be May 15, 2025.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

[Amended and Restated Term Loan Agreement]
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Loan” means any Loan bearing interest at a rate based on Daily Simple SOFR.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the aggregate fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the assets in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions) of the assets of such Person will exceed its debts and other liabilities (including contingent, subordinated, unmatured and unliquidated debts and liabilities). For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is an equitable remedy, is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
“SPO” means that certain Second-Party Opinion of Sustainalytics with an evaluation date of January 18, 2021, published at https://mstar-sustops-cdn-mainwebsite-s3.s3.amazonaws.com/docs/default-source/spos/trinity-industries-leasing-company-green-financing-framework-second-party-opinion.pdf?sfvrsn=e303dcb3_3.
“STB” means the United States Surface Transportation Board and its successors.
“Standard of Care” means the “Services Standard” or similar term as defined in the Servicing Agreement, together with any “Nondiscrimination Requirement” or similar term as defined in the Servicing Agreement.

[Amended and Restated Term Loan Agreement]
“Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity.
“Supermajority Lenders” means, collectively, the Lenders whose aggregate Credit Exposure constitutes more than 66 2/3% of the Credit Exposure of all Lenders at such time.
“Supplemental Conditions” means, in respect of any Replacement Railcar pursuant to any Permitted Discretionary Acquisition or additional Railcar to be added to the Portfolio pursuant to Section 7.12, paragraphs (b), (c) (with the reference therein to “the making of a Loan” being deemed to be a reference to “the applicable Permitted Discretionary Acquisition or additional Railcar”), (d) (as well as receipt by the Administrative Agent of an Additional Collateral Certificate with respect to such Replacement Railcars or additional Railcars and related Lease(s)), (e), (f), (g), (h), (j), (k), (m), (n) (solely with respect to any Person that becomes a Seller after the Restatement Closing Date), (n)(ii)(E) (with the reference therein to “the making of the Loans” being deemed to be a reference to “the applicable Permitted Discretionary Acquisition or additional Railcar”), (o)(i) (solely with respect to any Person that becomes a Seller after the Restatement Closing Date), (o)(ii), (o)(iii), (p)(i), (p)(ii), (r), (s), (t) and (u) (in respect of the relevant clauses referenced herein) of Section 4.02, in each case, as if references therein to the “Initial Portfolio Railcar”, “Lease”, “Additional Portfolio”, “Restatement Closing Date” and “closing” were instead references to each such Replacement Railcar or additional Railcar, each Lease relating thereto or the applicable Follow-On Lease and the effective date relating thereto.
“Sustainalytics” means Sustainalytics, a Morningstar Company.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the date on which all outstanding Obligations of the Borrower have been paid in full.
“Test Date” means an LTV Test Date or a DSCR Test Date, as the context requires.

[Amended and Restated Term Loan Agreement]
“TILC” means Trinity Industries Leasing Company, a Delaware corporation.
“TILC Account Administration Agreement” means the Customer Collections Account Administration Agreement, dated as of November 12, 2003, by and among the various beneficiary parties thereto from time to time, including the Borrower and the Collateral Agent, TILC and Wilmington Trust Company (and as the same may be amended, supplemented, restated, amended and restated or modified from time to time), or any replacement account administration agreement with the TILC Account Collateral Agent or a replacement TILC Account Collateral Agent.
“TILC Account Collateral Agent” means the “Account Collateral Agent” under and as defined in the TILC Account Administration Agreement, initially Wilmington Trust Company.
“TILC Customer Payments Account” means the “Customer Payments Account” described in the TILC Account Administration Agreement.
“TILC Insurance Agreement” means that certain Insurance Agreement, dated as of the Closing Date, between the Borrower and TILC as insurance manager (in such capacity, the “TILC Insurance Manager”).
“TILC Insurance Manager” has the meaning set forth in the definition of “TILC Insurance Agreement”.
“TILC Servicing Agreement” means that certain Servicing Agreement, dated as of the Closing Date, among the Borrower, TILC as Servicer and TILC as Administrator, as amended by that certain Amendment No. 1 to Servicing Agreement, dated as of the Restatement Closing Date.
“Treasury Regulations” means the regulations, including temporary and proposed regulations, promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.
“Trigger Event” means any of a Derivatives Trigger Event, Lessee Consent Trigger Event, LTV Trigger Event, Railcar Sale Trigger Event and Utilization Trigger Event.
“Trinity” means Trinity Industries, Inc., a Delaware corporation, and its successors and permitted assigns.
“Trinsight/RSI Equipment” means any instrument, sensor, device or other equipment not owned by the Borrower solely related to the Trinsight/RSI Program as may be mounted or attached on the Portfolio Railcars from time to time for purposes of the Trinsight/RSI Program.
“Trinsight/RSI Fees” means fees payable by any relevant Lessee to the Trinsight/RSI Provider (or its affiliate) for such Lessee’s participation in the Trinsight/RSI Program, whether expressed as a standalone fee pursuant to a separate agreement with the Trinsight/RSI Provider

[Amended and Restated Term Loan Agreement]
(or its affiliate) or combined as a part of the lease rental payments, with respect to any Lease for any participating Portfolio Railcar.
“Trinsight/RSI Program” means a digital platform offered by the Trinsight/RSI Provider to Lessees in order to, among other things, monitor the location, condition and health of participating Railcars (including where relevant, certain Portfolio Railcars) and provide insights to such participating Lessees as a result of the collection of such information.
“Trinsight/RSI Provider” means TrinityRail Leasing Management, Inc., a Delaware corporation, TrinityRail Asset Management Company, LLC, a Delaware limited liability company, RSI Logistics, LLC, a Delaware limited liability company, Quasar Platform Inc., an Alberta corporation, or another Affiliate of TILC, or any of their successor or successors.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” means the United States of America, including the States and the District of Columbia but excluding its territories and possessions.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.02 and 2.07(a)(iii) in each case, such day is also a Business Day.
“U.S. Lender” has the meaning set forth in Section 3.01(d)(i).
“Utilization Failure” has the meaning set forth in Section 7.12(c).
“Utilization Ratio” means, as of any time, the ratio of (i) the number of Portfolio Railcars subject to or contractually committed to an Eligible Lease (including pursuant to a month-to-month lease or a letter of intent to lease) to (ii) the total number of Portfolio Railcars; provided that any Portfolio Railcar that is contractually committed to, but not yet delivered under, an Eligible Lease shall cease to be included in clause (i) if no Monthly Rent has been paid with respect to such Railcar within 60 days of being so contractually committed (other than as a result of customary rental abatement under the applicable Eligible Lease).

[Amended and Restated Term Loan Agreement]
“Utilization Trigger Event” means the occurrence of the event described in Section 7.12(c).
“Wells Fargo” means Wells Fargo Bank, National Association.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02    Computation of Time Periods and Other Definitional Provisions. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. All references to time herein shall be references to Eastern Standard time or Eastern Daylight time, as the case may be, unless specified otherwise. References in this Agreement to Articles, Sections, Schedules, Appendices or Exhibits shall be to Articles, Sections, Schedules, Appendices or Exhibits of or to this Agreement unless otherwise specifically provided. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. The references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation. All references to any agreement, instrument or other document means such agreement, instrument or other document, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
SECTION 1.03    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (each, a “Division”): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
SECTION 1.04    Rates. Each of the Administrative Agent, the Collateral Agent and the Depositary does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.06(c), will be similar to, or produce the same

[Amended and Restated Term Loan Agreement]
value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Each of the Administrative Agent, the Collateral Agent, the Depositary and their respective Affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II

THE CREDIT FACILITY
SECTION 2.01    Commitment to Lend. The parties hereto acknowledge and agree that, on the Restatement Closing Date, the aggregate outstanding principal amount of the “Loans”, under and as defined in the Existing Loan Agreement, is $319,741,666.74 (collectively, the “Existing Loans”). The Borrower hereby represents, warrants, agrees, covenants and confirms that as of the Restatement Closing Date it has no defense, setoff, claim or counterclaim against the Administrative Agent, any of the Lenders or any other Person with respect to its Obligations in respect of the Existing Loans. Each Lender severally agrees, on the Restatement Closing Date, subject to the Administrative Agent’s determination that the terms and conditions of Sections 2.02, 4.01 and 4.02 have been satisfied or waived by the Administrative Agent and the Lenders, and on the other terms and conditions set forth in this Agreement, to make a loan (each, a “Loan”) to the Borrower equal to such Lender’s Commitment Percentage of the aggregate amount of the Borrowing of Loans to be made on the Restatement Closing Date as requested by the Borrower pursuant to Section 2.02 in a single Borrowing in order to refinance the Existing Portfolio and fund the acquisition of the Additional Portfolio by the Borrower on the Restatement Closing Date; provided, that, with respect to any Lender holding a portion of the Existing Loans, such Lender’s Commitment to lend a portion of the Loans to the Borrower on the Restatement Closing Date shall be deemed satisfied in an amount equal to its portion of the then outstanding principal amount of the Existing Loans. The Loans advanced (which for purposes of this sentence, for the avoidance of doubt, shall be deemed to include the Existing Loans) on the Restatement Closing Date with respect to any Railcars and related Leases shall not (i) exceed the lesser of (x) the Initial Principal Amount and (y) the Advance and (ii) in the case of any Lender, exceed its Commitment. Each of the parties hereto hereby agrees (a) that the aggregate outstanding principal amount of the Existing Loans shall be and hereby is, from and following the Restatement Closing Date, continued and reconstituted into a portion of the aggregate outstanding principal amount of the Loans made to the Borrower under this Agreement in like amount, without constituting a novation, and shall and hereby does constitute a portion of

[Amended and Restated Term Loan Agreement]
the aggregate outstanding principal amount of the Loans for all purposes hereunder and under the other Loan Documents and (b) that concurrently therewith, by their execution of this Agreement, the Lenders have assigned such Loans among themselves, such that, after giving effect to the transactions contemplated by this Agreement, such Loans shall be allocated among the Lenders in accordance with their respective Commitment Percentages.
Within the foregoing limits, the Borrower may borrow under this Section 2.01, repay, or, to the extent permitted or required by Section 2.07, prepay, Loans, but may not reborrow Loans under this Section 2.01 or otherwise.
SECTION 2.02    Notice of Borrowing. The Borrower may, subject to the terms and conditions of this Agreement, borrow Loans on the Restatement Closing Date in respect of each Initial Portfolio Railcar. In such event, the Borrower shall have given the Administrative Agent a Notice of Borrowing, signed by a Responsible Officer of the Borrower, not later than 12:00 p.m. (New York time) on the first U.S. Government Securities Business Day prior to the Restatement Closing Date, specifying:
(a)    the proposed Restatement Closing Date of the Borrowing, which shall be a Business Day no earlier than one (1) Business Day following receipt by the Administrative Agent of a complete Funding Package with respect to such Railcar;
(b)    the aggregate amount of the Borrowing; and
(c)    a description of each Initial Portfolio Railcar and the Eligible Lease(s) relating thereto pledged prior to (in the case of the Existing Portfolio), or to be pledged on (in the case of the Additional Portfolio), the Restatement Closing Date.
SECTION 2.03    Notice to Lenders; Funding of Loans. (a) Notice to Lenders. Upon receipt of a Notice of Borrowing, the Administrative Agent shall notify each Lender of the Restatement Closing Date and of such Lender’s ratable share of the Loans referred to therein and the relevant details. On the Restatement Closing Date each Lender shall transfer an amount equal to its ratable share of the Loan to the Administrative Agent by no later than 12:00 p.m. (New York time).
(b)    Funding of Loans.
(i)    The Administrative Agent shall, unless the Administrative Agent determines that any applicable condition specified in Article IV has not been, or will not be satisfied or waived on the Restatement Closing Date, by 2:00 p.m. (New York time) on the Restatement Closing Date, make the amount of such Borrowing available to the Borrower at the general deposit account(s) in the United States designated by the Borrower in immediately available funds in a wire transfer. If the Administrative Agent determines that any applicable condition specified in Article IV has not been, or will not be satisfied or waived on the Restatement Closing Date, it will notify the Borrower of such determination as soon as possible and in any event by 2:00 p.m. (New York time) on the Restatement Closing Date.

[Amended and Restated Term Loan Agreement]
(ii)    A Notice of Borrowing, once delivered to the Administrative Agent, shall be irrevocable and binding on the Borrower. Following such Notice of Borrowing, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the proposed Restatement Closing Date specified in the Notice of Borrowing, the conditions set forth in Sections 4.01 and 4.02. Any such loss, cost or expense shall be paid in accordance with Section 2.07(c) after any Lender shall have furnished to the Borrower and the Administrative Agent, with reasonable supporting calculations, a notice specifying the amounts thereof.
(c)    Obligations of Lenders Several. The failure of any Lender to make a Loan required to be made by it as part of the Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the Restatement Closing Date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the Restatement Closing Date.
SECTION 2.04    Evidence of Loans. (a) Lender Accounts. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(b)    Administrative Agent Records. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)    Evidence of Debt. The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section 2.04 shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
(d)    Notes. Notwithstanding any other provision of this Agreement, if any Lender shall request and receive a Note or Notes as provided in Section 11.06 or otherwise, then the Loans of such Lender shall be evidenced by such Note or Notes substantially in the form of Exhibit B, and payable to such Lender in an amount equal to the aggregate unpaid principal amount of such Lender’s Loans.
(e)    Note Endorsements. Each Lender having a Note shall record the date and amount of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to

[Amended and Restated Term Loan Agreement]
make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any such Note. Each Lender is hereby irrevocably authorized by the Borrower to so endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required. When the Borrower has paid a Note in full, such Lender will promptly return such Note to the Administrative Agent, who will return such Note to the Borrower, against receipt therefor, marked “PAID IN FULL”.
(f)    Lost, Mutilated and Destroyed Notes, etc. If any Note issued to a Lender pursuant to this Agreement shall become mutilated, destroyed, lost or stolen, the Borrower shall, upon the written request of the holder of such Note, execute and deliver to the Administrative Agent, who shall endorse and deliver to the applicable Lender in replacement thereof a new Note, payable to the same holder in the same principal amount and dated the same date as the Note so mutilated, destroyed, lost or stolen. If the Note being replaced has become mutilated, such Note shall be surrendered to the Borrower for cancellation and if the Note being replaced has been destroyed, lost or stolen, the holder of such Note shall furnish to the Borrower such indemnification as may be required by the Borrower to hold the Borrower harmless and evidence reasonably satisfactory to the Borrower of the destruction, loss or theft of such Note and of the ownership thereof; provided, however, that if the holder of such Note is a Lender, the written undertaking of such Lender shall be sufficient indemnity for purposes of this Section 2.04(f).
SECTION 2.05    Interest.
(a)    Rate of Interest.
(i)    Each Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the Applicable Rate for such day. Such interest shall be payable in arrears on each Settlement Date and on the Termination Date.
(ii)    At any time during which an Event of Default has occurred and is continuing, each Loan shall bear additional interest (in addition to the interest payable pursuant to Section 2.05(a)(i)) on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the Default Margin and such accrued additional interest shall be aggregated on the last day of such Interest Period (all such aggregated additional interest, the “Aggregated Default Interest”).
(b)    Determination and Notice of Interest Rates. The Administrative Agent shall determine each interest rate applicable to the Loans as provided in this Agreement. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
(c)    Daily Simple SOFR Conforming Changes. In connection with the use or administration of Daily Simple SOFR, the Administrative Agent will have the right to make

[Amended and Restated Term Loan Agreement]
Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower, the Lenders and the Derivatives Creditors of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR.
SECTION 2.06    Repayment and Maturity of Loans.
(a)    Maturity Date. On the Maturity Date, the remaining principal balance of the Loans and all other Obligations under the Loan Documents shall become immediately due and payable.
(b)    Repayment. On each Settlement Date, the Borrower shall pay to the Administrative Agent, for the account of each Lender, the Required Principal Payment Amount.
SECTION 2.07    Prepayments and Distribution of Payments.
(a)    Voluntary Prepayments.
(i)    Non-Railcar Prepayments. The Borrower shall have the right to voluntarily prepay the Loans, either in whole or in part (each, a “Non-Railcar Partial Prepayment”); provided, however, that (A) other than in respect of a Non-Railcar Partial Prepayment relating to a DSCR Cure or an LTV Cure, each such partial prepayment shall be in a minimum principal amount equal to $2,000,000, and (B) no Asset Disposition or release of the Lien of the Collateral Documents shall occur in connection with such Non-Railcar Partial Prepayment.
(ii)    Railcar Prepayments and Railcar Partial Prepayments. The Borrower shall have the right to voluntarily prepay the Loans either in whole (a “Railcar Prepayment”) or, on a per Railcar basis, in part (each, a “Railcar Partial Prepayment”); provided, however, that (A) no Event of Default shall have occurred and be continuing, (B) each Railcar Partial Prepayment shall be in a minimum principal amount equal to 105% of the Allocable Debt in respect of the Railcar relating to such Railcar Partial Prepayment, (C) the Borrower shall not be permitted to make any Railcar Partial Prepayment unless, prior to the release of the Lien of the Collateral Documents relating to the relevant Railcar(s) subject to and in accordance therewith, the Asset Disposition of such Railcar(s) (if any) complies in all respects with (and is not in violation of) the requirements for a Permitted Discretionary Sale and Section 7.05, and (D) immediately after any Railcar Partial Prepayment (1) the aggregate outstanding principal amount of the Loans shall not be less than the Minimum Loan Amount, and (2) there shall be no Utilization Failure or Derivatives Trigger Event and no violation of the Concentration Limits, in each case, after giving effect to such Railcar Partial Prepayment.

[Amended and Restated Term Loan Agreement]
(iii)    In connection with all prepayments under this Section 2.07(a), the Borrower shall have given prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent by 10:00 a.m., at least five U.S. Government Securities Business Days prior to the date of prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount to be prepaid. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loans by the amount stated therein on the date stated therein. All prepayments under this Section 2.07(a) shall be accompanied by Prepayment Premium (if any), accrued interest on the principal amount being prepaid to the date of payment together with any (positive) Derivatives Termination Value and other Derivatives Obligations, in each case owing to each Derivatives Creditor, and, solely with respect to a prepayment in whole of the Loans, all other amounts, if any, then owing to each Creditor at such time, and in the case of such prepayments made to reduce the outstanding principal amount of the Loans (including a Railcar Prepayment), shall be applied pro rata to the remaining scheduled Required Principal Payment Amounts and the principal payment due on the Maturity Date.
(b)    Mandatory Prepayments. Following the occurrence of a Mandatory Prepayment Event, the Borrower shall be required to prepay Loans in an amount equal to the applicable Mandatory Prepayment Amount on the applicable Mandatory Prepayment Date. All payments under this Section 2.07(b) shall be accompanied by Prepayment Premium (if any), accrued interest on the principal amount being prepaid to the date of payment together with any (positive) Derivatives Termination Value and other Derivatives Obligations, in each case owing to each Derivatives Creditor, and, solely with respect to a prepayment in whole of the Loans, all other amounts, if any, then owing to each Creditor at such time, and in the case of such payments made to reduce the outstanding principal amount of the Loans, shall be applied pro rata to the remaining scheduled Required Principal Payment Amounts and the principal payment due on the Maturity Date.
(c)    Application of Payments and Prepayments. (i) Application on Each Settlement Date. Subject to Section 2.07(c)(ii), so long as no Event of Default has occurred and is continuing, on each Settlement Date, all amounts on deposit in the Collection Account (excluding Trinsight/RSI Fees, if any) as of the Calculation Date immediately preceding such Settlement Date shall be applied by the Depositary on such Settlement Date (or on any other date on which all outstanding Obligations are repaid and satisfied in full) in the following order of priority in accordance with the applicable Monthly Report:
first, ratably (v) to reimburse the Administrative Agent, the Collateral Agent, the Servicer, the Depositary and the Lenders for, any fees, expense, charge, indemnity or other loss incurred by any such Person (including, without limitation, reasonable attorneys’ fees and expenses and the fees and expenses of any person appointed by the Administrative Agent to replace the Servicer pursuant to the Servicing Agreement) in connection with the performance by the Administrative Agent, the Collateral Agent, the Servicer, the Depositary or any Lender of any of its obligations hereunder or under the other Loan Documents,

[Amended and Restated Term Loan Agreement]
(w) to the payment of all indemnities in respect of Indemnified Taxes, Other Taxes, stamp taxes, increased costs referred to in Section 3.03, losses, costs and expenses referred to in Section 2.03(b), in each case with respect to the Protected Parties and other amounts, other than principal and interest on the Loans or to the extent otherwise expressly payable in a subsequent priority below, payable to any Protected Party (other than the Servicer, the TILC Insurance Manager or the Administrator) in accordance with the Loan Documents, (x) to the reimbursement of the Lenders for any amounts paid by the Lenders to the Administrative Agent in compensation for fees and expenses incurred by the Administrative Agent as described in this clause first, (y) an amount equal to the Operating Expenses (including any Servicer Reimbursable Expenses) actually incurred by the Borrower, the Servicer, the TILC Insurance Manager and/or the Administrator in the Measuring Period relating to such Settlement Date, to be paid to the Borrower or to be reimbursed to the Servicer, the TILC Insurance Manager and/or the Administrator, as applicable, and (z) an amount equal to the Administrative Agent Fee then due and owing (if any) to be paid to the Administrative Agent;
second, to the payment of the Servicer’s Fees payable on such Settlement Date, together with the aggregate amount of any Servicer’s Fees which were due and payable on any previous Settlement Date and remain unpaid;
third, to reimburse the Servicer for outstanding Servicer Advances, together with accrued interest thereon;
fourth, ratably (x) to the payment of accrued and unpaid interest (except for Aggregated Default Interest) on the Loans and (y) to the payment of Derivatives Obligations (other than for the payment of Derivatives Termination Value payable by the Borrower) owing to the Derivatives Creditors, if any, then due and payable;
fifth, to the Liquidity Reserve Account, the positive difference (if any) between (i) the Liquidity Reserve Target Amount and (ii) the balance of the Liquidity Reserve Account;
sixth, ratably (x) to the Administrative Agent for payment to the Lenders, for the payment of the Required Principal Payment Amount and any Mandatory Prepayment Amount (in the case of any such Mandatory Prepayment Amount, to be applied pro rata to the remaining scheduled Required Principal Payment Amounts and the principal payment due on the Maturity Date), and (y) to the Derivatives Creditors for the payment of Derivatives Termination Value payable by the Borrower relating to any principal amount paid pursuant to clause (x);
seventh, if a Servicer Replacement Event (unless cured, including by replacing the Servicer), LTV Failure, DSCR Failure as of the DSCR Test Date immediately preceding such Settlement Date, or Utilization Failure has occurred and is continuing (or a DSCR Failure as of the DSCR Test Date immediately

[Amended and Restated Term Loan Agreement]
preceding such Settlement Date would have occurred and been continuing if a cash Capital Contribution had not been made), ratably (x) to the Administrative Agent for payment to the Lenders, for the payment of all outstanding principal amounts of the Loans (to be applied pro rata to the remaining scheduled Required Principal Payment Amounts and the principal payment due on the Maturity Date) and (y) to the Derivatives Creditors for the payment of Derivatives Termination Value then due and payable by the Borrower, including any relating to any principal amount paid pursuant to clause (x);
eighth, to the Administrative Agent for payment to the Lenders, for the payment of any Prepayment Premium;
ninth, ratably (x) to the Operating Expenses Account an amount determined by the Borrower in its sole discretion to be prudent to establish a reserve for expected future Operating Expenses and future maintenance, improvements and modifications of Portfolio Railcars, and (y) to the payment of Optional Modifications; and
tenth, at the direction of the Borrower.
(ii)    Application of Proceeds if an Event of Default has Occurred and is Continuing. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, if any Event of Default has occurred and for so long as it is continuing, all amounts on deposit in the Collection Account (excluding Trinsight/RSI Fees, if any) as of the Calculation Date immediately preceding such Settlement Date and all other payments or amounts received, held or realized by or for the benefit of the Administrative Agent, the Collateral Agent or the Depositary (including any amount realized by any such Person after the exercise of any remedy as set forth herein or in any other Loan Document and all proceeds of the Collateral), and all payments or amounts thereafter received by or for the benefit of the Administrative Agent, the Collateral Agent or the Depositary hereunder or under the Loan Documents shall be promptly applied by the Depositary in the following order of priority as directed in writing by the Administrative Agent:
first, ratably to reimburse the Administrative Agent, the Collateral Agent, the Depositary and the Lenders for, any fees, expense, charge, indemnity or other loss incurred by any such Person (including, without limitation, reasonable attorneys’ fees and expenses) in connection with the enforcement by the Administrative Agent, the Collateral Agent, the Depositary or any Lender of any of its rights hereunder or under the other Loan Documents;
second, ratably (v) to reimburse the Administrative Agent, the Collateral Agent, the Servicer, the Depositary and the Lenders for, any fees, expense, charge, indemnity or other loss incurred by any such Person (including, without limitation, reasonable attorneys’ fees and expenses and the fees and expenses of any person appointed by the Administrative Agent to replace the Servicer

[Amended and Restated Term Loan Agreement]
pursuant to the Servicing Agreement) in connection with the performance by the Administrative Agent, the Collateral Agent, the Servicer, the Depositary or any Lender of any of its obligations hereunder or under the other Loan Documents, (w) to the payment of all indemnities in respect of Indemnified Taxes, Other Taxes, stamp taxes, increased costs referred to in Section 3.03, losses, costs and expenses referred to in Section 2.03(b), in each case with respect to the Protected Parties and other amounts, other than principal and interest on the Loans or to the extent otherwise expressly payable in a subsequent priority below, payable to any Protected Party (other than the Servicer, the TILC Insurance Manager or the Administrator) in accordance with the Loan Documents, (x) to the reimbursement of the Lenders for any amounts paid by the Lenders to the Administrative Agent in compensation for fees and expenses incurred by the Administrative Agent as described in this clause first, (y) an amount equal to the Operating Expenses (including any Servicer Reimbursable Expenses) actually incurred by the Borrower, the Servicer, the TILC Insurance Manager and/or the Administrator in the Measuring Period relating to such Settlement Date, to be paid to the Borrower or to be reimbursed to the Servicer, the TILC Insurance Manager and/or the Administrator, as applicable, and (z) an amount equal to the Administrative Agent Fee then due and owing (if any), to be paid to the Administrative Agent;
third, to the payment of the Servicer’s Fees payable on such Settlement Date, together with the aggregate amount of any Servicer’s Fees which were due and payable on any previous Settlement Date and remain unpaid;
fourth, to reimburse the Servicer for outstanding Servicer Advances, together with accrued interest thereon;
fifth, ratably (x) to the payment of accrued and unpaid interest (except for Aggregated Default Interest) on the Loans and (y) to the payment of Derivatives Obligations (other than for the payment of Derivatives Termination Value payable by the Borrower) owing to the Derivatives Creditors, if any, then due and payable;
sixth, ratably (x) to the Administrative Agent for payment to the Lenders, for the payment of all the outstanding principal amounts of the Loans (including, without limitation, any Prepayment Premium), and (y) to the Derivatives Creditors for the payment of Derivatives Termination Value payable by the Borrower;
seventh, to the Administrative Agent for payment of the unpaid Aggregated Default Interest on the Loans;
eighth, ratably (x) to the Operating Expenses Account an amount determined by the Borrower in its sole discretion to be prudent to establish a reserve for expected future Operating Expenses and future maintenance, improvements and modifications of Portfolio Railcars, and (y) to the payment of Optional Modifications; and

[Amended and Restated Term Loan Agreement]
ninth, at the direction of the Borrower.
(iii)    Earnings on Cash Equivalents. Any earnings on Cash Equivalents shall constitute part of the Collateral and shall be applied in accordance with Section 2.07(c). Any losses resulting from any Cash Equivalents shall be for the Borrower’s account, and under no circumstances shall the Collateral Agent, the Depositary, the Administrative Agent or any Lender have any liability or responsibility therefor.
(iv)    Trinsight/RSI Fees. To the extent any Trinsight/RSI Fees are deposited into the Collection Account, the Depositary shall distribute such Trinsight/RSI Fees on each Settlement Date prior to the application of payments pursuant to Section 2.07(c)(i) and (ii) in accordance with the direction set forth in the relevant Monthly Report related to such Trinsight/RSI Fees.
SECTION 2.08    Optional Replacement of Lenders (Non-Pro-Rata). If (a) any Lender or other Protected Party has demanded compensation or indemnification pursuant to Sections 3.01 or 3.03, or (b) the obligation of any Lender to fund its Loans at Daily Simple SOFR (or any applicable Benchmark Replacement) has been suspended pursuant to Section 3.06(a) or (b), or (c) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 11.03 or any other provision of any other Loan Document requires the consent of all of the Lenders, the Borrower shall have the right, with the prior written consent of the Administrative Agent, to (i) remove such Lender and all related Protected Parties (other than any related Derivatives Creditor) or (ii) replace such Lender and all related Protected Parties (other than any related Derivatives Creditor) by causing the related Lender to assign its outstanding Loans and Notes (if any) to one or more existing Lenders or Eligible Assignees pursuant to Section 11.06. The replacement of a Lender pursuant to this Section 2.08 shall be effective on the tenth Business Day (the “Replacement Date”) following the date of notice of such replacement to the Lenders through the Administrative Agent, subject to the satisfaction of the following conditions:
(A)    each replacement Lender and/or Eligible Assignee, and each Protected Party subject to replacement, shall have satisfied the conditions to an Assignment and Acceptance set forth in Section 11.06(b) and, in connection therewith, the replacement Lender(s) and/or Eligible Assignee(s) shall pay to each Protected Party subject to replacement an amount equal in the aggregate to the sum of (x) the principal of, and all accrued but unpaid interest on, its outstanding Loans and (y) all accrued but unpaid fees, if any, owing to it pursuant to any Loan Document; and
(B)    the Borrower shall have paid to the Administrative Agent for the account of each replaced Protected Party an amount equal to all obligations owing to such replaced Protected Party by the Borrower pursuant to this Agreement and the other Loan Documents (other than those obligations of the Borrower referred to in clause (A) above).

[Amended and Restated Term Loan Agreement]
In the case of the removal of a Protected Party pursuant to this Section 2.08, upon payment by the replacement Lender, Eligible Assignee or the Borrower, as applicable, to the Administrative Agent for the account of the Protected Party subject to such removal of an amount equal to the sum of (i) the aggregate principal amount of all Loans held by such Protected Party and (ii) all accrued interest, fees and other amounts owing to such Protected Party hereunder, including, without limitation, all amounts payable by the Borrower to such Protected Party under Article III or Sections 11.05 and 11.06, such Protected Party shall cease to constitute a Protected Party hereunder; provided that the provisions of this Agreement (including, without limitation, the provisions of Article III and Sections 11.05 and 11.06) shall continue to govern the rights and obligations of a removed Protected Party with respect to any Loans made or any other actions taken by such removed Protected Party while it was a Protected Party.
SECTION 2.09    [Intentionally Omitted].
SECTION 2.10    Pro-rata Treatment. Except to the extent otherwise provided herein, the Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees and each conversion or continuation of any Loan, shall be allocated pro-rata among the relevant Lenders in accordance with the respective principal amounts of the outstanding Loans of such Lenders; provided that, in the event any amount paid to any Lender pursuant to this Section 2.10 is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Corporate Base Rate plus two percent per annum.
SECTION 2.11    Sharing of Payments. The Lenders agree among themselves that, except to the extent otherwise provided herein, if any Lender shall obtain payment in respect of any Loans or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro-rata share of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase first, from the other Lenders a participation in the Loans and other obligations in such amounts received by any such Lender, and make such other adjustments from time to time, as shall be equitable to the end that all the Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing

[Amended and Restated Term Loan Agreement]
such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loans or other obligation in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.11 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 2.11 to share in the benefits of any recovery on such secured claim. For the avoidance of doubt, the term “Lender” when used in this Section 2.11 means a Lender acting in its capacity as “Lender”, and not in its capacity as Derivatives Creditor nor in any other capacity.
SECTION 2.12    Payments, Computations, Proceeds of Collateral, Etc.
(a)    Unless otherwise expressly provided in a Loan Document, all payments by the Borrower to the Protected Parties pursuant to each Loan Document shall be made by the Borrower (or by its designee) to the Depositary for the pro rata account of the Protected Parties entitled to receive such payment or, at the direction of the Administrative Agent, directly to such Protected Parties. All payments shall be made without setoff, deduction (except for Taxes which are expressly addressed in Section 3.01) or counterclaim not later than 11:00 a.m. New York City time on the date due in Dollars in same day or immediately available funds to such account or accounts (if payment is to be made directly to the Protected Parties) as the Depositary shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Depositary for the pro rata account of the Protected Parties entitled to such payment on the next succeeding Business Day. In the event that a payment is made to the Depositary for the pro rata account of the Protected Parties entitled to such payment, the Depositary shall promptly notify the Administrative Agent of its receipt of the same and remit in same day funds to each Protected Party its share, if any, of such payments received by the Depositary for the account of such Protected Party as specified in a written direction from the Administrative Agent. Whenever any payment is to be made hereunder or under any Loan, or whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, such payment shall be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day and interest at the Applicable Rate shall accrue on such amount from the original due date to such next Business Day; provided, that if such extension would cause the last day of such Interest Period to occur in a new calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.
(b)    Distributions by the Depositary. Each distribution by the Depositary to the Protected Parties shall be made in accordance with Section 2.07. If and to the extent the Borrower shall not have so made a payment in full to any such Protected Party pursuant to clause (a) above but, notwithstanding the foregoing, such Protected Party receives full payment with respect to the amount then due to such Protected Party, such Protected Party shall, on demand by the Administrative Agent, repay such excess amount to the Depositary forthwith together with interest thereon, for each day from the date such amount is distributed to such Protected Party until the date such Protected Party repays such amount to the Depositary, at the Federal Funds Rate for the first three Business Days of such period and at

[Amended and Restated Term Loan Agreement]
the Applicable Alternate Rate thereafter until the date such Protected Party repays such amount to the Depositary, for distribution by the Depositary as directed in writing by the Administrative Agent.
(c)    Computations. All computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue and include the date of borrowing but exclude the date of payment.
SECTION 2.13    Interest Rate Risk Management.
(a)    From the date that is 30 days following the Restatement Closing Date, the Borrower will enter into, and maintain in effect at all times until the earlier of (i) the Maturity Date or (ii) the Termination Date, one or more Derivatives Agreements, which shall be interest rate “caps” or at-the-market interest rate “swaps” (including forward-starting swaps) subject to a 2002 ISDA Master Agreement between the Borrower and a Derivatives Creditor and either (x) in form and substance reasonably acceptable to the Administrative Agent or (y) containing provisions of general application which are substantially the same as and not inconsistent with those contained in the Derivatives Agreement with Wells Fargo or one of its Affiliates, in its capacity as a Derivatives Creditor, with an effective aggregate notional balance equal to or exceeding 70% (but not more than 110%) of the then outstanding principal amount of the Loans, such requirement to be confirmed in writing in the Compliance Certificate. With respect to any Derivatives Agreement constituting an interest rate cap, the strike rate with respect to such interest rate cap shall not exceed 3.50%. Such Derivatives Agreements shall provide that notional balances may be adjusted downward from time to time to reflect any prepayments of the Loans.
(b)    All payments received from all such Derivatives Agreements shall be deposited directly into the Collection Account.
SECTION 2.14    Incremental Facilities.
(a)    The Borrower may, by written notice to, and subject to the consent of, the Administrative Agent, elect to request at any time after the Restatement Closing Date, the establishment of a new term loan commitment (the “New Term Loan Commitment”), up to an amount not in excess of the Maximum New Term Loan Commitment Amount. Any such notice shall specify (i) the date (the “Increased Amount Date”) on which the Borrower proposes that the New Term Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent or such shorter period of time as consented to by the Administrative Agent and (ii) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender”, as applicable) to whom the Borrower proposes any portion of such New Term Loan Commitment be allocated and the amounts of such allocations (or requests that the Administrative Agent identify and propose New Term Loan Lenders); provided that any Lender approached to provide all or a portion of the New Term Loan Commitment may elect or decline, in its sole discretion, to provide a New Term Loan Commitment; provided, further, that each Lender and other Person

[Amended and Restated Term Loan Agreement]
that the Borrower proposes to become a New Term Loan Lender must be reasonably acceptable to Administrative Agent.
(b)    Such New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that: (i) the Administrative Agent has consented thereto; (ii) no Trigger Event, DSCR Failure, violation of any Concentration Limit, Default, Event of Default or Servicer Replacement Event shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitment or the making of any New Term Loans; (iii) the Borrower shall be required to use the proceeds of such New Term Loans to acquire additional Eligible Railcars (such additional Railcars, collectively, the “New Term Loan Railcars”) together with related Leases, each of which must be an Eligible Lease and in the aggregate have a weighted average monthly lease rate of equal to or greater than the aggregate weighted average monthly lease rate of the existing Portfolio Leases that are Eligible Leases. Each such Railcar and each such Lease, as a condition to the making of any New Term Loan, shall be added to the Portfolio and become subject to the Lien of the Collateral Documents; (iv) the Borrower shall provide to the Lenders and the New Term Loan Lenders, prior to the Increased Amount Date, a complete Funding Package and Railcar Portfolio Data Set for each New Term Loan Railcar, and the Independent Appraisal included within such Funding Package shall be issued and dated within 90 days prior to the Increased Amount Date; (v) the amount borrowed pursuant to the New Term Loans shall not, on the Increased Amount Date, exceed the New Term Loan Advance Rate; (vi) both before and after giving effect to the making of any New Term Loans, each of the conditions set forth in Section 4.02 shall be satisfied, mutatis mutandis, with respect to the New Term Loans and the New Term Loan Railcars; (vii) the New Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the New Term Loan Lenders, as applicable, and the Administrative Agent, and each of which shall be recorded in the Register and each New Term Loan Lender shall be subject to the requirements set forth in Section 3.01(d); and (viii) the Borrower shall deliver or cause to be paid any fees in favor of the Administrative Agent, any Lender, any New Term Loan Lender or any other Creditor in connection with the New Term Loan Commitment.
(c)    On any Increased Amount Date on which any New Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to the Borrower (the “New Term Loans”) in an amount equal to its New Term Loan Commitment and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.
(d)    The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof the New Term Loan Commitments and the New Term Loan Lenders, subject to the terms and conditions contemplated by this Section 2.14.
(e)    The terms and provisions of the New Term Loan and New Term Loan Commitments shall be as set forth herein including, without limitation, that (i) the maturity date of the New Term Loans shall be the Maturity Date and (ii) the amortization of the New Term

[Amended and Restated Term Loan Agreement]
Loans shall be calculated on the same basis as the other Loans; provided that the New Term Loans may bear interest on the outstanding principal amount thereof at a rate per annum equal to or less than the Applicable Rate and may have upfront fees differing from the upfront fees payable to the Lenders initially party hereto (which such upfront fees shall be paid or netted from the proceeds of such New Term Loans). The terms of the New Term Loan and New Term Loan Commitments, including any amendments to the Loan Documents required to implement such terms, shall be set forth in the Joinder Agreement relating to such New Term Loan.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
SECTION 3.01    Taxes. (a) Payments Net of Certain Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Protected Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Other Taxes. In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary, intangible, recording or filing Taxes or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution, performance, enforcement, registration or delivery of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”) except any Other Taxes imposed with respect to an assignment (other than Other Taxes imposed (i) with respect to an assignment made pursuant to Section 2.08 or Section 3.01(h) or (ii) solely by reason of a Protected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
(c)    Additional Taxes. The Borrower agrees to indemnify each Protected Party for the full amount of Indemnified Taxes imposed on any payment hereunder or under any other Loan Document and for Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01), in each case payable or paid by such Protected Party or required to be withheld or deducted from a payment to such Protected Party and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally

[Amended and Restated Term Loan Agreement]
imposed by the relevant Governmental Authority, within 10 days after receipt of documentation reasonably satisfactory to the Administrative Agent evidencing the amount and nature of such payment, which documentation shall be conclusive absent manifest error.
(d)    Tax Forms and Certificates.
(i)    Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages thereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested by the Borrower, the Administrative Agent or the Depositary, or as required by law on or prior to the expiration of the form or certificate most recently provided, provide the Borrower, the Administrative Agent and the Depositary with true, complete and correct and executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(ii)    Each Lender that is not a U.S. Lender (each, a “Non-U.S. Lender”) shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages thereof and, to the extent it is legally entitled to do so, on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested by the Borrower, the Administrative Agent or the Depositary, or as required by law on or prior to the expiration of the form or certificate most recently provided, provide the Borrower, the Administrative Agent and the Depositary with true, complete and correct and executed copies of (a) Internal Revenue Service Form W-8BEN-E or W-8BEN, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which provides an exemption from or reduction in the rate of withholding tax on payments of interest, (b) Internal Revenue Service Form W-8ECI certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (c) the form referenced in clause (a) (but not claiming treaty benefits with respect to payments of interest), accompanied by a certificate to claim the portfolio interest exemption under Section 881(c) of the Code to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, (d) to the extent such Non-U.S. Lender is not the beneficial owner, duly completed copies of Internal Revenue Service Form W-8IMY accompanied by applicable documents from each beneficial owner certifying that such Non-U.S. Lender and each beneficial owner is entitled to a complete exemption from tax on payments pursuant to this Agreement or any of the other Loan Documents or (e) to the extent in the Lender’s reasonable judgment the completion, execution or submission would neither subject such Lender to any material unreimbursed cost or expense nor materially prejudice the legal or commercial position of such Lender, any other form

[Amended and Restated Term Loan Agreement]
prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or, as applicable, the Administrative Agent or the Depositary, to determine the withholding or deduction required to be made. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, the Administrative Agent and the Depositary in writing of its legal inability to do so.
(iii)    The Administrative Agent, on its own behalf, shall, on or prior to the date of its execution and delivery of this Agreement in the case of the initial Administrative Agent, and, unless legally unentitled to do so by reason of a change in treaty, law or regulation occurring prior to replacement, on or prior to the date on which a replacement Administrative Agent may become Administrative Agent hereunder, and from time to time thereafter as requested by the Borrower or the Depositary, or as required by law on or prior to the expiration of the form or certificate most recently provided, provide the Borrower and the Depositary the applicable forms described in clause (i) or (ii) above certifying that such Administrative Agent is entitled to a complete exemption from tax on payments pursuant to this Agreement or any of the other Loan Documents as to which it is the beneficial owner.
(iv)    Additionally, if a Lender or Protected Party sells, assigns or transfers any participation in a Loan to another Person, such Lender or Protected Party (including any transferee or successor Lender or Protected Party) shall provide any new forms required above as a result of such sale or transfer.
(e)    [Intentionally Omitted].
(f)    [Intentionally Omitted].
(g)    FATCA.
(i)    Each Lender shall deliver to the Borrower, the Depositary and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, the Depositary or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Depositary or the Administrative Agent as may be necessary for the Borrower, the Depositary and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(ii)    The Administrative Agent shall deliver to the Borrower and the Depositary at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including

[Amended and Restated Term Loan Agreement]
as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Depositary as may be necessary for it to comply with its obligations under FATCA and to determine that such Administrative Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(h)    Mitigation. If the Borrower is required to pay additional amounts to or for the account of any Protected Party pursuant to this Section 3.01, then such Protected Party will agree to use reasonable efforts, at the expense of the Borrower, to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Protected Party, is not otherwise disadvantageous to such Lender.
(i)    Tax Receipts. As soon as reasonably practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing such payment (to the extent one is so provided or can readily be obtained from the relevant Governmental Authority), a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(j)    Refunds. If a Protected Party determines that it has received a refund of any Indemnified Taxes or Other Taxes which in the Protected Party’s sole discretion exercised in good faith is allocable to amounts with respect to which it has been indemnified by the Borrower hereunder or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay over the amount of such refund, net of all out-of-pocket expenses (including Taxes), to the Borrower (but only to the extent of indemnity payments made, or additional payments paid, by the Borrower with respect to the Indemnified Taxes or Other Taxes giving rise to such refund) without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Protected Party, shall repay such Protected Party the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Protected Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will the Protected Party be required to pay any amount to a Borrower pursuant to this paragraph (j) the payment of which would place a Protected Party in a less favorable after-tax position than the Protected Party would have been in if the Tax subject to the indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payment or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Protected Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other person.
(k)    Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the parties contained in subsections (a) through (j) above shall survive the repayment, satisfaction or discharge in full of principal and interest hereunder, the resignation or replacement of the Administrative Agent or any

[Amended and Restated Term Loan Agreement]
assignment of rights by, or replacement of, a Lender and under any instrument delivered hereunder.
SECTION 3.02    [Intentionally Omitted].
SECTION 3.03    Increased Costs and Reduced Return. (a) If, on or after the Restatement Closing Date, a Change in Law:
(i)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Protected Party which is not otherwise included in the determination of Daily Simple SOFR hereunder;
(ii)    shall subject any Protected Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Taxes imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, in each case as a result of a present or former connection between such Protected Party and the jurisdiction imposing such Tax (other than connections arising from such Protected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    shall impose on such Protected Party any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any participation in any such Loan;
and the result of any of the foregoing is to increase the cost to such Protected Party of making, converting into, continuing or maintaining any Loans or to reduce any amount receivable hereunder in respect thereof (any such increased cost or reduction hereinafter referred to as an “Increased Cost”), then, in any such case, upon notice to the Borrower from such Protected Party, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to pay such Protected Party, in accordance with Section 2.07(c), any additional amounts necessary to compensate such Protected Party for such increased cost or reduced amount receivable.
(b)    If any Protected Party shall have determined that a Change in Law regarding capital adequacy or liquidity, or compliance by such Protected Party, or its parent corporation, with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Protected Party’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Protected Party, or its parent corporation, could have

[Amended and Restated Term Loan Agreement]
achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Protected Party’s (or parent corporation’s) policies with respect to capital adequacy or liquidity), then, upon notice from such Protected Party to the Borrower, the Borrower shall be obligated to pay to such Protected Party in accordance with Section 2.07(c), such additional amount or amounts as will compensate such Protected Party for such reduction. Each determination by any such Protected Party of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.
(c)    A certificate of each Protected Party setting forth such amount or amounts as shall be necessary to compensate such Protected Party or its holding company as specified in subsection (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Protected Party the amount shown as due on any such certificate delivered by it on the next succeeding Settlement Date in accordance with Section 2.07(c).
(d)    Promptly after any Protected Party becomes aware of any circumstance that will, in its sole judgment, result in a request for increased compensation pursuant to this Section, such Protected Party shall notify the Borrower thereof. Failure on the part of any Protected Party so to notify the Borrower or to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Protected Party’s right to demand compensation with respect to such period or any other period. The protection of this Section shall be available to each Protected Party regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.
SECTION 3.04    [Intentionally Omitted].
SECTION 3.05    Depositary Rate Protections. The Depositary shall have no obligation (i) to monitor, determine or verify the unavailability or cessation of any Benchmark, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event, or other Benchmark Replacement Date, (ii) to select, determine or designate any alternative reference rate or Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or whether or what Conforming Changes are necessary or advisable, if any, in connection with the foregoing. The Depositary shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of any Benchmark or the absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation, the Administrative Agent and the Lenders, in providing any direction, instruction, notice or information required or contemplated by the terms of any Loan Document and reasonably required for the performance of its duties.
SECTION 3.06    Changed Circumstances.

[Amended and Restated Term Loan Agreement]
(a)    Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a SOFR Loan, the continuance or maintenance of outstanding SOFR Loans or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Daily Simple SOFR pursuant to the definition thereof or (ii) one or more Lenders whose Credit Exposure constitutes more than sixty-six and two thirds percent (66 ⅔%) of the Credit Exposure of all Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Daily Simple SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans and, in the case of clause (ii), such Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower and the Derivatives Creditors. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make, continue or maintain SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Loans bearing interest at the Applicable Alternate Rate in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have immediately been converted into Loans bearing interest at the Applicable Alternate Rate. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.
(b)    Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR or Daily Simple SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower, the other Lenders and the Derivatives Creditors (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, any obligation of the Lenders to make, continue or maintain SOFR Loans, and any right of the Borrower to borrow a SOFR Loan, convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent) convert all SOFR Loans to Loans bearing interest at the Applicable Alternate Rate, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such

[Amended and Restated Term Loan Agreement]
day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.
(c)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders, the Borrower and the Derivatives Creditors so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.06(c)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Depositary, the Lenders and the Derivatives Creditors of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.06(c)(iv) and of the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.06(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.06(c).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (1) any tenor for such Benchmark is not displayed on a screen or

[Amended and Restated Term Loan Agreement]
other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Loans bearing interest at the Applicable Alternate Rate and (B) any outstanding affected SOFR Loans will be deemed to have immediately been converted to Loans bearing interest at the Applicable Alternate Rate.
ARTICLE IV

CONDITIONS
SECTION 4.01    Conditions to Effectiveness of this Agreement. The obligations of each Lender to make a Loan on the Restatement Closing Date is subject to the satisfaction of the following conditions:
(a)    Executed Loan Documents. Receipt by the Administrative Agent (to the extent not previously received by the Administrative Agent pursuant to the Existing Loan Agreement) of duly executed copies of: (i) this Agreement; (ii) the Notes (if requested under Section 2.04); (iii) the Collateral Documents; and (iv) all other Loan Documents, including, without limitation, (w) an amendment to, or an amendment and restatement of, the Supplemental Agreement (CCAAA), dated as of the Closing Date, among the Borrower, the Collateral Agent, TILC and the TILC Account Collateral Agent, (x) an amendment to, or an amendment and restatement of, the Repetitive Wire Instructions, dated as of the Closing Date, from the Collateral Agent to the TILC Account Collateral Agent, (y) an Amendment No. 1 to TILC Servicing Agreement and (z) an Amendment No. 1 to Purchase and Contribution Agreement, each in form and substance satisfactory to the Administrative Agent or its counsel in their sole discretion.

[Amended and Restated Term Loan Agreement]
(b)    Due Diligence. Each Lender shall have completed, and be satisfied with the results of (in compliance with all Applicable Laws where relevant), its “know your client”, business and legal due diligence review with respect to the Servicer and the Borrower and the transactions contemplated hereby, including, without limitation, a due diligence review of the financial statements, if any, of the Servicer and the Borrower, the tax status of the Servicer and the Borrower and an environmental, employee benefits and insurance due diligence review.
SECTION 4.02    Conditions to the Restatement Closing Date. The obligation of any Lender to make a Loan on the occasion of the Borrowing on the Restatement Closing Date is subject to the satisfaction of the following conditions:
(a)    Notice. The Borrower shall have delivered to the Administrative Agent an appropriate Notice of Borrowing, duly executed and completed, by the time specified in Section 2.02.
(b)    Representations and Warranties. The representations and warranties made by the Borrower, the Servicer, TILC and each Seller in any Loan Document to which it is a party are true and correct in all material respects (without duplication of any materiality qualifiers already contained therein) at and as if made as of such date except to the extent they expressly relate to an earlier date.
(c)    No Default. No Trigger Event, violation of any Concentration Limit, Default, Event of Default or Servicer Replacement Event shall exist or be continuing either prior to or immediately after giving effect to the making of a Loan (and the application of the proceeds thereof).
(d)    Leases. Receipt by the Administrative Agent of any Lease Documents to which the Borrower is a party.
(e)    Recordations and Filings. The Administrative Agent shall have received evidence satisfactory to it in its reasonable discretion from the official records of the STB and the Registrar General of Canada (and a legal opinion in form and substance reasonably acceptable to the Administrative Agent or its counsel) that the Security Agreement (or a memorandum thereof or a supplement thereto with respect to the Additional Portfolio) has been registered, recorded or filed for recordation in accordance with Applicable Law or will be registered, recorded or filed as soon as practicable following closing. No filings will be made in Mexico.
(f)    Title to the Collateral. Contemporaneously with closing, the Borrower shall have good and marketable legal and beneficial title to each Initial Portfolio Railcar and good title to all other items of applicable Collateral, free and clear of all Liens other than Permitted Liens.

[Amended and Restated Term Loan Agreement]
(g)    Permits. The Administrative Agent shall have received satisfactory evidence that any Permits needed to make all required payments under each such Lease to the Borrower in Dollars have been obtained and are in full force and effect.
(h)    Funding Package. Receipt of the complete Funding Package for each such Initial Portfolio Railcar. The Independent Appraisal included within each such Funding Package shall be issued and dated within 90 days prior to the Restatement Closing Date.
(i)    Fees. The Borrower shall have paid, or shall concurrently pay with such funding, (i) the fees, costs and expenses then payable by the Borrower under Section 11.04 of this Agreement to the extent invoiced reasonably in advance of the Restatement Closing Date and (ii) any fees owing to the Lenders, the Administrative Agent or any other Person on the Restatement Closing Date pursuant to the terms of the Fee Letters.
(j)    Payoff Letter. A payoff letter or release from all Persons (if any) holding Liens of record (other than Permitted Liens) on or prior to the Restatement Closing Date with respect to any Railcar in the Additional Portfolio shall have been delivered to the Administrative Agent and all filings and recordings of or with respect to such Lien releases shall be made as soon as practicable following closing.
(k)    Servicing Documents. The Administrative Agent shall have received evidence satisfactory to it that documentation and other actions relating to the Initial Portfolio Railcars (and the Leases relating thereto, and payments in respect of the foregoing) have been entered into or taken, as applicable, as contemplated under the Servicing Documents as necessary, advisable or customary to establish and protect the Borrower’s and the Collateral Agent’s interests in such Railcars, Leases and payments.
(l)    Liquidity Reserve Account. The Borrower shall have caused to be deposited (or directed the Administrative Agent to deposit from the proceeds of the Loans) into the Liquidity Reserve Account an amount equal to the Liquidity Reserve Target Amount.
(m)    Purchase and Contribution Agreement. Receipt by the Administrative Agent of a duly executed copy of each applicable: (i) Purchase and Contribution Agreement, (ii) Bill of Sale, (iii) Assignment and Assumption (as defined in the Purchase and Contribution Agreement) and (iv) Delivery Schedule (as defined in the Purchase and Contribution Agreement), in each case with respect to the Additional Portfolio and in form and substance reasonably satisfactory to the Administrative Agent or its counsel, and the conditions set forth in Sections 3.1 and 3.2 of the Purchase and Contribution Agreement shall have been satisfied.
(n)    Organization Documents. The Administrative Agent shall have received: (i) a copy of the Organization Documents of the Borrower, TILC and each Seller with respect to the Additional Portfolio, certified as of a recent date by the Secretary of State of its respective state of organization, and a certificate as to the good standing of the Borrower, TILC and each such Seller, from such Secretary of State, as of a recent date; (ii) a certificate of a Responsible Officer of the Borrower, TILC and each Seller with respect to the Additional Portfolio, dated the Restatement Closing Date and certifying (A) that the certificate of formation or articles of

[Amended and Restated Term Loan Agreement]
incorporation or other Organization Documents, as applicable, of the Borrower, TILC and each such Seller have not been amended since the date of the last amendment thereto shown on the related certificate furnished pursuant to clause (i) above; (B) that attached thereto is a true and complete copy of the operating agreement or by-laws (or their equivalent) of the Borrower, TILC and each such Seller, as applicable, as in effect on the Restatement Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below; (C) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of the Borrower, TILC and each such Seller, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith or therewith on behalf of the Borrower, TILC and each such Seller; and (E) solely with respect to the Borrower, the representations and warranties made by the Borrower in any Loan Document to which it is a party are true and correct in all material respects (without duplication of any materiality qualifiers already contained therein) at and as if made as of such date except to the extent they expressly relate to an earlier date, and that no Trigger Event, violation of any Concentration Limit, Default, Event of Default or Servicer Replacement Event exists or is continuing either prior to or immediately after giving effect to the making of the Loans (and the application of the proceeds thereof); and (iii) a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above.
(o)    Opinions of Counsel. On the Restatement Closing Date, the Administrative Agent shall have received:
(i)    favorable written opinions (including, without limitation, as to true sale and non-consolidation matters) of Vedder Price, P.C. counsel to the Borrower, TILC and each Seller with respect to the Additional Portfolio, addressed to the Administrative Agent and each Lender, dated the Restatement Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, and covering such additional customary closing matters incident to the transactions contemplated hereby as the Administrative Agent or its counsel may reasonably request;
(ii)    from special STB counsel to the Borrower, email confirmation that no liens exist on the Railcars in the Additional Portfolio and related Leases which would have a priority over the liens granted to the Collateral Agent on the Restatement Closing Date other than liens being released contemporaneously with closing (and the Borrower shall procure an opinion from special STB counsel to the Borrower addressed to the Administrative Agent and each Lender, dated the Restatement Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and covering such additional customary closing matters incident to the transactions contemplated hereby as the Administrative Agent or its counsel may reasonably request; provided that the

[Amended and Restated Term Loan Agreement]
executed version of such opinion may be delivered within three Business Days of the Restatement Closing Date); and
(iii)    from special Canadian counsel to the Borrower, email confirmation that no liens exist on the Railcars in the Additional Portfolio and related Leases which would have a priority over the liens granted to the Collateral Agent on the Restatement Closing Date other than liens being released contemporaneously with closing (and the Borrower shall procure an opinion from special Canadian counsel to the Borrower addressed to the Administrative Agent and each Lender, dated the Restatement Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and covering such additional customary closing matters incident to the transactions contemplated hereby as the Administrative Agent or its counsel may reasonably request; provided that the executed version of such opinion may be delivered within three Business Days of the Restatement Closing Date).
(p)    Perfection of Security Interests; Search Reports. On or prior to the Restatement Closing Date, the Administrative Agent shall have received:
(i)    to the extent not previously received by the Administrative Agent pursuant to the Existing Loan Agreement, appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law) in form (or fully executed, as applicable) for filing under the Uniform Commercial Code or other applicable local law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Administrative Agent or its counsel, to perfect the security interests intended to be created by the Collateral Documents; and
(ii)    copies of reports from CT Corporation Service System or other independent search service reasonably satisfactory to the Administrative Agent or its counsel listing all effective financing statements that name the Borrower or any Seller with respect to the Additional Portfolio, as such, as debtor or seller that are filed in the jurisdictions wherein such filing would be effective to perfect a Lien in the Collateral or any portion thereof, together with copies of such financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Administrative Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local law) in form (or fully executed, as applicable) for filing).
(q)    Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Borrower or the Servicer on its behalf evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Collateral Agent as additional insured and sole loss payee on behalf of the Lenders.
(r)    Consents and Approvals. On the Restatement Closing Date, all necessary governmental (domestic or foreign), regulatory and third party approvals in connection with

[Amended and Restated Term Loan Agreement]
the transactions contemplated by the Loan Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect.
(s)    Material Adverse Effect. There shall not have occurred since the date of its formation any development or event relating to or affecting the Borrower which has had or could be reasonably expected to have a Material Adverse Effect.
(t)    Litigation; Judgments. On the Restatement Closing Date, there shall be no actions, suits, proceedings or investigations pending or threatened (i) with respect to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, (ii) against the Borrower or (iii) against a Seller or the Servicer and which the Administrative Agent shall determine could reasonably be expected to have a Material Adverse Effect. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the transactions contemplated by the Loan Documents and otherwise referred to herein or therein.
(u)    Railcar Portfolio Data Set. On or prior to the Restatement Closing Date, the Borrower shall have delivered or caused to be delivered to the Administrative Agent the Railcar Portfolio Data Set.
(v)    Beneficial Ownership Certification. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent shall have received a Beneficial Ownership Certification in respect of the beneficial owner(s) of the Borrower, dated the Restatement Closing Date and duly executed by a Responsible Officer of the Borrower.
    All corporate and legal proceedings and instruments and agreements relating to the transactions contemplated by this Agreement and the other Loan Documents or in any other document delivered in connection herewith or therewith shall be reasonably satisfactory in form and substance to the Administrative Agent or its counsel.
    Promptly after the Restatement Closing Date occurs, the Administrative Agent shall notify the Borrower and the Lenders of the Restatement Closing Date, and such notice shall be conclusive and binding on all parties hereto.
    The delivery of the Notice of Borrowing shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (f) above.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
    The Borrower represents and warrants that:

[Amended and Restated Term Loan Agreement]
SECTION 5.01    Organization and Good Standing. The Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, has all limited liability company powers and all material governmental business authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified as a foreign limited liability company, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers and in which the failure to so qualify or be licensed or in good standing, as the case may be, in the aggregate, could have a Material Adverse Effect.
SECTION 5.02    Power; Authorization; Enforceable Obligations. The Borrower has the corporate or other necessary power and authority, and the legal right to execute, deliver and perform the Loan Documents to which it is a party and to obtain extensions of credit hereunder, and has taken all necessary corporate or other action to authorize the borrowings and other actions on the terms and conditions of this Agreement and to authorize the execution, delivery and performance by it of the Loan Documents to which it is a party. No consent, approval, licenses, validation or authorization of, filing, recording or registration with, notice to, exemption by or other similar act by or in respect of, any Governmental Authority or any other Person (including, without limitation, any stockholder, certificate holder or creditor of the Borrower or any of their respective Affiliates) is required to be obtained or made by or on behalf of the Borrower in connection with the Borrowing or other extensions of credit hereunder, the execution, delivery, performance, validity or enforceability by or against it of the Loan Documents or the exercise of the rights and remedies of the Administrative Agent, the Collateral Agent or any other Protected Party pursuant to this Agreement or any other Loan Document, except for (i) consents, authorizations, notices and filings disclosed in Schedule 5.02, all of which have been obtained or made, (ii) filings to perfect and maintain the perfection of the Liens created by the Collateral Documents and (iii) consents, authorizations, notices and filings in connection with the disposal of Collateral required by laws affecting the offering and sale of securities. This Agreement has been, and each other Loan Document to which the Borrower is a party will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which the Borrower is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).
SECTION 5.03    No Conflicts. Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrower, will (i) violate or conflict with any provision of the Borrower’s Organization Documents, (ii) violate, contravene or conflict with any Applicable Law (including Regulation U or Regulation X), (iii) violate, contravene or conflict with any Contractual Obligation to which the Borrower is a party or by which the Borrower may be bound, or (iv) result in or require the

[Amended and Restated Term Loan Agreement]
creation of any Lien (other than the Lien of the Collateral Documents) upon or with respect to the properties of the Borrower.
SECTION 5.04    No Default. The Borrower is not in default in any respect under any Contractual Obligation to which it is a party or by which any of its properties is bound, in each case which default has had or could reasonably be expected to have a Material Adverse Effect. No Default, Event of Default or, to the Knowledge of the Borrower, Servicer Replacement Event has occurred and is continuing.
SECTION 5.05    Financial Condition. Except for the Debt incurred under this Agreement, (i) there were as of the Restatement Closing Date (and after giving effect to any Loans made on such date) no material liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to the Borrower of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due and including obligations or liabilities for taxes, long-term leases and unusual forward or other long-term commitments), and (ii) there is no basis for the assertion against the Borrower of any such liability or obligation which, either individually or in the aggregate, are or could reasonably be expected to have, a Material Adverse Effect.
SECTION 5.06    No Material Change. Since the formation of the Borrower there has been no Material Adverse Effect, and no event or development has occurred which could reasonably be expected to result in a Material Adverse Effect.
SECTION 5.07    Title to Properties. On the Restatement Closing Date and during the term of this Agreement, the Borrower shall be the sole legal and beneficial owner of and shall have good and marketable title to each Portfolio Railcar and Portfolio Lease and all of its other material properties and assets, except, in the case of assets other than Portfolio Railcars and Portfolio Leases, for minor defects in title that do not interfere with its ability to conduct its business as currently conducted. All such Portfolio Railcars and Portfolio Leases and other material properties and assets are and will be free and clear of Liens other than Permitted Liens.
SECTION 5.08    Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or overtly threatened (or any basis therefor of which the Borrower has Knowledge) against or affecting the Borrower that (i) involve any Loan Document or (ii) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 5.09    Taxes; Tax Status. (i) The Borrower has filed, or caused to be filed, all Tax returns (including federal, state, local and foreign Tax returns) the failure of which to be filed could reasonably be expected to result in a Material Adverse Effect and paid (i) all amounts of Taxes shown thereon to be due (including interest and penalties) and (ii) all other material Taxes, fees, assessments and other governmental charges (including mortgage recording Taxes, documentary stamp Taxes and intangible Taxes) owing by it, except for such Taxes (A) which are not yet delinquent or (B) that are being contested in good faith and by proper proceedings diligently pursued, and against which adequate reserves are being maintained in

[Amended and Restated Term Loan Agreement]
accordance with GAAP. To the Knowledge of the Borrower, there is no pending investigation of the Borrower by any taxing authority or proposed Tax assessments against the Borrower.
(ii)    The Borrower is, for United States federal income tax purposes, either (i) a “disregarded entity” owned by a “United States person” or (ii) a “domestic partnership” (other than a “publicly traded partnership” treated as a corporation).
SECTION 5.10    Compliance with Law. The Borrower is in compliance with all requirements of Applicable Law (including Environmental Laws) applicable to it or to its properties, except where such failures to comply could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Neither the Borrower, nor any of its properties or assets is or are subject to or in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority, except where such defaults could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Borrower has not received any written communication from any Governmental Authority that alleges that it is not in compliance in any respect with any Applicable Law, except for allegations that have been satisfactorily resolved and are no longer outstanding or which could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.11    Subsidiaries. The Borrower has no Subsidiaries.
SECTION 5.12    Governmental Regulations, Etc. (a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U. No proceeds of the Loans will be used, directly, or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the assets of the Borrower. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, as amended, the Exchange Act or regulations issued pursuant thereto, or Regulation T, U or X.
(b)    The Borrower is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, and the Borrower is not a “covered fund” under the Volcker Rule (17 C.F.R. 75.10(b)).
SECTION 5.13    Purpose of Loans. The proceeds of the Loans made on the Restatement Closing Date will be used solely to refinance the Existing Portfolio, to fund the acquisition of the Additional Portfolio and to pay fees and expenses incurred in connection therewith.
SECTION 5.14    Environmental Matters. The Borrower has complied with all applicable Environmental Laws, except where the failure to comply could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Borrower

[Amended and Restated Term Loan Agreement]
has not incurred any liability under any Environmental Laws, received written notice of any actual or claimed or asserted failure to comply with Environmental Laws which alone, or together with any other such liability or notices which have been previously or concurrently received, could reasonably be expected to result in a Material Adverse Effect, other than in connection with failures which have been corrected. No hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in any Environmental Laws, are managed on any property of the Borrower in violation of any regulations promulgated pursuant thereto or any other Applicable Law, except as could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.15    Intellectual Property. The Borrower owns, or possesses the right to use, all of the Marks, trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person. To the Knowledge of the Borrower, no slogan or other advertising devise, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or overtly threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the Knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.
SECTION 5.16    Solvency. The Borrower is and, after consummation of the transactions contemplated hereby and by the other Loan Documents and Lease Documents, will be Solvent.
SECTION 5.17    Disclosure. No statement, information, report, representation, or warranty made by the Borrower in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with any Loan Document (considered together with all other such information so furnished) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
SECTION 5.18    Collateral Documents. (a) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Protected Parties, a legal, valid and enforceable “first” priority security interest in the Collateral and, when the filings, recordations or other actions described in Section 3.02 of the Security Agreement shall have been completed, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in the Collateral, in each case to the extent provided in Section 3.02 of the Security Agreement. The exact limited liability company name of the Borrower as it appears in its certificate of formation is Trinity Rail Leasing 2023 LLC, the Borrower’s jurisdiction of organization is Delaware, and the Borrower’s chief executive office is located at 14221 N. Dallas Parkway, Suite 1100, Dallas, TX 75254.
(b)    The Collateral Agent, for the ratable benefit of the Protected Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Administrative Agent of continuation statements to the extent required by the Uniform

[Amended and Restated Term Loan Agreement]
Commercial Code, the Collateral Documents will at all times constitute valid and continuing liens of record and a “first” priority perfected security interest in all the Collateral referred to therein, except as priority may be affected by Permitted Liens.
SECTION 5.19    Ownership. TILC owns good, valid and marketable title to all outstanding Equity Interests of the Borrower, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise.
SECTION 5.20    Lease Documents. The Borrower has delivered or caused to be delivered to the Lenders true and complete copies of the Leases and any amendments or supplements thereto to which the Borrower is a party, and, except for amendments so disclosed to the Administrative Agent and the Lenders, such documents have not been amended or modified.
SECTION 5.21    Sole Business of the Borrower. The sole business of the Borrower is the ownership, leasing and financing of Railcars and matters incidental thereto. The Borrower has not engaged in any activities since its organization (other than those incidental to its organization and other appropriate steps and arrangement for the payment of fees to, and director’s and officer’s insurance for, the officers and directors of the Borrower, the acquisition and leasing of the Portfolio Railcars and the funding thereof, the authorization and issuance of the Notes, the execution of this Agreement, and the other Loan Documents and the Lease Documents to which it is a party and the activities referred to in or contemplated by such agreements), and the Borrower has not paid any dividends or other distributions since its organization, except as permitted pursuant to Section 7.07 hereof.
SECTION 5.22    Separate Corporate Structure; No Employees.
(i)    The Borrower is operated as a separate legal entity from TILC and its Affiliates (other than the Borrower) and will observe all corporate formalities necessary to remain a legal entity separate and distinct from, and independent of, TILC and its Affiliates (other than the Borrower).
(ii)    The Borrower has satisfied the minimum capitalization requirements, if any, under the laws of the State of Delaware for purposes of conducting its business.
(iii)    The Borrower has complied in all respects with the requirements set forth in its Organization Documents.
(iv)    When the Borrower corresponds with third parties with regard to its business on stationery, such stationery has letterhead identifying it.
(v)    The Borrower keeps complete and accurate entity records, books, accounts and minutes separate from those of TILC and any of its Affiliates (other than the Borrower) or any other Person.

[Amended and Restated Term Loan Agreement]
(vi)    The Borrower has held itself out to the public (including to creditors of the Borrower, TILC and their Affiliates) under its own name as a separate and distinct entity.
(vii)    The Borrower has not directly or indirectly entered into any transaction with TILC or any of its Affiliates except pursuant to or as expressly permitted by the Loan Documents and then in an arm’s-length bargain.
(viii)    The Borrower has not loaned funds to, guaranteed or become obligated with respect to claims against, TILC or any of its Affiliates (other than the Borrower) or any other Person or entity except as expressly permitted by the Loan Documents or as provided by operation of consolidated group principles of U.S. federal income tax and ERISA laws.
(ix)    The Borrower has kept its assets and liabilities as reflected in its books and records separate from those of TILC and its Affiliates (other than the Borrower) and has not and at all times will not commingle such assets and liabilities (except as expressly permitted pursuant to this Agreement).
(x)    The Borrower has kept adequate records to permit the segregation of its assets and liabilities from those of TILC and its Affiliates (other than the Borrower).
(xi)    The Borrower has not held itself out to the public as a division of TILC or its Affiliates, or TILC or its Affiliates as a division of the Borrower.
(xii)    The Borrower has not induced third parties to rely on the creditworthiness of TILC or its Affiliates (other than the Borrower) in order to have third parties enter into contracts with the Borrower.
(xiii)    The Borrower has and will pay its obligations in the ordinary course of business as a legal entity separate and distinct from TILC and its Affiliates (other than the Borrower).
(xiv)    Other than with respect to funds on deposit in the TILC Customer Payments Account subject at all times to the TILC Account Administration Agreement, the Borrower has and will keep its funds separate and distinct from any funds of TILC and its Affiliates (other than the Borrower) (except for misdirected Lease payments), and will receive, deposit, withdraw and disburse such funds separate from any funds of TILC and its Affiliates (other than the Borrower).
(xv)    The Borrower does not have any employees.
(xvi)    The Borrower will maintain separate financial statements from any other Person; provided, however, that if the Borrower’s financial statements are included in a consolidated statement of TILC or any Affiliates, such consolidated financial statement discloses the nature of the Borrower’s sole purpose, that it is a separate legal entity and

[Amended and Restated Term Loan Agreement]
that the assets of the Borrower are not available to pay the creditors of TILC or any Affiliates.
SECTION 5.23    Leases. (a) Each Portfolio Lease with respect to an Initial Portfolio Railcar on the Restatement Closing Date was an Eligible Lease as of the Restatement Closing Date and (b) each other Portfolio Lease was an Eligible Lease as of the applicable date on which it became a Portfolio Lease.
SECTION 5.24    Railcars. (a) Each Initial Portfolio Railcar was an Eligible Railcar as of the Restatement Closing Date and (b) each other Portfolio Railcar was an Eligible Railcar as of the applicable date on which it became a Portfolio Railcar.
SECTION 5.25    PATRIOT Act; OFAC.
(a)    None of the Borrower or any of its directors or officers or, to the Knowledge of the Borrower, employees, agents or Affiliates is subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control), the United Nations Security Council, the European Union Department of Foreign Affairs & Trade, or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”).
(b)    Each of the Borrower and its directors and officers and, to the Knowledge of the Borrower, employees, agents and Affiliates is in compliance with: (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”), in each case, in all material respects, and (iii) the PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders (collectively, “Anti-Terrorism Laws”), in each case, in all material respects.
(c)    No part of the proceeds of the Loans (including, for the avoidance of doubt, New Term Loans) will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.
SECTION 5.26    Beneficial Ownership Certification. As of the date thereof, the information included in each Beneficial Ownership Certification, if any, is true and correct in all respects.
SECTION 5.27    ECP Representation. In respect of its Derivatives Obligations, the Borrower is an “eligible contract participant” as such term is defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

[Amended and Restated Term Loan Agreement]
ARTICLE VI

    AFFIRMATIVE COVENANTS
The Borrower agrees that so long as any Lender has any Commitment hereunder, or any Loan, any Obligation or other amount payable hereunder or under any Note or other Loan Document remains unpaid:
SECTION 6.01    Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent (which the Administrative Agent shall distribute to each Lender and each Derivatives Creditor):
(a)    Annual Financial Statements.
(i)    As soon as available, and in any event within 150 days after the end of each fiscal year of the Borrower, a consolidated balance sheet and income statement of the Borrower and its consolidated Subsidiaries, as of the end of such fiscal year, and the related consolidated statements of operations and retained earnings and cash flow for such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial statements to be in reasonable form and detail and audited by the Borrower’s independent public accountants and accompanied by an opinion of such accountants (which shall not contain any “going concern” qualification or otherwise be qualified or limited in any material respect) to the effect that such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position and results of operations and cash flow of each of the Borrower and its consolidated Subsidiaries in accordance with GAAP consistently applied (except for changes with which such accountants concur).
(ii)    As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet and income statement of the Borrower and its consolidated Subsidiaries, as of the end of such fiscal year, and the related consolidated statements of operations and retained earnings and cash flow for such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial statements to be in form and detail reasonably acceptable to the Administrative Agent, prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and results of operations and cash flow of each of the Borrower and its consolidated Subsidiaries in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.
(b)    Quarterly Financial Statements. As soon as available, and in any event within 90 days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and cash flow for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in comparative form figures for the corresponding periods of the

[Amended and Restated Term Loan Agreement]
preceding fiscal year, all such financial statements to be in form and detail reasonably acceptable to the Administrative Agent, prepared in accordance with GAAP and presenting fairly in all material respects the consolidated financial position and results of operations and cash flow of the Borrower in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.
(c)    Officer’s Certificate. At the time of each delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b), a certificate duly executed by a Responsible Officer of the Borrower in substantially the form of Exhibit A-5 (a “Financial Statement Certificate”): (i) attaching and certifying that such financial statements have been prepared in accordance with GAAP, and (ii) stating that, to the Knowledge of the Borrower, no Trigger Event, Default, Servicer Replacement Event or Event of Default exists, or if any Trigger Event, Default, Servicer Replacement Event or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.
(d)    Servicer Information. Without limiting any other provision hereof, upon receipt from the Servicer, the TILC Insurance Manager or the Administrator, as applicable, (i) the financial statements of the Servicer, together with any applicable officer’s or compliance certificates, as and when due pursuant to the Servicing Agreement, and copies of all other material notices, certificates, reports, filings and other documents and all material information which the Servicer, the TILC Insurance Manager or the Administrator, as applicable, is permitted or required to give or furnish to the Borrower pursuant to the TILC Servicing Agreement, the TILC Account Administration Agreement, the Marks Company Servicing Agreement, the TILC Insurance Agreement or the Administrative Services Agreement, as applicable, and (ii) any notice regarding Liens in respect of any Collateral (other than Permitted Liens) or a Servicer Replacement Event.
(e)    Notices Regarding Collateral. Promptly upon a Responsible Officer of the Borrower obtaining Knowledge thereof, notice of Liens with respect to any Portfolio Railcar other than Permitted Liens.
(f)    Monthly Report. Not later than the second Business Day prior to each Settlement Date (each such date, a “Reporting Date”) a Monthly Report, duly executed by a Responsible Officer of the Borrower, or the Servicer on its behalf, setting forth the information contained in such Monthly Report for the Measuring Period ending most recently prior to such date (provided that if and to the extent such information is available only from a Lessee or the Administrative Agent, the Borrower’s obligation to provide such information shall be limited to providing such information as the Borrower or the Servicer is able to obtain from the Administrative Agent and such Lessee through commercially reasonable efforts to enforce applicable provisions of the applicable Lease), including calculations (in reasonable detail) with respect to the Utilization Ratio and the Concentration Limits, a complete list showing the make, manufacturer, model, car number and Mark of each Portfolio Railcar and each Lease with respect thereto, any Lease Event of Default that has occurred and is continuing on such date, and a cash collection summary for the Measuring Period (which shall

[Amended and Restated Term Loan Agreement]
include, if any Trinsight/RSI Fees were deposited into the Collection Account during the relevant Measuring Period, a confirmation of the amount of such Trinsight/RSI Fees, and, if the Servicer so desires, a direction as to where the Depositary should remit such Trinsight/RSI Fees on the immediately succeeding Settlement Date), together with an executed and fully completed officer’s certificate substantially in the form of Exhibit D hereto (if expenses are to be reimbursed to the Servicer as described in such certificate). The Administrative Agent shall review the Monthly Report and, in its sole discretion, provide the Borrower with any corrections or supplemental information regarding the Loans or amounts paid into or held in the Collection Account, which corrections and/or information the Borrower, or the Servicer on its behalf, shall include in a revised Monthly Report. The Administrative Agent shall promptly thereafter provide the Lenders and the Derivatives Creditors with a copy of the Monthly Report, as revised pursuant to the preceding sentence.
(g)    Notices. Prompt notice upon a Responsible Officer of the Borrower obtaining Knowledge thereof of: (i) the occurrence of any Trigger Event, DSCR Failure, Servicer Replacement Event, Default or Event of Default; and (ii) (A) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower which could be reasonably expected to have a Material Adverse Effect; (B) any dispute, litigation, investigation or proceeding between the Borrower and any Governmental Authority which could be reasonably expected to have a Material Adverse Effect; (C) any litigation, investigation or proceeding affecting the Borrower in which the amount involved exceeds $1,000,000 or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect; and (D) any material change in accounting policies or financial reporting practice by the Borrower. Each notice pursuant to this Section 6.01(g) shall (x) be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto and (y) if applicable, describe with particularity any and all provisions of this Agreement or the other Loan Documents that have been breached.
(h)    Domestication in Other Jurisdiction. Without prejudice to the Borrower’s covenants set forth in Article VII and any rights or remedies exercisable in relation to any non-compliance thereof, not less than 30 days prior to any change in (i) the form or jurisdiction of organization of the Borrower, (ii) the “location” (as such term is used in Section 9-307 of the Uniform Commercial Code) of the Borrower or (iii) the name of the Borrower, a copy of all documents and certificates intended to be filed or otherwise executed to effect any such changes.
(i)    Test Date Reporting. On or prior to the first Reporting Date following each Test Date, together with the Monthly Report, a certificate duly executed by a Responsible Officer of the Borrower, or the Servicer on its behalf, in substantially the form of Exhibit A-6 (a “Compliance Certificate”) setting forth in detail reasonably satisfactory to the Administrative Agent: (i) (A) computations of the Debt Service Coverage Ratio as of such Test Date, (B) if applicable, the DSCR Cure that was or will be, as applicable, undertaken by the Borrower pursuant to Section 7.12(b) (including, if applicable, the Eligible Railcars that

[Amended and Restated Term Loan Agreement]
the Borrower has added or will add to the Portfolio to effectuate such DSCR Cure), (C) whether a Utilization Failure has occurred and is continuing, and the date on which it first occurred, pursuant to Section 7.12(c), (D) a complete list of all Railcars comprising the Portfolio as of such DSCR Test Date, (E) that any Derivatives Agreement is in compliance with the requirements set forth in Section 2.13(a), and (F) calculation of the Concentration Limits, and (ii) if such Test Date is also an LTV Test Date (which, for the avoidance of doubt, occurs annually) (A) computations of the Loan-to-Value Ratio as of such Test Date, (B) if applicable, the LTV Cure that was or will be, as applicable, undertaken by the Borrower pursuant to Section 7.12(a) (including, if applicable, the Eligible Railcars that the Borrower has added or will add to the Portfolio to effectuate such LTV Cure) and (C) a complete list of all Railcars comprising the Portfolio as of such LTV Test Date, together with the Independent Appraisal for each such Railcar as required pursuant to Section 6.01(j).
(j)    Independent Appraisals. With respect to each LTV Test Date, the Borrower shall at its own expense provide an Independent Appraisal with respect to all of the Portfolio Railcars. Each such Independent Appraisal shall have an effective date no earlier than, and be provided to the Administrative Agent no earlier than, 90 days prior to such LTV Test Date. Each Independent Appraisal delivered pursuant to this Section 6.01(j) shall be in form and substance reasonably satisfactory to the Administrative Agent.
(k)    Beneficial Ownership Certification. The Borrower shall provide the Administrative Agent with prompt notification of any change in the information provided in the latest Beneficial Ownership Certification, if any, that would result in a change to the list of beneficial owners identified in such certification.
SECTION 6.02    Preservation of Existence and Franchises; Authorizations, Approvals and Recordations. The Borrower will do all things necessary to preserve the legality, validity, binding effect or enforceability of this Agreement, the Notes or any other Lease Document or Loan Document, and to permit the making of any payment or the transfer or remittance of any funds by the Borrower under this Agreement, the Notes or any other Lease Document or Loan Document. The Borrower will be qualified to do business in every jurisdiction wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
SECTION 6.03    Books and Records. The Borrower will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves) and shall keep full and accurate books relating to the Collateral, including, but not limited to, the originals of all documentation with respect thereto, all credits granted thereon, all merchandise returned and all other dealings therewith, and the Borrower will make the same available to the Administrative Agent for inspection, at the Borrower’s own cost and expense, as provided in Section 6.11. The Borrower will keep, or, with respect to the Portfolio Railcars and the Portfolio Leases, cause the Servicer to keep, at all times books of record and account adequate to identify the Portfolio Railcars and Portfolio Leases and to locate the Portfolio Railcars and Portfolio

[Amended and Restated Term Loan Agreement]
Leases and, to the extent that the Lessee is required to provide such information pursuant to the applicable Portfolio Lease, to disclose its use, maintenance, condition and the income generated to the Borrower through the use thereof, in which full, true and correct entries will be made.
SECTION 6.04    ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower will not maintain or otherwise be or become liable or contingently liable in respect of any Pension Plan or “multiemployer plan” (as defined under Section 3(37)(A) of ERISA).
SECTION 6.05    Payment of Taxes and Other Debt; Tax Status. (a) The Borrower will pay and discharge (i) all material Taxes, assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of the Collateral and (iii) all of its other Debt as it shall become due; provided, however, that the Borrower shall not be required to pay any such Tax, assessment, charge, levy, claim or Debt which is being contested or negotiated in good faith and by appropriate proceedings diligently pursued and as to which adequate reserves have been established in accordance with GAAP, unless the failure to make any such payment could reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower shall at all times maintain status for United States federal income tax purposes as either (i) a “disregarded entity” owned by a “United States person” or (ii) a “domestic partnership” (other than a “publicly traded partnership” treated as a corporation), and shall not take (or permit any other Person to take) any action that could (or could reasonably be expected to) cause the Borrower to be classified as a corporation or publicly traded partnership taxable as a corporation. If the Borrower is classified as a partnership for U.S. federal income tax purposes, then the Borrower will make (or cause to be made) the election under Section 6221(b) of the Code for determinations of adjustments at the partnership level and take any other action necessary or appropriate for the election.  If that election is not available, the Borrower will make (or cause to be made) the election under Section 6226(a) of the Code for the alternative to payment of imputed underpayment by a partnership and take any other action necessary or appropriate for the election.
SECTION 6.06    Insurance; Certain Proceeds; Casualty Proceeds. (a) The Borrower will at all times maintain in full force and effect insurance in such amounts, covering such risk and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as are otherwise required by the Collateral Documents), and in any event in compliance with the requirements of Schedule 6.06 hereof. The Collateral Agent shall be named as loss payee with respect to all such property policies described in this clause (a) and additional insured with respect to all such other policies (other than workers’ compensation and employee health policies, if any) described in this clause (a), and each provider of property damage insurance described in this clause (a), by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, (A) that the insurance carrier shall pay all proceeds otherwise payable to the Borrower under such policies to the Collateral Agent (which agreement shall be evidenced by a “standard”

[Amended and Restated Term Loan Agreement]
or “New York” lender’s loss payable endorsement in the name of the Collateral Agent), (B) to waive all claims for insurance premiums against the Collateral Agent and the other Protected Parties, (C) to provide coverage to the Collateral Agent for the benefit of the Protected Parties regardless of the breach by the Borrower of any warranty or representation made therein, (D) that no such policy is subject to co-insurance and (E) that it will give the Collateral Agent 30 days’ prior written notice before any such policy or policies shall be materially altered, terminated or canceled, and that no act or default of the Borrower, the Servicer or any other Person (other than nonpayment of premiums) shall affect the rights of the Collateral Agent or the other Protected Parties under such policy or policies.
(b)    Any cash receipts from a Casualty (whether by way of Casualty Proceeds or Lessee indemnity payments or otherwise) received by either the Borrower or the Collateral Agent shall be deposited (in the Borrower’s sole discretion) into either (i) the Modifications and Improvements Account to fund all or a portion of the cost of one or more Required Modifications or Optional Modifications in respect of existing Railcars of the Borrower, (ii) the Optional Reinvestment Account to fund the acquisition of Qualifying Replacement Railcars or (iii) the Collection Account for application pursuant to Section 2.07(c) (except for Excepted Payments, which shall be payable to the Persons for whose benefit any such payment is made). At any time in its discretion within 180 days of deposit into the Modifications and Improvements Account or Optional Reinvestment Account, as the case may be, the Borrower may also elect to transfer amounts so deposited in the Modifications and Improvements Account (and not otherwise applied) or Optional Reinvestment Account (and not otherwise applied) into the Collection Account for application pursuant to Section 2.07(c) for the Measuring Period in which such transfer is made. In any other case, any such amounts in the Modifications and Improvements Account (and not otherwise applied) or Optional Reinvestment Account (and not otherwise applied) shall be transferred to the Collection Account for application pursuant to Section 2.07(c) on the next Settlement Date following the 180th day following their deposit. Any insurance proceeds of a Casualty with respect to a Portfolio Railcar or Lessee indemnity payments in connection with a Casualty with respect to a Portfolio Railcar received by TILC or an Affiliate of TILC shall be promptly paid by TILC or such Affiliate of TILC to the Borrower for application in accordance with the foregoing provisions of this paragraph (b).
(c)    The Borrower shall not operate any Portfolio Railcar and will prohibit each Lessee of any Portfolio Railcar to operate such Portfolio Railcar in violation of any provision of any insurance policy in effect with respect to such Railcar or in any jurisdiction where all of the insurance required hereunder shall not remain in full force and effect or in violation of any law, treaty, statute, rule, directive, regulation or order of any Governmental Authority having jurisdiction over such Portfolio Railcar or in violation of any applicable certificate, license or registration relating to such Portfolio Railcar issued by any such Governmental Authority.
(d)    In connection with the covenants set forth in this Section 6.06, it is understood and agreed that:
(i)    none of the Collateral Agent, the Depositary, the Administrative Agent, the Lenders, the Derivatives Creditors or their respective agents or employees shall be

[Amended and Restated Term Loan Agreement]
liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.06, it being understood that (A) the Borrower shall look solely to its insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Collateral Agent, the Depositary, the Administrative Agent, the Lenders, the Derivatives Creditors or their agents or employees; provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees to waive its right of recovery, if any, against the Collateral Agent, the Depositary, the Administrative Agent, the Lenders, the Derivatives Creditors and their agents and employees, to the extent permitted by law; and
(ii)    in the event that the Borrower shall fail to maintain insurance as herein provided, the Administrative Agent may at its option, upon prior written notice to the Borrower (provided that the Borrower has not procured the necessary insurance in the interim and notified the Administrative Agent in reasonable detail of the procurement, coverage and term thereof), provide such insurance and, in such event, the Borrower shall, upon demand from time to time, reimburse the Administrative Agent for the cost thereof together with interest from the date of payment thereof, on the amount of the cost to the Administrative Agent of such insurance which the Borrower shall have failed to maintain. If after the Administrative Agent has provided such insurance, the Borrower then obtains such coverage which was replaced by the insurance provided by the Administrative Agent, and the Borrower provides the Administrative Agent with evidence of such coverage reasonably satisfactory to the Administrative Agent, the Administrative Agent shall cancel the insurance it has provided pursuant to the first sentence of this paragraph. In such event, the Borrower shall reimburse the Administrative Agent for all costs to the Administrative Agent of cancellation, including without limitation any short rate penalty, together with interest from the date of the Administrative Agent’s payment thereof. In addition, at any time the Administrative Agent (either directly or in the name of any Lenders) or any Lenders may at its own expense carry insurance with respect to its interest in the Portfolio Railcars, provided that such insurance does not interfere with the Borrower’s ability to insure the Portfolio Railcars as required under the Loan Documents or adversely affect the Borrower’s insurance or the cost thereof. Any insurance payments received from policies maintained by the Administrative Agent or any Lender pursuant to the previous sentence shall be retained by the Administrative Agent or such Lender, as the case may be, without reducing or otherwise affecting the Borrower’s obligations hereunder.
SECTION 6.07    Operation, Use and Maintenance. (a) Operation and Use. The Borrower will and will require each Lessee to use the Portfolio Railcars only for lawful purposes and shall use and operate and require each Lessee to use and operate the Portfolio Railcars in compliance in all material respects with Applicable Law, except for so long as the Borrower or a Lessee is contesting in good faith by appropriate proceedings diligently conducted the validity or application of such Applicable Law in any reasonable manner. The Portfolio Railcars may not be located or used in any country other than the United States, Canada or Mexico.

[Amended and Restated Term Loan Agreement]
(b)    Maintenance. The Borrower will or will require each Lessee to keep, repair and maintain the Portfolio Railcars (i) in good order and operating condition according to industry practice for Railcars of similar age and vintage, ordinary wear and tear excepted, (ii) in compliance in all material respects with Applicable Law, except for so long as the Borrower or a Lessee is contesting in good faith by appropriate proceedings diligently conducted the validity or application of such Applicable Law in any reasonable manner, (iii) suitable for use in interchange in accordance with the Interchange Rules and (iv) with respect to Portfolio Railcars not subject to a Lease, at least as well in all material respects as it would for other similar equipment owned, operated or serviced by the Servicer. In addition to (but without limitation of) the foregoing obligation of the Borrower, with respect to any Portfolio Railcar subject to a Lease, the Borrower will, or will cause the Servicer to, use reasonable commercial efforts to cause the Lessee of such Railcar to comply with the maintenance requirements set forth in such Leases consistent with the Standard of Care.
(c)    Identification Numbers. (i) The Borrower shall cause each Portfolio Railcar to be numbered with its reporting mark as shown on the Bill of Sale under which such Portfolio Railcar was delivered to the Borrower.
(ii)    The Borrower may change or permit to be changed the identifying number of any Portfolio Railcar in accordance with its or the Servicer’s normal business practices at the time applied in a nondiscriminatory manner. Concurrently with the delivery of the Monthly Report in June and December of each calendar year or promptly upon request of the Collateral Agent or the Administrative Agent if there exists an Event of Default, the Borrower, or the Servicer on its behalf, shall deliver to the Collateral Agent and the Administrative Agent (A) a list of the identifying numbers of all Portfolio Railcars that have been changed within the prior 6 months and (B) within ten (10) Business Days of the delivery of the applicable Monthly Report, evidence of the filing, recording or deposit in such public offices where the Security Agreement (or memoranda or notices thereof) have been filed, recorded or deposited reflecting such changes in identifying numbers as may be necessary to preserve and perfect the interest of the Collateral Agent and the Lenders in the Portfolio Railcars whose identifying numbers have changed. If Borrower fails to make the applicable filing, recording or deposit provided for in this Section 6.07(c)(ii), the relevant Portfolio Railcars that would have been covered by such filing, recording or deposit shall be excluded from the calculation of the Loan-to-Value Ratio.
(d)    Insignia. Except as provided in Section 6.07(c), the Borrower will not allow the name of any Person to be placed on any Railcar as a designation that might be interpreted as a claim of ownership; provided, however, that the Borrower may permit any of the Portfolio Railcars to be lettered with the names, trademarks, initials or other insignia customarily used by the Borrower or its Affiliates, the Servicer and its Affiliates, or any Lessee or its Affiliates, on railroad equipment used or leased by such Person of the same or a similar type for convenience of identification of its right to use such Portfolio Railcar under any applicable Lease, and any of the Portfolio Railcars may be lettered in an appropriate manner for convenience of identification of the interest of the Borrower or any Lessee therein.

[Amended and Restated Term Loan Agreement]
SECTION 6.08    Replacement of Parts; Modifications and Improvements. (a) Replacement of Parts. The Borrower, at its sole cost and expense (whether from the Operating Expenses Account or otherwise), will as promptly as practicable replace all Parts with respect to Portfolio Railcars that are not then subject to a Lease or are required to be maintained by the Borrower pursuant to a Lease that may from time to time become worn out, obsolete, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever. In addition, in the course of maintenance, service, repair, overhaul or testing, the Borrower, at its sole cost and expense, may remove any Part, whether or not worn out, obsolete, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use. All replacement Parts shall be selected and installed in accordance with the Borrower’s or the Servicer’s normal business practices at that time applied in a nondiscriminatory manner and shall be free and clear of all Liens except Permitted Liens and shall be in good operating condition.
(b)    [Intentionally Omitted].
(c)    Required Modifications and Improvements. Subject to clause (e) of this Section 6.08, in the event (i) any Governmental Authority or any Applicable Law requires as a condition of continued use or operation of any Portfolio Railcar in any commodity service as reasonably determined by the Servicer that such Portfolio Railcar be altered or modified or (ii) any Governmental Authority determines that any Portfolio Railcar may be in an unsafe operating condition and as a result the Borrower determines that such Portfolio Railcar must be altered or modified (each occurrence under the foregoing clauses (i) or (ii), a “Required Modification”), the Borrower shall make or have made such Required Modification in a timely manner; provided that, the Borrower may, in good faith and by appropriate proceedings diligently conducted, contest the validity or application of any such law, regulation, requirement or rule in any reasonable manner which does not materially interfere with the use, possession, operation or return of any Portfolio Railcar or materially adversely affect the rights or interests of the Administrative Agent, Collateral Agent or the other Protected Parties in the Portfolio Railcars or under any Loan Document or otherwise expose the Borrower to criminal or material financial sanctions. If the Borrower (after consultation with the Servicer) believes that any Required Modification to either an individual Portfolio Railcar or an aggregate of Portfolio Railcars would be economically impractical, the Borrower shall provide written notice to the Administrative Agent that such Required Modification is economically impractical and shall treat such Portfolio Railcar as if an Event of Loss had occurred as of the date of such written notice with respect to such Portfolio Railcar. In such event the provisions of the Loan Documents with respect to Events of Loss shall apply with respect to such Portfolio Railcar. In reaching any decision as to whether a Required Modification is economically impractical, the Borrower shall assess the cost and timing of the Required Modification, the anticipated revenues and other sources of funds which would be available to the Borrower to fund such costs, the requirements of the Loan Documents and such other factors as the Borrower considers necessary or appropriate and shall provide a report to the Administrative Agent, regarding such assessment.
(d)    Optional Modifications and Improvements. The Borrower may modify, alter or improve any Portfolio Railcar in a manner which is not a Required Modification, including any

[Amended and Restated Term Loan Agreement]
Portfolio Railcar not then under a Lease (an “Optional Modification”), if the Borrower concludes in good faith that the proposed Optional Modification is likely to enhance the marketability of the Portfolio Railcar (or such Optional Modification is requested by a Lessee); provided that Optional Modifications may be funded only from (i) Capital Contributions to the Borrower (for the avoidance of doubt, such Capital Contributions are permitted but not required under this Agreement), (ii) distributions which would otherwise be made to or at the direction of the Borrower pursuant to Section 2.07(c)(i) or Section 2.07(c)(ii), or (iii) proceeds of a Permitted Discretionary Sale, Event of Loss or Casualty to the extent owing to the Borrower in accordance with the terms of this Agreement; provided that no Optional Modification shall diminish the fair market value, utility, residual value or remaining economic useful life of such Portfolio Railcar below the fair market value, utility, residual value or remaining economic useful life thereof immediately prior to such Optional Modification, in more than a de minimis respect.
(e)    Modification Costs. The cost of any Required Modification to a Railcar, to the extent not borne by the applicable Lessee, shall be borne by the Borrower.
SECTION 6.09    Replacement of Railcars; Optional Reinvestment Account.
(a)    Disposition Proceeds. All Net Cash Proceeds from an Asset Disposition on deposit in the Collection Account shall be applied in the manner and order of priority set forth in Section 2.07(c)(i) or Section 2.07(c)(ii), as applicable, or alternatively, (i) in the case of an Asset Disposition constituting an Event of Loss or Condemnation, unless the Borrower intends to use the proceeds of such Asset Disposition to acquire Qualifying Replacement Railcars, any excess Net Cash Proceeds after the mandatory prepayment pursuant to Section 2.07(b) is made may be deposited into the Modifications and Improvements Account to fund Optional Modifications in accordance with Section 6.09(b) or (ii) such Net Cash Proceeds may be deposited into the Optional Reinvestment Account to fund the acquisition cost of the Qualifying Replacement Railcars in accordance with Section 6.09(c).
(b)    Reinvestment of Proceeds from an Event of Loss or Condemnation. The Borrower may reinvest proceeds from an Event of Loss or Condemnation that have been deposited into the Modifications and Improvements Account as described above to fund all or a portion of the cost of one or more Required Modifications or Optional Modifications in respect of existing Railcars of the Borrower. At any time in its discretion within 180 days of deposit into the Modifications and Improvements Account, the Borrower may also elect to transfer amounts so deposited in the Modifications and Improvements Account (and not otherwise applied) into the Collection Account for application as Net Cash Proceeds for the Measuring Period in which such transfer is made. In any other case, any such amounts in the Modifications and Improvements Account (and not otherwise applied) shall be transferred to the Collection Account for application as Net Cash Proceeds on the next Settlement Date following the 181st day following their deposit.
(c)    Reinvestment of Sale/Disposition Proceeds in Replacement Railcars. In the event the Borrower intends to use the proceeds of a Permitted Discretionary Sale to acquire Qualifying Replacement Railcars pursuant to a Permitted Discretionary Acquisition, such replacement and acquisition shall occur prior to the Settlement Date immediately preceding the date falling

[Amended and Restated Term Loan Agreement]
180 days after the effective date of such Permitted Discretionary Sale. The Borrower shall deliver to the Administrative Agent a Qualifying Replacement Railcar Certificate prior to acquiring such Qualifying Replacement Railcars. All Railcars that replace Portfolio Railcars subject to a Permitted Discretionary Sale pursuant to a Permitted Discretionary Acquisition shall be Qualifying Replacement Railcars in order to be Portfolio Railcars. Upon acquisition, such Replacement Railcars (and any related Leases) will become subject to the lien of the Security Agreement (and related Loan Documents). To the extent such proceeds are not so used to acquire Qualifying Replacement Railcars pursuant to a Permitted Discretionary Acquisition prior to the Settlement Date immediately preceding the date falling 180 days after the effective date of such Permitted Discretionary Sale, at the written direction of the Administrative Agent such amounts shall be transferred to the Collection Account prior to such Settlement Date for application as Net Cash Proceeds for the Measuring Period in which such transfer is made.
SECTION 6.10    Use of Proceeds. The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 5.13. The Portfolio Railcars (including the Initial Portfolio Railcars), being utilized for low-carbon transportation of goods, have been confirmed by Sustainalytics to align with the Green Loan Principles. Without prejudice to any obligations of the Borrower under any provisions of this Agreement, any failure of the Borrower to align with the SPO shall in no event (i) constitute a Servicer Replacement Event, Mandatory Prepayment Event, Default or an Event of Default hereunder, under any other Loan Document, or under the Servicing Agreement, or (ii) limit, restrict or otherwise affect the use of proceeds pursuant to this Section 6.10. Eligible Green Assets exclude Portfolio Railcars which transport fossil fuels (crude oil, coal, refined products and natural gases). Any new commodities will be determined eligible or not by TILC based on the nature of the commodity. While not compulsory, TILC strives to target, on a fair market value basis, Eligible Green Assets equal to at least 75% of the total Portfolio Railcars, maintaining a 10% cushion to accommodate for fluctuation in fair market value, cash reserves within the transactions under this Agreement and amortization over time.
SECTION 6.11    Audits and Inspections. At the request of any Lender, the Administrative Agent shall have the right to (i) inspect all documents of the Borrower and to the extent permitted by the Servicing Agreement or the TILC Insurance Agreement, the Servicer (the “Related Documents”), including without limitation all leases, insurance policies, warranties or other agreements relating to the Portfolio Railcars and the other Collateral (during such period of time when such Portfolio Railcar or other Collateral, as the case may be, was part of the Portfolio) (each such inspection, a “Related Document Inspection”); (ii) inspect and audit each of the Borrower’s and, to the extent permitted by the Servicing Agreement, the Servicer’s books, records and databases (which shall include reasonable access to electronic copies of the Borrower’s and the Servicer’s records to the extent necessary to determine compliance with the Loan Documents) (collectively, the “Books and Records”) with respect to the Portfolio Railcars and the other Collateral and Related Documents (including without limitation data supporting all reporting requirements under the Loan Documents) (each such inspection, a “Books and Records Inspection”); (iii) discuss (A) the affairs, finances and accounts of the Borrower and the Servicer and (B) the Portfolio Railcars and the other Collateral, the Related Documents and the Books and Records, in each case with the principal executive officer and the principal financial officer of

[Amended and Restated Term Loan Agreement]
each of the Borrower and the Servicer, as applicable; (iv) conduct evaluations and appraisals of the assets included in the Collateral; and (v) subject to restrictions and procedures on inspection of the Portfolio Railcars in any applicable Lease, conduct a physical inspection of any Portfolio Railcar or otherwise obtain a Physical Inspection Report with respect thereto (each such inspection, a “Physical Inspection”, and together with each other inspection described in (i), (ii), (iii) and (iv) above, collectively, the “Inspections”); provided, however, Related Documents and Books and Records shall be subject to the terms of the Servicing Agreement and the TILC Insurance Agreement, as applicable, and shall not include the Servicer’s customer list or any other information that the Servicer reasonably determines is of a proprietary nature. All Inspections shall be conducted, at the requesting Person’s expense and no more frequently than once in any annual period (unless such Inspection (x) is conducted after a Servicer Replacement Event, LTV Failure, DSCR Failure, or Utilization Failure has occurred and is continuing (or after a DSCR Failure would have occurred and been continuing if a cash Capital Contribution had not been made), (y) is conducted after the occurrence of an Event of Default which is continuing or (z) reveals non-compliance with any covenant of the Borrower under the Loan Documents that constitutes a Default, in which case, such Inspection shall be at the expense of the Borrower and the frequency of such Inspections shall be no more than necessary as determined by the Administrative Agent in its reasonable discretion), with at least five Business Days’ notice from the Administrative Agent to the Borrower (with respect to Inspections of the Borrower) and the Servicer (with respect to inspections of the Borrower or the Servicer) and shall be conducted during normal business hours, be subject to the Borrower’s and the Servicer’s customary security procedures, if any, and not unreasonably disrupt the Borrower’s or the Servicer’s business; provided that, Lenders may attend any Inspection conducted by the Administrative Agent. Without prejudice to the right to conduct Inspections, all parties granted inspection rights hereunder shall confer with a view toward coordinating their conduct with respect to Inspections in order to minimize the costs thereof and business disruption attendant thereto. For the avoidance of doubt, any Physical Inspection conducted by the Administrative Agent shall (i) be subject to all rights of the applicable Lessee under the Lease (including quiet enjoyment rights), (ii) not interfere with the Borrower’s or any Lessees’ operation of the subject Railcars, and (iii) be limited to a total of 10% of the Portfolio Railcars (measured by number of Portfolio Railcars) for any single Physical Inspection.
SECTION 6.12    Stamp Tax. If any jurisdiction in which any Portfolio Railcar is registered, operated or located, from time to time, requires the payment of a stamp Tax, fee or its equivalent in order to perfect the Collateral Agent’s security interest in such Railcar or otherwise to allow the Administrative Agent to realize upon the Collateral, the Borrower shall pay the amount of such stamp Tax, fee or its equivalent in accordance with Section 2.07(c).
SECTION 6.13    Follow-On Leases. The Borrower will not enter into any Portfolio Lease which was not in place as of the Restatement Closing Date with respect to an Initial Portfolio Railcar or the applicable date on which such Railcar became a Portfolio Railcar with respect to any Portfolio Railcar that is not an Initial Portfolio Railcar (a “Follow-On Lease”; provided that, for the avoidance of doubt, any Lease which is part of the Existing Portfolio but was not in place (x) as of the Closing Date with respect to a Railcar in the Existing Portfolio on the Closing Date or (y) as of the applicable date on which a Railcar in the Existing Portfolio

[Amended and Restated Term Loan Agreement]
became a “Portfolio Railcar”, under and as defined in the Existing Loan Agreement, with respect to any Railcar in the Existing Portfolio that was not a “Portfolio Railcar”, under and as defined in the Existing Loan Agreement, on the Closing Date, shall be deemed to constitute a Follow-On Lease for all purposes of the Security Agreement and the TILC Servicing Agreement) unless (i) such Follow-On Lease is an Eligible Lease, (ii) the Lease Notice Requirement or Lessee Consent Requirement shall have been satisfied, if applicable, with respect to such Follow-On Lease and (iii) all necessary governmental, regulatory and third party approvals in connection with the Follow-On Lease shall have been obtained and remain in full force and effect; provided that the Administrative Agent may waive the requirements of this Section 6.13 in its reasonable discretion. Each of the requirements of this Section 6.13 shall have been satisfied prior to the delivery of Portfolio Railcars under the applicable Follow-On Lease.
SECTION 6.14    Accounts; Lessee Notices and Lessee Consents. (a) On or prior to the date hereof, the Borrower shall cause to be established one or more accounts with the Depositary, pursuant to the Depository Agreement, in the name of the Borrower. The Borrower shall cause the Depositary to create a Collection Account, an Operating Expenses Account, a Modifications and Improvements Account, an Optional Reinvestment Account and a Liquidity Reserve Account, in each case in accordance with the terms of the Depository Agreement.
(b)    Any amounts from time to time held in the Collection Account (excluding Trinsight/RSI Fees, if any), the Modifications and Improvements Account, the Operating Expenses Account, the Optional Reinvestment Account and the Liquidity Reserve Account may be invested in Cash Equivalents (subject to the provisions of the Depository Agreement), at the Borrower’s risk as directed in writing by the Borrower, until the application thereof in accordance with this Agreement. Absent such direction, the amounts shall remain uninvested. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may direct by written notice the Depositary to pay to the Administrative Agent the amount specified in such notice from the Account(s) specified in such notice, and the Administrative Agent shall apply such amounts received from the Depositary to the repayment of the Obligations in accordance with the applicable provisions of Section 2.07(c).
(c)    The Borrower shall direct, including by causing the Servicer to direct, all Lessees under Portfolio Leases to make all payments thereunder directly to the TILC Customer Payments Account (or, if requested by the Administrative Agent following the occurrence and during the continuation of a Servicer Replacement Event, the Collection Account). The Borrower shall cause, including by causing the Servicer or other relevant agent under the applicable Servicing Document to cause (x) all of the foregoing amounts to be transferred from the TILC Customer Payments Account to the Collection Account within three (3) Business Days of deposit in the TILC Customer Payments Account but in no event later than six (6) Business Days of deposit of any such amounts in the TILC Customer Payments Account, and shall provide timely written notice thereof (which notice may be made by facsimile or electronic mail) to the Administrative Agent, in each case in accordance with the TILC Account Administration Agreement and (y) all other Cash Flow (except to the extent expressly permitted or required under this Agreement) to be deposited in the Collection Account as and when received (but in any event no later than five (5) Business Days after receipt thereof).

[Amended and Restated Term Loan Agreement]
(d)    If in respect of any Lease, at any time such Lease prohibits the lessor of such Lease to assign in favor of the Borrower or the Collateral Agent or grant a Lien in respect of its rights thereunder, pursuant to the terms of the Purchase and Contribution Agreement and the Collateral Documents, unless notice of such assignment or Lien is provided to the relevant Lessee in accordance with the terms thereof or if the Collateral Agent requests such a notice be delivered to a Lessee after an Event of Default has occurred and is continuing (“Lease Notice Requirements”), the Borrower shall provide a Lessee Notice to such Lessee in writing that such Lease has been assigned to the Collateral Agent under the Loan Documents for the benefit of the Protected Parties (A) in the case of a Lease of a Railcar acquired by the Borrower on or prior to the Restatement Closing Date, within 60 days after the Restatement Closing Date, (B) in the case of each Lease of a Railcar acquired by the Borrower after the Restatement Closing Date, within sixty (60) days of the date such Railcar is acquired, (C) in the case of a Follow-On Lease, within sixty (60) days of the date such Lease commences and (D) notwithstanding clauses (A) through (C) above, in the case of any Lease under which Lease Notice Requirements become effective after the date on which the applicable Railcar was acquired or, in the case of a Follow-On Lease, after the date the Lease commenced, within sixty (60) days of the date such Lease Notice Requirements became effective.
Each Lessee Notice was or shall be, as applicable, in form and substance sufficient to satisfy the Lease Notice Requirements of such Lease.
(e)    If in respect of any Lease, at any time such Lease prohibits the lessor of such Lease to assign in favor of the Borrower or the Collateral Agent or grant a Lien in respect of its rights thereunder, pursuant to the terms of the Purchase and Contribution Agreement and the Collateral Documents, without the consent of the relevant Lessee given in accordance with the terms thereof (“Lessee Consent Requirements”), the Borrower shall obtain a consent from such Lessee in writing acknowledging that such Lease has been assigned to the Collateral Agent under the Loan Documents for the benefit of the Protected Parties and consenting thereto (a “Lessee Consent”) (A) in the case of a Lease of a Railcar acquired by the Borrower on or prior to the Restatement Closing Date, within 60 days after the Restatement Closing Date, (B) in the case of each Lease of a Railcar acquired by the Borrower after the Restatement Closing Date, within sixty (60) days of the date such Railcar is acquired, (C) in the case of a Follow-On Lease, within sixty (60) days of the date such Lease commences and (D) notwithstanding clauses (A) through (C) above, in the case of any Lease under which Lessee Consent Requirements become effective after the date on which the applicable Railcar was acquired or, in the case of a Follow-On Lease, after the date the Lease commenced, within sixty (60) days of the date such Lessee Consent Requirements became effective.
Each Lessee Consent shall be in form and substance sufficient to satisfy the Lessee Consent Requirements of such Lease. If, in accordance with the terms set forth above, a Lessee Consent complying with this Section 6.14(e) is not obtained from the applicable Lessee within 60 days of the date on which such Lessee Consent Requirement arose, a “Lessee Consent Trigger Event” shall have occurred.

[Amended and Restated Term Loan Agreement]
SECTION 6.15    Servicers. (a) The Borrower and the Administrative Agent further agree that, upon the occurrence and continuance of a Servicer Replacement Event, the Administrative Agent (acting at the direction of the Required Lenders) may direct the Borrower in writing to remove the Servicer, terminate the applicable Servicing Document(s), appoint a new Servicer with respect to the Railcars that is reasonably satisfactory to both the Administrative Agent and the Required Lenders, and enter into new Servicing Document(s) with such new Servicer.
(b)    Upon the transfer of servicing of any Railcars such that they are subject to new Servicing Documents as provided in this Section 6.15, the Borrower shall provide the Administrative Agent (who shall promptly provide the Lenders) copies of any Servicing Documents entered into in connection with such transfer and shall satisfy the conditions described in Section 4.02(k) with respect to the Railcars and such new Servicer, to the extent applicable.
SECTION 6.16    Action after an Event of Default. Following the occurrence and during the continuance of an Event of Default, the Borrower shall, in connection with taking any action or exercising any rights or remedies under the Purchase and Contribution Agreement or any Lease Document or Servicing Document, comply in good faith with all reasonable requests from the Administrative Agent and Collateral Agent.
SECTION 6.17    Required Disclosures. Promptly, following a request by the Administrative Agent or any Lender, the Borrower shall provide all documentation and other information the Administrative Agent or any Lender reasonably requests about the Borrower or any Affiliate thereof in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
SECTION 6.18    Liquidity Reserve Account. Without the prior written consent of the Administrative Agent, the Depositary shall not transfer or otherwise withdraw funds on deposit in the Liquidity Reserve Account at any time; provided that, so long as no Event of Default has occurred and is continuing, on each Settlement Date prior to the application of funds pursuant to Section 2.07(c), the Depositary shall, at the written request of the Borrower, release funds in the Liquidity Reserve Account, in excess of the Liquidity Reserve Target Amount, to the Collection Account.
SECTION 6.19    Green Loans. From time to time following a request by the Administrative Agent or any Lender, the Borrower shall assist with the furnishing of the SPO, as well as any reasonable reporting in alignment with the Framework and other associated documents that are not otherwise made available on the company website of Trinity. Without prejudice to any obligations of the Borrower under any provisions of this Agreement, any failure of the Borrower to comply with its obligations under this Section 6.19 shall in no event constitute a Servicer Replacement Event, Mandatory Prepayment Event, Default or an Event of Default hereunder, under any other Loan Document, or under the Servicing Agreement. Each of the Borrower and TILC hereby agree that the Administrative Agent may rely on any representations, use of proceeds, certifications, and reporting made or submitted by the Borrower with respect to the Eligible Green Assets in any Green Loan Report and the Administrative

[Amended and Restated Term Loan Agreement]
Agent shall not have any responsibility for or liability in respect of independently reviewing, auditing or otherwise evaluating any such representation, use of proceeds, certification and/or reporting. Each party hereto hereby agrees that the Administrative Agent makes no assurances as to (i) whether this Agreement meets any Borrower or Lender criteria or expectations with regard to environmental or social impact or sustainability performance; or (ii) whether the definition of Eligible Green Assets included in this Agreement meets any industry standards for sustainable finance instruments. Each party hereby agrees that notwithstanding anything to the contrary in the Loan Documents, if the Borrower no longer (A) complies with the Framework; or (B) allocates the proceeds to any non-eligible investments, then the Borrower shall, upon obtaining Knowledge of the same, notify the Administrative Agent and the Green Advisor in writing no later than 15 days after it becomes aware of such event. The Administrative Agent and the Green Advisor acting on the instructions of the Required Lenders shall notify the Borrower of any declassification pursuant to this Section 6.19 and this Agreement shall, with immediate effect, be declassified by the Administrative Agent and Green Advisor as a green term loan labeled facility. From the date of such declassification, the Borrower shall, as soon as reasonably practicable and in any event within 10 days of notice from the Administrative Agent and the Green Advisor: (i) cease representing in all internal and external communications, marketing or publications that the Loans are green loans; and (ii) ensure that all material, publications and information it publishes no longer refers to the Loans as green loans. Upon the occurrence of a declassification, each Lender will cease making any representation in external communications, marketing and/or publication that the Loans are green loans, and/or compliant with Green Loan Principles, including any references in any public list, league table or similar publication. For avoidance of doubt, neither failure to notify the Administrative Agent and the Green Advisor in accordance with the foregoing nor a declassification shall constitute a Servicer Replacement Event, Mandatory Prepayment Event, Default or an Event of Default hereunder, under any other Loan Document, or under the Servicing Agreement.
ARTICLE VII

NEGATIVE COVENANTS
The Borrower agrees that so long as any Lender has any Commitment hereunder, or any Loan, any Obligations or other amount payable hereunder or under any Note or other Loan Document remains unpaid:
SECTION 7.01    Limitation on Debt. The Borrower will not incur, create, assume or permit to exist any Debt, including, without limitation, Derivatives Obligations except:
(i)    Debt of the Borrower under or permitted by this Agreement and the other Loan Documents; and
(ii)    Derivatives Obligations of the Borrower under Derivatives Agreements to the extent entered into with the express written consent of the Administrative Agent to manage interest rate risks and not for speculative purposes.

[Amended and Restated Term Loan Agreement]
SECTION 7.02    Restriction on Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except Permitted Liens.
SECTION 7.03    Nature of Business. The Borrower will not alter the character or conduct of the business conducted by it as of the Closing Date and activities directly related thereto.
SECTION 7.04    Consolidation, Merger and Dissolution. The Borrower will not enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself or its affairs (or suffer any liquidations or dissolutions), convert into any other Person or enter into a Division.
SECTION 7.05    Railcar Partial Prepayments; Asset Dispositions and Permitted Discretionary Acquisitions.
(a)    The Borrower will not make or permit or consent to any Railcar Partial Prepayment or Asset Disposition, except that:
(i)    following an Event of Loss with respect to a Railcar, the Borrower may make or permit or consent to any Asset Disposition for salvage or other obtainable value, “free and clear” of the Collateral Agent’s security interests, so long as the insurance proceeds of such Asset Disposition shall have been directly paid or upon receipt shall be paid to the Optional Reinvestment Account;
(ii)    the Borrower may make or permit or consent to any Permitted Discretionary Sale (including in connection with a Securitization) if the Net Cash Proceeds of such Asset Disposition have or will simultaneously with such Asset Disposition be deposited into the Optional Reinvestment Account for use in connection with a Permitted Discretionary Acquisition;
(iii)    the Borrower may make or permit or consent to any Permitted Discretionary Sale (including in connection with a Securitization) if the Net Cash Proceeds of such Asset Disposition have or will simultaneously with such Asset Disposition be utilized by the Borrower to make a Railcar Partial Prepayment; and
(iv)    the Borrower may make or permit or consent to any Asset Disposition not otherwise described in clauses (i) through (iii) of this paragraph at the direction of the Administrative Agent (as directed by the Required Lenders), subject to any conditions imposed by the Administrative Agent relating thereto;
provided that, notwithstanding the foregoing, the Borrower will not make or permit or consent to any Railcar Partial Prepayment or Asset Disposition (including, for the avoidance of doubt, Permitted Discretionary Sales) if, after giving effect thereto, the remaining aggregate principal balance of the outstanding Loans shall be less than the Minimum Loan Amount (except that this proviso shall not apply to any Asset Dispositions described in clause (i) above).

[Amended and Restated Term Loan Agreement]
(b)    In respect of each Permitted Discretionary Acquisition:
(i)    the Borrower, prior to a contemplated Permitted Discretionary Sale, shall provide written notice to the Administrative Agent if it intends to use the Net Cash Proceeds of such Permitted Discretionary Sale to acquire Qualifying Replacement Railcars pursuant to a Permitted Discretionary Acquisition to replace the Portfolio Railcars subject to the contemplated Permitted Discretionary Sale; and
(ii)    if the effective date of the purchase of such Replacement Railcars pursuant to such, and in accordance with the requirements of the definition of, Permitted Discretionary Acquisition does not occur within the period from the effective date of such sale of the Portfolio Railcars subject to the Permitted Discretionary Sale until the Settlement Date immediately preceding the date falling 180 days after the effective date of such sale, a “Railcar Sale Trigger Event” shall have occurred.
For the avoidance of doubt, all Railcars that replace Portfolio Railcars subject to a Permitted Discretionary Sale pursuant to a Permitted Discretionary Acquisition shall be Qualifying Replacement Railcars in order to be Portfolio Railcars, and upon acquisition, such Replacement Railcars (and any related Leases) will become subject to the Lien of the Security Agreement (and related Loan Documents).
(c)    Upon consummation of an Asset Disposition permitted under this Section 7.05, the Collateral Agent shall (to the extent applicable) deliver to the Borrower, upon the Borrower’s reasonable request and at the Borrower’s expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent’s security interests, if any, in the assets being disposed of, including amendments or terminations of Uniform Commercial Code Financing Statements, if any.
(d)    Upon the request of the Collateral Agent (at the direction of the Administrative Agent or the Required Lenders) from time to time, the Borrower will promptly and duly execute and deliver any and all such further instruments and documents as may be specified in such request which are reasonably necessary to perfect, preserve or protect the security interests created or intended to be created for the Replacement Railcars subject to such Permitted Discretionary Acquisition under the Collateral Documents, or to establish that the Borrower has title to such Railcars; provided that any such request shall be commercially reasonable and otherwise consistent with the security interests and Liens granted pursuant to the Collateral Documents.
SECTION 7.06    Investments. The Borrower will not hold, make or acquire, any Investment in any Person, except that:
(i)    the Borrower may invest in cash and Cash Equivalents pursuant to this Agreement and the Depository Agreement;

[Amended and Restated Term Loan Agreement]
(ii)    the Borrower may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(iii)    the Borrower may acquire and own Investments (including Debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and
(iv)    to the extent permitted hereunder, the Borrower may purchase Eligible Railcars, Eligible Leases and other related inventory, machinery and equipment in the ordinary course of business.
SECTION 7.07    Restricted Payments, Etc. The Borrower will not declare or pay any Restricted Payments (other than Restricted Payments payable solely in Equity Interests (exclusive of Disqualified Stock) of the Borrower), except that, so long as no Insolvency Event, Payment Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments from time to time to the extent cash is made available to the Borrower pursuant to Section 2.07(c).
SECTION 7.08    Transactions with Affiliates. The Borrower will not engage in any transaction or series of transactions with (i) any officer, director, holder of any Equity Interest in or other Affiliate of the Borrower or (ii) any Affiliate of any such officer, director, holder or Affiliate, other than (A) the payment of the Servicer’s Fees as provided in Section 2.07(c), (B) reimbursement of Servicer Advances pursuant to the Servicing Agreement and Section 2.07(c), (C) transfers of assets permitted by Section 7.05, (D) as otherwise expressly provided for or contemplated in any Loan Document and (E) so long as no Insolvency Event, Payment Default or Event of Default has occurred and is continuing, other transactions (including the purchase of Railcars) which are engaged in by the Borrower in the ordinary course of its business on terms and conditions as favorable to it as would be obtainable by it in a comparable arm’s-length transaction with an independent, unrelated third party.
SECTION 7.09    Fiscal Year; Organization and Other Documents. The Borrower will not (i) change its fiscal year, (ii) enter into any amendment, modification or waiver to its Organization Documents or (iii) except with the consent of the Administrative Agent (at the direction of the Required Lenders) and subject to Section 7.13, amend, modify, extend, renew, cancel or terminate the Purchase and Contribution Agreement, any Bill of Sale, any Servicing Document, any Lease Document or any other Assigned Agreement (as defined in the Security Agreement), waive any material default under or breach of any such agreement, compromise or settle any material dispute, claim, suit or legal proceeding relating to any such agreement, sell or assign any such agreement or interest therein, consent to or permit or accept any prepayment of amounts to become due under or in connection with any such agreement, except as expressly provided therein, or take any other action in connection with any such agreement which would materially impair the value of the interests or rights of the Borrower thereunder or which would impair the interests or rights of the Administrative Agent under this Agreement, except that, unless the Administrative Agent shall have notified the Borrower upon the occurrence of an

[Amended and Restated Term Loan Agreement]
Event of Default that this exception is no longer available or if the same would otherwise be adverse in any material respect to the interests of the Administrative Agent and the Lenders, the Borrower may (or may permit the Servicer to) modify, make adjustments with respect to, extend or renew any Assigned Agreements in the ordinary course of business, and except that Sections 7.13 and 7.14 shall govern the right of the Borrower to waive or permit the waiver of a Lease Default or Lease Event of Default. The Borrower will promptly provide the Lenders with copies of all amendments to the foregoing documents and instruments as in effect as of the Restatement Closing Date.
SECTION 7.10    Additional Negative Pledges. The Borrower will not enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for an obligation if security is given for some other obligation, except pursuant to this Agreement and the other Loan Documents.
SECTION 7.11    Impairment of Security Interests. The Borrower will not take or omit to take any action which action or omission might or would materially impair the security interests in favor of the Collateral Agent with respect to the Collateral.
SECTION 7.12    Financial Ratios and Tests.
(a)    Loan-to-Value Ratio.
(i)    If the Loan-to-Value Ratio on any LTV Test Date exceeds the LTV Maximum Ratio (a “LTV Breach”), and the Borrower has not effected an LTV Cure within the period from such LTV Test Date until the first Settlement Date thereafter, a “LTV Trigger Event” shall have occurred. If the Loan-to-Value Ratio on any LTV Test Date is greater than the LTV Cash Sweep Ratio Threshold but less than or equal to the LTV Maximum Ratio, a “LTV Cash Sweep Event” shall have occurred (a LTV Breach or a LTV Cash Sweep Event, each a “LTV Failure”).
(ii)    If a LTV Failure has occurred, the Borrower shall be entitled, at any time (but in the case of a LTV Breach, only prior to the occurrence of the LTV Trigger Event resulting from such LTV Breach), in any combination, to (A) prepay all or a portion of the principal amount of the Loans, and/or (B) add Eligible Railcars to the Portfolio, in each case in an amount sufficient to cause the Loan-to-Value Ratio to not exceed the LTV Cash Sweep Ratio Threshold after giving pro forma effect to such addition or other action; provided that, in the case of clause (B) above, any such additional Eligible Railcars may not be added unless the applicable criteria set forth in clauses (ii) and (v) of the definition of Permitted Discretionary Acquisition are satisfied as if such Eligible Railcars were being added to the Portfolio as Replacement Railcars (each of clauses (A) and (B), a “LTV Cure”).
(b)    Debt Service Coverage Ratio.

[Amended and Restated Term Loan Agreement]
(i)    If the DSCR on any DSCR Test Date is less than the DSCR Minimum, a “DSCR Failure” shall have occurred.
(ii)    If a DSCR Failure has occurred, the Borrower shall be entitled, at any time, in any combination, to (A) prepay all or a portion of the principal amount of the Loans, (B) add Eligible Railcars to the Portfolio, and/or (C) accept cash Capital Contributions which shall be added to clause (i)(A) of the definition of DSCR, in each case in an amount such that, if the DSCR were recalculated during the same DSCR Calculation Period and (x) such prepayment or addition of Eligible Railcars was deemed to have occurred at the commencement of such DSCR Calculation Period as described in clause (iii) below or such cash Capital Contribution was deemed to have been received in the immediately preceding calendar month and (y) as a result, no DSCR Failure would have occurred; provided that, in the case of clause (B) above, any such additional Eligible Railcars may not be added unless the applicable criteria set forth in clauses (ii) and (v) of the definition of Permitted Discretionary Acquisition are satisfied as if such Eligible Railcars were being added to the Portfolio as Replacement Railcars (each of clauses (A), (B) and (C), a “DSCR Cure”).
(iii)    For the purposes of recalculating the DSCR as set forth above in connection with any DSCR Cure: (x) any prepayment of the Loans shall be deemed to have occurred at the commencement of the relevant DSCR Calculation Period, (y) if one or more Eligible Railcars are added to the Portfolio then the Monthly Rent under the Leases attributable to each such Eligible Railcar shall be deemed to have been paid during the entire such DSCR Calculation Period and (z) any cash Capital Contribution shall be deemed to have been received in the immediately preceding calendar month. Notwithstanding the foregoing, cash Capital Contributions in no more than two months in any 12-month period and in an amount no greater than the amount necessary to achieve a DSCR of 1.15:1.00 may be included in the calculation of the DSCR.
(c)    Utilization. If at any time the Utilization Ratio is less than 80% (a “Utilization Failure”), and the Borrower has not, within a period ending on or before the second Settlement Date from the date on which such Utilization Failure occurred, cured such Utilization Failure in accordance with Section 6.13 or otherwise, a “Utilization Trigger Event” shall have occurred.
SECTION 7.13    No Amendments to the Lease Documents. Without prior written consent of the Administrative Agent (in its sole discretion) or as expressly provided by the terms of this Agreement, the Borrower will not amend, modify, consent to or permit any change in the terms or otherwise alter or grant any consent or approval under any Lease Document unless consistent with the Standard of Care.
SECTION 7.14    Lease Default. Without the prior written consent of the Administrative Agent (in its sole discretion), which shall not be unreasonably withheld or delayed, the Borrower will not waive (or permit the waiver of) a Lease Default or Lease Event of Default under a Lease; provided, however, that unless a Payment Default or an Event of Default has occurred and is continuing, the Borrower may elect, in its reasonable discretion, to the extent

[Amended and Restated Term Loan Agreement]
consistent with the Standard of Care, to give such waiver (or permit such waiver), so long as such waiver is limited to the particular facts giving rise to such Lease Default or Lease Event of Default and does not prejudice the Borrower’s (or Collateral Agent’s, by assignment) rights under the relevant Lease to exercise remedies with respect to any other future Lease Events of Default.
SECTION 7.15    [Intentionally Omitted].
SECTION 7.16    Special Purpose. The Borrower will not:
(a)    employ or maintain any employees other than as required by Applicable Law; provided that officers and directors shall not be deemed to be employees for purposes of this Section 7.16;
(b)    hold or own any Subsidiaries;
(c)    engage in any activity other than the purchase, ownership, leasing, exploitation and sale of the Portfolio Railcars or own any assets other than the Portfolio Railcars and other assets expressly contemplated under this Agreement and the other Loan Documents or Lease Documents and matters incidental thereto;
(d)    incur any obligation to any third party except as permitted by this Section 7.16, as provided in a Lease or any other Lease Document, any Loan Document or any related documents; or
(e)    own, or otherwise have title to, any deposit account or securities account other than the Collection Account or other accounts required by the Loan Documents or by the Lease Documents or otherwise consented to by the Administrative Agent.
SECTION 7.17    Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.
SECTION 7.18    Concentration Limits. The Borrower shall not acquire, dispose of, substitute, lease or re-lease any Railcar if such transaction would cause the Portfolio to exceed any of the Concentration Limits.
SECTION 7.19    PATRIOT Act; OFAC.
(a)    The Borrower shall ensure that at all times that neither it nor any of its directors, officers nor, to the Knowledge of the Borrower, employees, agents or Affiliates is subject to any Sanctions.
(b)    The Borrower shall ensure that at all times each of the Borrower and its directors, officers and, to the Knowledge of the Borrower, employees, agents, advisors and

[Amended and Restated Term Loan Agreement]
Affiliates is in compliance with: (i) all Sanctions Laws, (ii) all Anti-Corruption Laws in all material respects and (iii) all Anti-Terrorism Laws in all material respects.
(c)    No part of the proceeds of the Loans (including, for the avoidance of doubt, New Term Loans) will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.
ARTICLE VIII

OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS
SECTION 8.01    Lender’s Representation and Warranty. Each Lender represents and warrants as to itself on the Restatement Closing Date, and as to itself at all times until the Termination Date that no part of the assets to be used by such Lender to fund the Loans or Notes constitutes assets of an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Code which is subject to Section 4975 of the Code, an entity whose underlying assets include “plan assets” by reason of any such employee benefit plan or plan’s investment in such entity, or a governmental, church or non-U.S. plan which is subject to any federal, state, local or non-U.S. law that is similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.
SECTION 8.02    Quiet Enjoyment. The Administrative Agent, the Collateral Agent and each Lender hereby covenant and agree that so long as no Lease Event of Default has occurred and is continuing, neither it nor any Person claiming by, through or under it shall take or cause to be taken any action contrary to any Lessee’s or any permitted sublessee’s right to quiet enjoyment of, and the continuing possession, use and operation of, the relevant Portfolio Railcar during the term of such Lease and in accordance with the terms of such Lease. To the extent reasonably requested by a Lessee in connection with the Restatement Closing Date, the Administrative Agent, the Collateral Agent and each Lender shall confirm this Section 8.02.
ARTICLE IX

DEFAULTS
SECTION 9.01    Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):
(a)    Payment. (i) Any default shall occur in the payment when due (whether by scheduled maturity, prepayment, acceleration or otherwise) of any principal of the Loans (x) on the Maturity Date or (y) on any Mandatory Prepayment Date and, in the case of clause (y), such payment is not received within three (3) Business Days of the due date therefor, (ii) any default shall occur in the payment when due of any principal of the Loans (to the extent not

[Amended and Restated Term Loan Agreement]
subject to clause (i)), interest on the Loans, fees or other amounts owing to any Protected Party under any Loan Document or Derivatives Agreement or in connection herewith or therewith and such payment is not received within ten (10) Business Days of the due date therefor, or (iii) the amount on deposit in the Liquidity Reserve Account fails to be equal to or greater than the Liquidity Reserve Target Amount then in effect on any Settlement Date and such failure shall continue for ten (10) Business Days from such date.
(b)    [Intentionally Omitted].
(c)    Representations. Any representation, warranty or statement made or deemed to be made by the Borrower in any Loan Document, or in any statement, report or certificate delivered or required to be delivered pursuant hereto or thereto (including, for the avoidance of doubt, any representation, warranty or statement made or deemed to be made by the Servicer, on behalf of the Borrower, in any Monthly Report or Compliance Certificate) shall prove untrue or incorrect in any material respect (or if already qualified by materiality or Material Adverse Effect, in any respect) on the date as of which it was made or deemed to have been made and if capable of being cured shall not have been cured within 30 days after the earlier of a Responsible Officer of the Borrower or the Servicer becoming aware of such untruth or notice thereof given by the Administrative Agent to the Borrower or the Servicer.
(d)    Covenants.
(i)    The Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.06(a), 7.01, 7.02 (in respect of any Collateral with an Appraised Fair Market Value in excess of $1,000,000 in the aggregate), 7.03, 7.04, 7.05(a), 7.06, 7.07, 7.08, 7.09, 7.10, 7.11 (in respect of any Collateral with an Appraised Fair Market Value in excess of $1,000,000 in the aggregate), 7.16 or 7.19 of this Agreement;
(ii)    the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.01(f), 6.01(i), the first sentence of 6.10 or 6.14(c) and such default shall continue unremedied for a period of two Business Days;
(iii)    a LTV Trigger Event or Utilization Trigger Event shall have occurred and be continuing; or
(iv)    the Borrower shall default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 7.12(b)(i) or subsections (a), (b), (c), (d)(i), (d)(ii) or (d)(iii) of this Section 9.01, but for the avoidance of doubt, including a default with respect to Sections 7.02 or 7.11 to the extent not referred to in subsection (d)(i)) contained in this Agreement or any other Loan Document and such default shall continue unremedied for a period of 30 days after the earlier of a Responsible Officer of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent to the Borrower.

[Amended and Restated Term Loan Agreement]
(e)    Loan Documents. Except pursuant to the terms thereof, any Loan Document shall (i) fail to be in full force and effect or the Borrower, TILC or any Seller shall so assert or (ii) fail to give (or the Borrower, TILC or any Seller shall so assert the failure to give) the Collateral Agent and/or the Lenders the perfected first priority security interests (subject to Permitted Liens), liens, rights, powers and privileges purported to be created thereby.
(f)    Cross-Default. (i) There occurs under any Derivatives Agreement an Early Termination Date (as defined in such Derivatives Agreement) resulting from any event of default under such Derivatives Agreement as to which the Borrower is the Defaulting Party (as defined in such Derivatives Agreement), and the Derivatives Termination Value owed by the Borrower as a result thereof is greater than $10,000,000. (ii) The Borrower shall fail to pay any principal or interest, regardless of amount, due in respect of any Debt (other than Debt under the Loan Documents) with a principal balance in excess of $10,000,000, when and as the same shall become due and payable (except to the extent such payment is being contested by the Borrower in good faith by appropriate proceedings diligently conducted).
(g)    Insolvency Events. (i) The Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or any order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect.
(h)    Judgments. One or more judgments, orders, decrees or arbitration awards is entered against the Borrower involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain undischarged, unvacated and unstayed pending appeal or otherwise unpaid or unsatisfied for a period of 30 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment or any non-monetary judgment, order or decree is entered against the Borrower which has or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

[Amended and Restated Term Loan Agreement]
(i)    Ownership. There shall occur a Change of Control.
(j)    Servicer Replacement Event. A Servicer Replacement Event shall have occurred and be continuing and the Administrative Agent shall have directed the Borrower in writing to terminate the Servicing Agreement pursuant to Section 6.15(a) hereof, and the Borrower shall not have identified and appointed a replacement Servicer in accordance with Section 6.15(a) to assume the duties of such Servicer within 60 days of the date that the Administrative Agent has provided such direction; provided that, if the Borrower demonstrates by evidence reasonably satisfactory to the Administrative Agent, that it is diligently working toward appointing a replacement Servicer, such period shall be extended for an additional 60 days.
(k)    Administrative Services Agreement. An event under Section 4(b) of the Administrative Services Agreement shall have occurred and be continuing and the Administrative Agent shall have directed the Borrower in writing to terminate the Administrative Services Agreement pursuant to the terms thereof, and the Borrower shall not have identified and appointed a replacement Administrator reasonably acceptable, and pursuant to documentation in form and substance reasonably acceptable, to the Administrative Agent within 60 days of the date that the Administrative Agent has provided such direction; provided that, if the Borrower demonstrates by evidence reasonably satisfactory to the Administrative Agent, that it is diligently working toward appointing a replacement Administrator, such period shall be extended for an additional 60 days.
(l)    Marks Company Servicing Agreement and TILC Account Administration Agreement. TILC (or any successor thereto in its capacity as Servicer) shall have defaulted in any material respect in the performance of any of its obligations under the Marks Company Servicing Agreement or a default giving rise to a right to take remedial action shall occur under Section 6(a) of the TILC Account Administration Agreement, and, in each case, the Borrower shall have failed to exercise its rights thereunder in respect of such default for a period of thirty (30) days after receipt by the Borrower of written notice from the Administrative Agent, demanding that such action be taken.
(m)    TILC Insurance Agreement. The TILC Insurance Manager (or any successor thereto) shall have defaulted in any material respect in the performance of any of its obligations under the TILC Insurance Agreement, and the Borrower shall have failed to exercise its rights under the TILC Insurance Agreement in respect thereof for a period of thirty (30) days after receipt by the Borrower of written notice from the Administrative Agent, demanding that such action be taken.
SECTION 9.02    Acceleration; Remedies. Upon the occurrence and during the continuance of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or all of the Lenders as may be required pursuant to Section 11.03), the Collateral Agent upon the request and written direction of the Administrative Agent (at the direction of the Required Lenders), shall by written notice to the Borrower (with a copy to the Derivatives Creditors), take any of the following actions

[Amended and Restated Term Loan Agreement]
without prejudice to the rights of the Collateral Agent, the Administrative Agent or any Lender to enforce its claims against the Borrower except as otherwise specifically provided for herein:
(a)    Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
(b)    Enforcement of Rights. Enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, directing the Collateral Agent to enforce any and all rights and remedies existing under the Collateral Documents and all rights of set-off.
(c)    Lessee Notices. Deliver the Lessee Notices to the applicable Lessees with respect to any or all of the Portfolio Leases and direct such Lessees to make all payments thereunder directly to the Collection Account.
Notwithstanding the foregoing, if an Event of Default specified in Section 9.01(g) shall occur, then all Loans, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Loan Documents shall immediately become due and payable, in each case without the giving of any notice or other action by the Collateral Agent, the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Borrower.
Notwithstanding the fact that enforcement powers reside primarily with the Collateral Agent and the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.
In case any one or more of the covenants and/or agreements set forth in this Agreement or any other Loan Document shall have been breached by the Borrower, then the Administrative Agent and the Collateral Agent may, at the written direction of the Administrative Agent, proceed to protect and enforce the Lenders’ rights by suit in equity and by action at law, including an action for damages as a result of any such breach or an action for specific performance of any such covenant or agreement contained in this Agreement or such other Loan Document. Without limitation of the foregoing, the Borrower agrees that failure to comply with any of the covenants contained herein may cause irreparable harm and that specific performance shall be available as a remedy in the event of any breach thereof. The Administrative Agent and Collateral Agent, as the case may be, acting pursuant to this paragraph shall be indemnified by the Borrower against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with Section 11.05.
SECTION 9.03    Priority of Security Interests. Notwithstanding any other provision of this Agreement (including the Lien priorities set forth herein), all proceeds from Collateral

[Amended and Restated Term Loan Agreement]
shall be applied against all or any part of the Obligations as set forth in Section 2.07(c)(i) or Section 2.07(c)(ii), as applicable.
ARTICLE X

AGENCY PROVISIONS
SECTION 10.01    Appointment; Authorization. (a) Appointment. Each Lender hereby designates and appoints the Administrative Agent as agent of such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto, including, but not limited to the appointing of the Collateral Agent under the Security Agreement. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Loan Documents, or shall otherwise exist against the Administrative Agent. In performing its functions and duties under this Agreement and the other Loan Documents, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower. Without limiting the generality of the foregoing two sentences, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article X (other than Section 10.09) are solely for the benefit of the Administrative Agent, the Collateral Agent, the Depositary and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of the provisions hereof (other than Section 10.09). Each Lender incorporated in Germany hereby relieves each of the Administrative Agent and the Collateral Agent from the restrictions on multi-representation pursuant to section 181 alternative 2 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions under any other applicable law.
(b)    Collateral Documents. Without limiting the generality of clause (a) of this Section 10.01, each Lender hereby further designates and appoints U.S. Bank Trust Company, National Association as Collateral Agent and U.S. Bank National Association as Depositary and each such Lender hereby authorizes the Collateral Agent to enter into any Collateral Document as secured party on behalf of and for the benefit of such Lender or otherwise and to require the delivery of any Collateral Document which the Administrative Agent determines is necessary or advisable to protect or perfect the interests of the Protected Parties in any Collateral and agrees to be bound by the terms of each of the Collateral Documents. Anything contained in any of the Loan Documents to the contrary notwithstanding, but subject to

[Amended and Restated Term Loan Agreement]
Section 11.08, each Lender agrees that no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or Loan Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent (or its designee, including the Collateral Agent and the Depositary) for the benefit of Protected Parties in accordance with the terms thereof. Each Lender hereby authorizes the Administrative Agent (or its designee, including the Collateral Agent and the Depositary) (a) to release or subordinate Collateral as permitted or required under this Agreement or the Collateral Documents, and agrees that a certificate or other instrument executed by the Administrative Agent or Collateral Agent evidencing such release of Collateral shall be conclusive evidence of such release as to any third party and (b) except as otherwise expressly provided in Section 11.03 hereof, to enter into any amendments or waivers of the Collateral Documents which the Administrative Agent determines are necessary or advisable, including, without limitation, Collateral Documents the form of which are exhibits to this Agreement.
SECTION 10.02    Delegation of Duties. The Administrative Agent, the Depositary and the Collateral Agent may execute any of their respective duties hereunder or under the other Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. None of the Administrative Agent, the Depositary or the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct.
SECTION 10.03    Exculpatory Provisions. None of the Administrative Agent, the Depositary, the Collateral Agent, or any of their respective directors, officers, employees or agents, shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection herewith or in connection with any of the other Loan Documents or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein) or (ii) responsible in any manner to any of the Lenders or participants for any recitals, statements, representations or warranties made by the Borrower, TILC, any Seller or any other Person (other than itself) contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Administrative Agent, the Depositary or the Collateral Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of the Borrower, TILC, any Seller or any other Person (other than itself) to perform its obligations hereunder or thereunder or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower, TILC or any Seller.
SECTION 10.04    Reliance on Communications. Each of the Administrative Agent, the Depositary and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter,

[Amended and Restated Term Loan Agreement]
cablegram, telegram, telecopy, telex, teletype or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, TILC or any Seller, independent accountants and other experts selected by the Administrative Agent in the absence of gross negligence or willful misconduct). The Administrative Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 11.06(b). Each of the Administrative Agent, the Depositary and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of all the Lenders (to the extent specifically provided in Section 11.03) or the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each of the Administrative Agent, the Depositary and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of all the Lenders (to the extent specifically provided in Section 11.03) or the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns). Where this Agreement expressly permits or prohibits an action unless all the Lenders (to the extent specifically provided in Section 11.03) or the Required Lenders otherwise determine, each of the Administrative Agent, the Depositary and the Collateral Agent shall, and in all other instances each of the Administrative Agent, the Depositary and the Collateral Agent may, but shall not be required to, initiate any solicitation for the consent or vote of the Lenders.
SECTION 10.05    Notice of Default. Neither the Collateral Agent nor the Administrative Agent shall be deemed to have Knowledge or notice of the occurrence of any Trigger Event, DSCR Failure, Default, Servicer Replacement Event or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the accounts of the Lenders, unless such party has received notice from a Lender, the Servicer or the Borrower referring to this Agreement or the Servicing Agreement, as applicable, describing such Trigger Event, DSCR Failure, Default, Servicer Replacement Event or Event of Default and stating that such notice is a “notice of trigger event”, “notice of DSCR failure”, “notice of default”, “notice of servicer replacement event” or a “notice of event of default” as the case may be. If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. Each of the Administrative Agent and the Collateral Agent shall take such action with respect to such Trigger Event, DSCR Failure, Default, Servicer Replacement Event or Event of Default as shall be reasonably directed by, in the case of the Collateral Agent, the Administrative Agent and, in the case the Administrative Agent, the Required Lenders; provided, however, that unless and until the Administrative Agent or Collateral Agent, as the case may be, has received any such direction, the Administrative Agent or the Collateral Agent, as the case may be, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such

[Amended and Restated Term Loan Agreement]
Trigger Event, DSCR Failure, Default, Servicer Replacement Event or Event of Default as it shall deem advisable or in the best interest of the Lenders.
SECTION 10.06    Credit Decision; Disclosure of Information by Administrative Agent or Collateral Agent. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender as to any matter, including whether the Administrative Agent or Collateral Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent and Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower, TILC and each Seller, and all requirements of Applicable Law, and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower, TILC and each Seller. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or Collateral Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower or its respective Affiliates which may come into the possession of the Administrative Agent or Collateral Agent, as the case may be.
SECTION 10.07    Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders agree, severally but not jointly, to indemnify the Administrative Agent, the Depositary and the Collateral Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans of the Lenders), from and against any and all Indemnified Liabilities which may at any time (including, without limitation, at any time following payment in full of the Obligations and including the costs and expenses of enforcing such Obligations) be imposed on, incurred by or asserted against the Administrative Agent, the Depositary or the Collateral Agent in each of their respective capacities as such in any way relating to or arising out of this Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent, the Depositary or Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable

[Amended and Restated Term Loan Agreement]
for the payment to the Administrative Agent, the Depositary or Collateral Agent of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. If any indemnity furnished to the Administrative Agent, the Depositary or Collateral Agent for any purpose shall, in the opinion of the Administrative Agent, the Depositary or Collateral Agent, as the case may be, be insufficient or become impaired, each of the Administrative Agent, the Depositary or Collateral Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent, the Depositary and Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including fees and disbursements of counsel) incurred by each of the Administrative Agent, the Depositary and Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent, the Depositary or Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower. The agreements in this Section shall survive the payment of the Obligations and all other obligations and amounts payable hereunder and under the other Loan Documents.
SECTION 10.08    Administrative Agent, Depositary and Collateral Agent in Their Individual Capacities. The Administrative Agent, the Collateral Agent, the Depositary and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting and other business with the Borrower as though the Administrative Agent, the Depositary or Collateral Agent were not the Administrative Agent, the Depositary or Collateral Agent hereunder or under another Loan Document. The Lenders acknowledge that, pursuant to any such activities, the Administrative Agent, the Depositary, the Collateral Agent or their respective Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that none of the Administrative Agent, the Depositary or the Collateral Agent shall be under any obligation to provide such information to them. With respect to the Loans made by and all obligations owing to it, each of the Administrative Agent, the Depositary and the Collateral Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it was not the Administrative Agent, the Depositary or the Collateral Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent, the Depositary or Collateral Agent, as the case may be, in their respective individual capacities. Each of the Administrative Agent, the Depositary and the Collateral Agent shall have the same rights, protections, indemnities, and immunities hereunder as are afforded to the Collateral Agent under the Security Agreement.
SECTION 10.09    Term; Successor Administrative Agents. The Administrative Agent may resign upon 30 days’ written notice to the Lenders and the Borrower. If the Administrative Agent resigns as described above, the Required Lenders shall appoint a successor

[Amended and Restated Term Loan Agreement]
Administrative Agent that is either (a) a Lender party to this Agreement on the Restatement Closing Date (each such Lender, an “Original Lender”) or an Affiliate of an Original Lender (each Original Lender and their respective Affiliates, an “Approved Successor Administrative Agent”), (b) a Lender or an Affiliate of a Lender, or (c) a commercial bank organized under the laws of the United States that has a combined capital and surplus of at least $500,000,000; provided that, unless an Event of Default has occurred and is continuing at the time of such appointment, the Required Lenders shall have first obtained the prior written consent of the Borrower to any successor Administrative Agent that is not an Approved Successor Administrative Agent, a Lender or an Affiliate of a Lender (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the resigning Administrative Agent, the resigning Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor Administrative Agent that is an Approved Successor Administrative Agent, a Lender or an Affiliate of a Lender, or a commercial bank organized under the laws of the United States that has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent, shall be discharged from its duties and obligations as an Administrative Agent, as appropriate, under this Agreement and the other Loan Documents and the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent within 60 days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.
SECTION 10.10    Request for Documents. Each of the Administrative Agent and the Collateral Agent shall from time to time upon reasonable request therefor furnish each Lender with copies of the Funding Package, Railcar Documentation, Lease Documents and/or Loan Documents (to the extent such Funding Package, Railcar Documentation, Lease Documents and/or Loan Documents are provided by the Borrower or other third parties, in the form and to the extent provided to the Administrative Agent or the Collateral Agent by the Borrower or such third parties).
SECTION 10.11    Erroneous Payments.
(a)    Each Lender, each other Protected Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent, the Collateral Agent or the Depositary notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Protected Party (or the Lender Affiliate of a Protected Party) or any other Person that has received funds from the Administrative Agent, the Collateral Agent, the Depositary or any of their respective Affiliates, either for its own account or on behalf of a Lender or other Protected Party (each such recipient, a “Payment Recipient”) that the Administrative Agent, the Collateral

[Amended and Restated Term Loan Agreement]
Agent or the Depositary has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent, the Collateral Agent or the Depositary (or any of their respective Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent, the Collateral Agent or the Depositary (or any of their respective Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent, the Collateral Agent or the Depositary (or any of their respective Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent, the Collateral Agent or the Depositary to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent, the Collateral Agent or the Depositary for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent, the Collateral Agent or the Depositary, as applicable, in writing of such occurrence.
(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent, the Collateral Agent or the Depositary, as applicable, and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, the Collateral Agent or the Depositary, as applicable, and upon demand from the Administrative Agent, the Collateral Agent or the Depositary, as applicable, such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent, the Collateral Agent or the Depositary, as applicable, the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent, the Collateral Agent or the Depositary, as applicable, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent, the Collateral Agent or the Depositary, as applicable, in accordance with banking industry rules on interbank compensation from time to time in effect.

[Amended and Restated Term Loan Agreement]
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent, the Collateral Agent or the Depositary, as applicable, for any reason, after demand therefor by the Administrative Agent, the Collateral Agent or the Depositary, as applicable, in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent, the Collateral Agent or the Depositary, as applicable, and upon the Administrative Agent’s, the Collateral Agent’s or the Depositary’s, as applicable, written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent, the Collateral Agent or the Depositary, as applicable, or, at the option of the Administrative Agent, the Collateral Agent or the Depositary, as applicable, the Administrative Agent’s, the Collateral Agent’s or the Depositary’s, as applicable, applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent, the Collateral Agent or the Depositary, as applicable, may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent, the Collateral Agent or the Depositary, as applicable, or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent, the Collateral Agent or the Depositary, as applicable, may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.06 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent, the Collateral Agent or the Depositary, as applicable, (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent, the Collateral Agent or the Depositary, as applicable, to such Payment Recipient from any source, against any amount due to the Administrative Agent, the Collateral Agent or the Depositary, as applicable, under this Section 10.11 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the

[Amended and Restated Term Loan Agreement]
Borrower, the Servicer or a Seller, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent, the Collateral Agent or the Depositary, as applicable, from the Borrower, the Servicer or a Seller for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)    Each party’s obligations under this Section 10.11 shall survive the resignation or replacement of the Administrative Agent, the Collateral Agent and the Depositary or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)    Nothing in this Section 10.11 will (i) constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment or (ii) give rise to any additional or increased costs or obligations on the part of the Borrower.
(h)    This Section 10.11 shall not apply to any Derivatives Creditor and the related Derivatives Agreements.
ARTICLE XI

MISCELLANEOUS
SECTION 11.01    Notices and Other Communications. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or electronic mail address specified for notices as set forth on Schedule 11.01 or at such other address as shall be designated by such party in a notice to the Borrower and the Administrative Agent. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, (x) in the case of any notice or communication addressed or copied to the Collateral Agent or the Depositary only, upon receipt by the addressee thereof, and (y) in the case of any notice or communication addressed or copied to any other Person, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return e-mail or other written acknowledgment); provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on

[Amended and Restated Term Loan Agreement]
Schedule 11.01, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.
(b)    Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic means. The effectiveness of any such documents and signatures shall, subject to requirements of Applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent, the Collateral Agent, the Depositary and the Lenders. The Administrative Agent, the Collateral Agent and the Depositary may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(c)    Reliance by Administrative Agent, Collateral Agent and Lenders. The Administrative Agent, the Collateral Agent, the Depositary and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Depositary and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
SECTION 11.02    No Waiver; Cumulative Remedies. No failure or delay on the part of the Administrative Agent, the Collateral Agent, the Depositary or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Administrative Agent, the Collateral Agent, the Depositary or any Lender and the Borrower shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent, the Collateral Agent, the Depositary or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, the Depositary or the Lenders to any other or further action in any circumstances without notice or demand.
SECTION 11.03    Amendments, Waivers and Consents. Subject to Section 3.06(c), neither this Agreement nor any other Loan Document (other than the Administrative Agent Fee Letter which may be amended in accordance with its terms and, solely with respect to a joinder thereto of any Person that becomes a Seller after the Restatement Closing Date, the Purchase and Contribution Agreement which may be amended in accordance with its terms) nor any of the

[Amended and Restated Term Loan Agreement]
terms hereof or thereof may be amended, changed, waived, discharged or terminated except, in the case of this Agreement or any other Loan Document, pursuant to an agreement or agreements or a consent or consents in writing entered into by the Borrower and the Administrative Agent (acting at the direction of the Required Lenders); provided that the foregoing shall not restrict the ability of the Administrative Agent (x) at the direction of the Required Lenders to waive any Event of Default prior to the time the Administrative Agent (at the direction of the Required Lenders) shall have declared the Loans immediately due and payable pursuant to Article IX, or (y) to effect any amendments to the Loan Documents as a result of the making of any New Term Loans in accordance with Section 2.14; provided, however, that:
(i)    no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender affected thereby:
(A)    extend the Maturity Date or any payment of the Loans due thereon; provided that this clause (A) shall not restrict the ability of the Required Lenders to waive any Event of Default (other than an Event of Default the waiver of which would effectively result in any such extension or waiver), prior to the time the Administrative Agent shall have declared, or the Required Lenders shall have requested the Administrative Agent to declare, the Loans immediately due and payable pursuant to Article IX;
(B)    reduce the rate, or extend the time of payment, of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder or amend or modify or, if applicable, waive the effects of the definition of “Applicable Facility Margin”;
(C)    reduce or waive the principal amount of any Loan or amend or modify or, if applicable, waive the effects of the definition of “Required Principal Payment Amount”;
(D)    increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default, Servicer Replacement Event or Event of Default or a mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);
(E)    release any Collateral securing the Credit Obligations hereunder (provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by the Borrower in compliance with Section 7.05, or released in compliance with Section 9.12 of the Security Agreement);
(F)    amend, modify or waive any provision of Section 7.12;
(G)    release the Borrower, TILC or any Seller from its respective obligations under the Loan Documents;

[Amended and Restated Term Loan Agreement]
(H)    amend, modify or waive any provision of this Section 11.03, amend or modify any reference to or, if applicable, waive the effects of the definition of “Required Lenders”, “Supermajority Lenders” or to any other provisions requiring a particular number or percentage of Lenders (whether based on number, Credit Exposure or otherwise), or reduce any percentage specified in, or otherwise modify, the definition of “Required Lenders” or “Supermajority Lenders”;
(I)    amend or modify or, if applicable, waive the effects of the definition of “Advance”, “Advance Rate”, “New Term Loan Advance Rate”, “Loan-to-Value Ratio”, “LTV Maximum Ratio”, “LTV Cash Sweep Ratio Threshold”, “LTV Breach”, “LTV Cash Sweep Event”, “LTV Trigger Event”, “LTV Failure”, “DSCR”, “DSCR Minimum” or “DSCR Failure”;
(J)    consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Loan Documents except as permitted thereby;
(K)    amend or modify or, if applicable, waive the effects of the definition of “Maturity Date”;
(L)    amend, modify or waive any provision of Section 2.07(c);
(M)    amend, modify or waive any provision of Sections 2.10 or 2.11; or
(N)    subordinate any of the Credit Obligations in right of payment or otherwise adversely affect the priority of payment of any of such Credit Obligations or subordinate any of the Liens securing the Credit Obligations;
(ii)    no such amendment, change, waiver, discharge or termination shall, without the consent of the Supermajority Lenders affected thereby:
(A)    amend or modify or, if applicable, waive the effects of the definition of “Monthly Report” or amend, modify or waive any of Exhibit A-3; or
(B)    amend or modify or, if applicable, waive the effects of the definition of “Concentration Limits” or amend, modify or waive any of Schedule A; and
(iii)    no provision of Article X may be amended without the consent of the Administrative Agent.
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent

[Amended and Restated Term Loan Agreement]
provisions set forth herein and (ii) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.
No amendment to (a) the definitions of “Creditor”, “Derivatives Agreement”, “Derivatives Creditor”, “Derivatives Obligations”, “Derivatives Termination Value”, “Obligations” or “Protected Party” contained in Section 1.01 and the definition of “Secured Obligations” in Section 1.01 of the Security Agreement, Section 2.07(a)(iii), Section 2.07(b) or Section 2.07(c), Section 5.25, Section 9.01, Section 9.03, this paragraph of Section 11.03, Section 11.05, Section 11.17, and Section 9.06 of the Security Agreement only, shall be effective without the written consent of the Derivatives Creditors and (b) any other provision of this Agreement in a manner that could reasonably be expected to have a material adverse effect on a Derivatives Creditor shall be effective without the written consent of such Derivatives Creditor.
Notwithstanding the foregoing or anything else herein to the contrary, the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender or any other party hereto, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 3.06(c) in accordance with the terms of Section 3.06(c).
The various requirements of this Section 11.03 are cumulative. Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section 11.03 regardless of whether its Note shall have been marked to make reference therein, and any consent by any Lender or holder of a Note pursuant to this Section 11.03 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.
SECTION 11.04    Expenses. The Borrower shall pay promptly on demand, but in any event by the next Settlement Date that is at least ten (10) Business Days following demand, all reasonable and documented out-of-pocket expenses (including all reasonable and documented attorneys’ fees and expenses of a single law firm as primary counsel to the Administrative Agent and the Lenders, to the extent reasonably necessary, a single law firm in each relevant material jurisdiction and, solely in the event of an actual or perceived conflict of interest, one additional law firm (and, if necessary, a single law firm in each relevant material jurisdiction) to each group of similarly situated affected Persons, and a single law firm as primary counsel to the Collateral Agent and the Depositary and, to the extent reasonably necessary, a single law firm in each relevant material jurisdiction) incurred by the Administrative Agent (and its Affiliates), the Collateral Agent, the Depositary and, in respect of such expenses set forth in clause (iii) below, the Lenders: (i) in connection with the preparation, execution, delivery, administration, modification, supplement or amendment of the Loan Documents and in connection with the Borrowing, including, without limitation, (A) due diligence, collateral review, syndication, duplication, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable and documented fees and expenses of a single law firm as primary counsel to the Administrative Agent and the Lenders, to the extent reasonably necessary, a single law firm in each relevant material jurisdiction and, solely in the event of an actual or perceived conflict of

[Amended and Restated Term Loan Agreement]
interest, one additional law firm (and, if necessary, a single law firm in each relevant material jurisdiction) to each group of similarly situated affected Persons, and a single law firm as primary counsel to the Collateral Agent and the Depositary and, to the extent reasonably necessary, a single law firm in each relevant material jurisdiction, in each case, with respect thereto, with respect to advising the Administrative Agent, the Collateral Agent, the Lenders and the Depositary as to its rights and responsibilities, or the perfection, protection or preservation of rights and interests, under the Loan Documents and Lease Documents, (ii) in connection with wire transfers to be made by the Administrative Agent, the Depositary or Collateral Agent in connection with the distribution of proceeds under this Agreement and (iii) in connection with any amendment, modification, supplement (or, if related to a request by the Borrower or any Lessee, interpretation), or waiver under any of the Notes or other Loan Documents and Lease Documents whether or not such amendment, refinancing, modification, supplement, interpretation or waiver is obtained or becomes effective, and in connection with any potential, actual or proposed restructuring or workout of the transactions contemplated hereby or by the other Loan Documents.
The Borrower shall pay promptly on demand, but in any event by the next Settlement Date that is at least ten (10) Business Days following demand, (i) all reasonable and documented filing fees and all reasonable and documented attorneys’ fees and expenses incurred by the Collateral Agent, the Depositary and the Administrative Agent and all reasonable and documented fees and expenses of special STB or other collateral or regulatory counsel (and other local counsel reasonably engaged by the Collateral Agent, the Depositary or the Administrative Agent), as the case may be, in connection with the preparation and review of the Collateral Documents and the other Loan Documents and Lease Documents from time to time entered into or reviewed pursuant to this Agreement and all documents related thereto, the search of railcar conveyance and Lien records, the recordation of documents with the STB or other applicable Governmental Authority, inspection and appraisal fees and the making of the Loans hereunder, whether or not the Restatement Closing Date or other transaction contemplated hereby closes and (ii) all Taxes which the Collateral Agent or any Protected Party may be required to pay solely by reason of the security interests granted in the Collateral (including any applicable transfer Taxes) or to free any of the Collateral from the lien thereof.
In addition, the Borrower shall pay promptly on demand, but in any event by the next Settlement Date that is at least ten (10) Business Days following demand, all reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees and expenses of a single law firm as primary counsel to the Administrative Agent and the Lenders, to the extent reasonably necessary, a single law firm in each relevant material jurisdiction and, solely in the event of an actual or perceived conflict of interest, one additional law firm (and, if necessary, a single law firm in each relevant material jurisdiction) to each group of similarly situated affected Persons and fees and expenses of any expert witnesses, and a single law firm as primary counsel to the Collateral Agent and, to the extent reasonably necessary, a single law firm in each relevant material jurisdiction) incurred by the Administrative Agent, the Collateral Agent and the Lenders in connection with the enforcement and protection of the rights of the Administrative Agent, the Collateral Agent and the Lenders under any of the Loan Documents and any amendments thereto and waivers thereof and any Servicer Replacement Event, Default

[Amended and Restated Term Loan Agreement]
or Event of Default, including, without limitation, the performance by the Administrative Agent, the Collateral Agent or the Lenders of any act the Borrower, TILC or any Seller has covenanted to do under the Loan Documents and/or the Servicing Documents to the extent the Borrower, TILC or any Seller fails to comply with any such covenant.
The Borrower shall pay all fees and expenses in connection with the Depository Agreement, including, without limitation, all fees (including any annual fee payable to the Depositary pursuant to the Depository Agreement), expenses and any indemnity payments to the Depositary and all fees and expenses in creating, maintaining and administrating the Accounts.
Except in respect of the Taxes specifically referred to above, this Section 11.04 shall not apply with respect to Taxes, which are governed solely by Section 3.01 and Section 3.03.
SECTION 11.05    Indemnification. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless the Administrative Agent, the Collateral Agent, the Depositary, each Lender, each Derivatives Creditor and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively, the “Indemnitees”) from and against (and without duplication of amounts payable or the provisions which relate to such payment under the other provisions of the Loan Documents) any losses, costs or expenses arising from: (i) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent, the Collateral Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, the Commitments, the use of or contemplated use of the proceeds of any Loan, or the relationship of the Borrower, the Administrative Agent and the Lenders under this Agreement or any other Loan Document (other than those resulting from a dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or fulfilling its role as Administrative Agent, Collateral Agent or Depositary); (ii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (i); (iii) any Loan Document, Lease Document or any document contemplated hereby or thereby and payments made pursuant hereto or thereto or any transaction contemplated hereby or thereby or the exercise of rights and remedies hereunder or thereunder, and any breach by TILC, the Borrower or any Seller of any Loan Document or Lease Document, (iv) any Railcar, any Part or the Borrower’s acquisition or ownership of, or the selection, design, financing, lease, control, operation, condition, location, storage, modification, repair, sale, use, maintenance, possession, registration, delivery, non-delivery, transportation, transfer or disposition of, any Railcar or Part; (v) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, suits, judgments, costs and expenses of any kind, including, without limitation, the reasonable and documented fees and disbursements of counsel and the reasonable and documented fees and expenses of enforcing the Borrower’s contractual and indemnification obligations under the Loan Documents, which may be incurred by, imposed on or asserted against such Indemnitee in connection with any investigation or administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of any Loan Document or in any other way connected with the enforcement of any of the terms of,

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or the presentation of any rights under, or in any way relating to or arising out of the manufacture, ownership, ordering, purchasing, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition or use of the Collateral (including, without limitation, intent or other defects, whether or not discoverable), the violation of any laws of any country, state or other governmental body or unit, or any tort (including, without limitation, any claims arising or imposed under the doctrine of strict liability), or for or on account of injury to or the death of any Person (including any Indemnitees), or property damage or contract claim; and (vi) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including reasonable fees and disbursements of one legal counsel, collectively, of the Indemnitees other than the Administrative Agent and the Collateral Agent, and one legal counsel of each of the Administrative Agent and the Collateral Agent (or one legal counsel for both the Administrative Agent and the Collateral Agent if the same Person serves in both capacities)) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action, or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own fraud, gross negligence or willful misconduct; provided, further, that no Indemnitee shall be entitled to indemnification under this Section 11.05 in respect of (a) Taxes (which shall be governed solely by Section 3.01 and Section 3.03), other than Taxes imposed with respect to indemnity payments arising from a non-tax claim or (b) losses which result from or arise out of or are attributable to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code caused by the incorrectness of a Lender’s representation in Section 8.01. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by TILC, the Borrower, any Seller, their respective directors, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Without prejudice to the survival of any other agreement of the Borrower or any Indemnitee hereunder and under the other Loan Documents, the agreements and obligations of the Borrower and each Indemnitee contained in this Section 11.05 shall survive the repayment of the Loans and other obligations under the Loan Documents and the termination of the Commitments hereunder.
The Borrower shall, no later than the next Settlement Date that is at least ten (10) Business Days following demand, reimburse any Indemnitee for any Indemnified Liability referred to above or, upon request from any Indemnitee, shall pay such amounts directly. Any payment made to or on behalf of any Indemnitee pursuant to this Section 11.05 shall be adjusted to such amount as will, after taking into account all Taxes imposed with respect to the accrual or receipt of such payment (as the same may be increased pursuant to this sentence), equal the

[Amended and Restated Term Loan Agreement]
amount of the payment. To the extent that the Borrower in fact indemnifies any Indemnitee pursuant to the provisions of this Section 11.05 (other than in respect of Taxes), the Borrower shall be subrogated to such Indemnitee’s rights in the affected transaction and shall have a right to determine the settlement of claims therein.
If a claim of the type described above is made against an Indemnitee and such Indemnitee has notice thereof, such Indemnitee shall promptly, upon receiving such notice, give notice of such claim to the Borrower; provided that the failure to provide such notice shall not release the Borrower from any of its obligations hereunder except if and to the extent that such failure results in an increase in the Borrower’s indemnification obligations hereunder. The Borrower shall be entitled, in each case at its sole cost and expense, acting through counsel reasonably acceptable to the relevant Indemnitee: (i) in any judicial or administrative proceeding that involves solely a claim of the type described above, to assume responsibility for and control thereof, (ii) in any judicial or administrative proceeding involving a claim of the type described above and other claims related or unrelated to the transactions contemplated by this Agreement or any other Loan Document (other than with respect to Taxes), to assume responsibility for and control of such claim, to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its best efforts to obtain such severance), and (iii) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee. Notwithstanding anything in the foregoing to the contrary, the Borrower shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings: (A) while an Event of Default shall have occurred and be continuing; (B) if such proceedings will involve any risk of criminal liability or a material risk of the sale, forfeiture or loss of any part of the Collateral; or (C) to the extent that the Indemnitee has defenses available to it which are not available to the Borrower and allowing the Borrower to assert such defenses will be prejudicial to the interests of such Indemnitee; provided that the limitation on the Borrower’s ability to control such judicial or administrative proceeding shall apply only to those aspects of such proceeding which address issues with respect to which such defenses are available.
The relevant Indemnitee shall supply the Borrower with such information reasonably requested by the Borrower as is necessary or advisable for the Borrower to control or participate in any proceeding to the extent permitted by this Section 11.05. Such Indemnitee shall not enter into a settlement or other compromise with respect to any covered claim without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be protected with respect to such covered claim.
SECTION 11.06    Successors, Assigns, and Participants. (a) Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign or transfer any of its interests and obligations without the prior written consent of the Lenders.
(b)    Assignments. Any Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans); provided, however, that:

[Amended and Restated Term Loan Agreement]
(i)    each such assignment shall be to an Eligible Assignee;
(ii)    the aggregate amount of the Loans of the assigning Lender subject to such assignment shall not be less than $5,000,000 (or such lesser amount as shall equal the assigning Lender’s entire Loans); and
(iii)    the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance in the form of Exhibit C, together with any Note subject to such assignment and, unless waived by the Administrative Agent, a processing fee of $3,500, payable by the assigning Lender to the Administrative Agent.
(c)    Assignment and Acceptance. By executing and delivering an Assignment and Acceptance in accordance with this Section 11.06, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (ii) except as set forth in clause (i), such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrower, TILC or any Seller or the performance or observance by the Borrower of any of its obligations under this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Agreement, the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (vi) such assignee appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf and to exercise such powers under this Agreement or any other Loan Document as are delegated to each of the Administrative Agent and the Collateral Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender. Upon execution, delivery, and acceptance of such Assignment and Acceptance and the recording of such assignment in the Register under Section 11.06(d), the assignee thereunder shall be a party hereto and, to the extent of such

[Amended and Restated Term Loan Agreement]
assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 11.06(c), the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. The assignee shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 3.01.
(d)    Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 11.06(d), to (i) maintain a register (the “Register”) on which the Administrative Agent will record the Commitments from time to time of each Lender, the Loans made by each Lender and each repayment in respect of the principal amount (and stated interest) of the Loans of each Lender and to (ii) retain a copy of each Assignment and Acceptance delivered to the Administrative Agent pursuant to this Section. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan and the Note evidencing the same is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. With respect to any Lender, the assignment or other transfer of the rights to the principal of, and interest on, any Loan made and any Note issued pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the Register and, except to the extent provided in this Section 11.06(d), otherwise complies with Section 11.06, and prior to such recordation all amounts owing to the transferring Lender with respect to such Loans and Notes shall remain owing to the transferring Lender. The registration of assignment or other transfer of all or part of any Loans and Notes for a Lender shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Acceptance and payment of the processing fee referred to in Section 11.06(b)(iii). The Register shall be available at the offices where kept by the Administrative Agent for inspection by the Borrower and any Lender at any reasonable time upon reasonable prior notice to the Administrative Agent.
(e)    Participations. Each Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of the Loans owing to it and any Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of right of setoff contained in Section 11.08 and the yield protection provisions contained in Sections 3.01 and 3.03 solely to the extent that the Lender from which such participant acquired its participation would be entitled to the benefits of such yield protections; provided that the Borrower shall not be required to reimburse any participant pursuant to Sections 3.01 or 3.03 in an amount which exceeds the

[Amended and Restated Term Loan Agreement]
amount that would have been payable thereunder to such Lender had such Lender not sold such participation; provided further, that no participant shall be entitled to the benefits of Section 3.01 unless it shall have complied with Section 3.01 as if it were a Lender and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Obligations owing to such Lender and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes or extending its Commitment). Each Lender that sells a participating interest in any Loan, Commitment or other interest to a participant shall, as agent for the Borrower solely for the purpose of this Section 11.06, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans, Commitments or other interest (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Other Assignments. Any Lender may at any time (i) assign all or any portion of its rights under this Agreement and any Loans and Notes to a Federal Reserve Bank or other similar central bank and (ii) pledge or assign a security interest in all or any portion of its interest and rights under this Agreement (including all or any portion of its Loans and Notes, if any) to secure obligations of such Lender; provided that no such assignment, option, pledge or security interest shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank or other similar central bank or other person to which such option, pledge or assignment has been made for such Lender as a party hereto.
SECTION 11.07    Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors and its insurers, reinsurers and insurance brokers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority with jurisdiction over the Administrative Agent, the Collateral Agent or Lender, as

[Amended and Restated Term Loan Agreement]
applicable; (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or participant in, any of its rights or obligations under this Agreement and any Federal Reserve Bank or other similar central bank or other Person to whom pledge or assignment is or is contemplated to be made as described in Section 11.06(f), or (B) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (vii) with the written consent of the Borrower; (viii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (ix) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower, TILC, any Seller or the Servicer relating to the Borrower, TILC, such Seller or the Servicer or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by or on behalf of the Borrower, TILC, such Seller or the Servicer. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The provisions of this Section 11.07 are in addition to, and not in substitution of, any additional, separate agreements related to confidentiality and/or non-disclosure entered into between the Borrower and any Protected Party from time to time. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any party.
SECTION 11.08    Set-off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender (and each of its Affiliates) is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or specific) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Loans and Notes, under the other Loan Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall

[Amended and Restated Term Loan Agreement]
be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that to the extent permitted by law any Person purchasing a participation in the Loans hereunder may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder and any such set-off shall reduce the amount owed by the Borrower to the Lender.
SECTION 11.09    Interest Rate Limitation. The Administrative Agent, the Lenders and the Borrower and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by Applicable Law from time to time in effect (the “Maximum Rate”). Neither the Borrower nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Credit Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under Applicable Law from time to time in effect, and the provisions of this Section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. The Lenders and the Administrative Agent expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Credit Obligation is accelerated. If (i) the maturity of any Credit Obligation is accelerated for any reason, (ii) any Credit Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (iii) any Lender or any other holder of any or all of the Credit Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Credit Obligations to an amount in excess of that permitted to be charged by Applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Credit Obligations or, at such Lender’s or holder’s option, promptly returned to the Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under Applicable Law, the Administrative Agent, the Lenders and the Borrower (and any other payors thereof) shall to the greatest extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Credit Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under Applicable Law in order to lawfully charge the maximum amount of interest permitted under Applicable Law.
SECTION 11.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. It is agreed by the parties

[Amended and Restated Term Loan Agreement]
hereto that, notwithstanding the use herein of the words “writing,” “execution,” “signed,” “signature,” or other words of similar import, the parties hereto intend that the use of digital or electronic signatures and the keeping of records in electronic form be granted the same legal effect, validity or enforceability as a signature affixed by hand or the use of a paper-based record keeping system (as the case might be) to the extent and as provided for in any applicable law including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Administrative Agent, the Collateral Agent and the Depositary shall not incur any liability in acting upon any signature (including an electronic or digital signature), notice, request, consent, certificate, opinion, or other instrument reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.
SECTION 11.11    Integration. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS AND ANY OTHER CONFIDENTIALITY OR NON-DISCLOSURE AGREEMENTS ENTERED INTO BETWEEN THE BORROWER AND ANY PROTECTED PARTY ON OR PRIOR TO THE DATE HEREOF, REPRESENTS THE FINAL AGREEMENT OF THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Collateral Agent, the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
SECTION 11.12    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Collateral Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Collateral Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or Knowledge of any Default or Event of Default at the time of the Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.
SECTION 11.13    Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Amended and Restated Term Loan Agreement]
SECTION 11.14    Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
SECTION 11.15    Marshalling; Payments Set Aside. None of the Administrative Agent, the Depositary, the Collateral Agent or any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Depositary or the Collateral Agent (or to the Administrative Agent for the benefit of the Lenders, or to the Collateral Agent or the Depositary for the benefit of the Protected Parties), or the Administrative Agent or the Collateral Agent enforces any security interests or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.
SECTION 11.16    Performance by the Administrative Agent. If the Borrower fails to perform any of its obligations under this Agreement or any other Loan Document or any Servicing Document in a timely fashion, the Administrative Agent shall be entitled, but not obliged, to perform such obligation at the expense of the Borrower and without waiving any rights that it may have with respect to such breach.
SECTION 11.17    Third Party Beneficiaries. Each Protected Party and Indemnitee is an express third party beneficiary hereof; provided that this Agreement may be amended without the consent of any such Protected Party or Indemnitee, except to the extent required pursuant to Section 11.03.
SECTION 11.18    Consequential Damages. None of the Borrower nor any Indemnitee shall assert any claim against any other party hereto on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents or any of the transactions contemplated herein or therein; provided that the foregoing shall not prohibit any Indemnitee from seeking indemnification under Section 11.05 for any such damages claimed by a third party.
SECTION 11.19    Governing Law; Submission to Jurisdiction. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY RIGHT, OBLIGATION, CLAIM, CONTROVERSY OR DISPUTE OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Any

[Amended and Restated Term Loan Agreement]
legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York in the Borough of Manhattan, or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.
SECTION 11.20    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
SECTION 11.21    Binding Effect. This Agreement shall become effective at such time when: (a) it shall have been executed by the Borrower, the Collateral Agent, the Depositary and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and (b) each of the conditions set forth in Sections 4.01 and 4.02 shall have been satisfied or waived, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Collateral Agent and each Lender and their respective successors and assigns.
SECTION 11.22    Federal Income Tax Treatment. The Borrower, each Lender, the Administrative Agent, and each assignee and successor thereto hereby agrees to treat the Loans as indebtedness for federal income tax purposes, and shall maintain such position in all returns and proceedings relating to such federal income taxes, unless required otherwise pursuant to a final “determination” within the meaning of Section 1313 of the Code.
SECTION 11.23    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and

[Amended and Restated Term Loan Agreement]
Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
    (i)    a reduction in full or in part or cancellation of any such liability;
    (ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
    (iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 11.24    Limited Recourse and Non-Petition.
(a)    Each of the Protected Parties (other than the Collateral Agent (acting at the written direction of the Required Lenders)) agrees that it shall not instigate any bankruptcy, insolvency, winding-up, liquidation, reorganization, amalgamation or dissolution or other similar process with respect to the Borrower, although it may make or file a claim or proof, or take any other action, in any existing bankruptcy, insolvency, winding-up, liquidation, reorganization, amalgamation or dissolution of the Borrower.
(b)    For the avoidance of doubt, nothing in this Section 11.24 shall:
(i)    release or discharge the Borrower or any other Person from their obligations under any of the Loan Documents;
(ii)    prevent any sum from falling due in accordance with the terms of the Loan Documents,
(iii)    limit or restrict in any way the accrual of interest on any unpaid sum in accordance with the terms of the Loan Documents,
(iv)    limit the exercise and enforcement of the rights and remedies of the Protected Parties under the Collateral Documents;
(v)    restrict the Protected Parties from obtaining (but not enforcing) a declaratory judgment or similar order as to the obligations of the Borrower, TILC or any Seller expressed to be assumed hereunder or under any other Loan Document, but only to the extent that such declaratory judgment or similar order is a necessary procedural step

[Amended and Restated Term Loan Agreement]
to enable the realization of the full benefit of the Collateral and the rights granted pursuant to the Collateral Documents; or
(vi)    limit the Collateral Agent (acting at the written direction of the Required Lenders) from instigating any bankruptcy, insolvency, winding-up, liquidation, reorganization, amalgamation or dissolution or other similar process with respect to the Borrower.
SECTION 11.25    Acknowledgment Regarding Any Supported QFCs.
(a)    Acknowledgments.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Derivatives Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(i)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.
(ii)    In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that the rights and remedies of the parties with respect to a defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Amended and Restated Term Loan Agreement]
(b)    Definitions.
As used in this Section 11.25, the following terms have the following meanings:
“BHC Act Affiliate” of any party means an “affiliate” (as such term is defined under, and interpreted in accordance with 12 U.S.C. §1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. §5390(c)(8)(D).
SECTION 11.26    PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow each Lender and the Administrative Agent (for itself and not on behalf of any Lender) to identify the Borrower in accordance with the PATRIOT Act.
SECTION 11.27    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, structuring agents, arrangers, bookrunners or green advisors listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.
SECTION 11.28    Amendment and Restatement; No Novation.
(a)    This Agreement constitutes an amendment and restatement of the Existing Loan Agreement effective from and after the Restatement Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any debt or other obligations owing to the Lenders, the Administrative Agent, the Collateral Agent, the Depositary or the Existing Derivatives Creditors under the Existing Loan Agreement or any other Loan Document based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Restatement Closing Date, the credit facility described in the Existing Loan Agreement shall be amended, supplemented, modified and restated in its entirety by the credit facility described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Loan Agreement, to the extent not repaid in accordance with the terms herein, shall be deemed to be loans and obligations outstanding under the credit facility described herein, without duplication or any further action by any Person, except that the Administrative Agent shall make

[Amended and Restated Term Loan Agreement]
such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Restatement Closing Date, reflect the respective Commitments of the Lenders hereunder.
(b)    On the Restatement Closing Date, all Existing Loans under the Existing Loan Agreement shall be continued and reconstituted as Loans hereunder in accordance with Section 2.01, and, for the avoidance of doubt, all accrued but unpaid interest on the Existing Loans to the Restatement Closing Date, all accrued but unpaid fees (if any) under or in connection with the Existing Loan Agreement to the Restatement Closing Date and all other amounts, costs and expenses (if any) accrued but unpaid to the Restatement Closing Date or then owing as of the Restatement Closing Date, in each case, under or in connection with the Existing Loan Agreement, to any of the Lenders, the Administrative Agent, the Collateral Agent, the Depositary or the Existing Derivatives Creditors, shall be due and payable on the first Settlement Date that occurs after the Restatement Closing Date in accordance with the terms and priorities for payment set forth in Section 2.07(c) (with such interest, fees, other amounts, costs and expenses accorded the same priorities for payment as interest, fees, corresponding other amounts, costs and expenses under this Agreement) and shall be without duplication to any such interest, fees, other amounts, costs and expenses accrued under this Agreement.
(c)    In furtherance of the foregoing, the parties hereto hereby confirm that each of the Collateral Documents entered into in connection with the Existing Loan Agreement shall continue to be in full force and effect and is hereby in all respects ratified and reaffirmed as if fully restated as of the date hereof by this Agreement; provided that: (i) all references therein to the “Loan Agreement” shall be deemed to be references to this Agreement, (ii) all references to (x) “Administrative Agent” shall be deemed to be references to Wells Fargo Bank, National Association, in its capacity as Administrative Agent under this Agreement, (y) “Collateral Agent” shall be deemed to be references to U.S. Bank Trust Company, National Association, in its capacity as Collateral Agent under this Agreement and (z) “Depositary” shall be deemed to be references to U.S. Bank National Association, in its capacity as Depositary under this Agreement; and (iii) all references to “Lenders” shall be deemed to be references to the Lenders under this Agreement. The Collateral Documents, as confirmed, ratified and reaffirmed by this Agreement, secure and guaranty the Obligations as defined herein.

[Signature Pages Follow]

[Amended and Restated Term Loan Agreement]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
TRINITY RAIL LEASING 2023 LLC,
as Borrower
By: Trinity Industries Leasing Company, its
sole equity member and manager

By:    /s/ Joshua Yeretsky
Name: Joshua Yeretsky
Title: Vice President and Managing Director, Capital Markets

[Amended and Restated Term Loan Agreement]
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:    /s/ Michael Barath
Name: Michael Barath
Title: Vice President

[Amended and Restated Term Loan Agreement]
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely in its capacity as Collateral Agent

By:    /s/ Chris McKim
Name: Chris McKim
Title: Vice President
U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely in its capacity as Depositary

By:    /s/ Chris McKim
Name: Chris McKim
Title: Vice President

[Amended and Restated Term Loan Agreement]
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

By:    /s/ Michael Barath
Name: Michael Barath
Title: Vice President

[Amended and Restated Term Loan Agreement]

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK,
as Lender

By:    /s/ Brian Bolotin
Name: Brian Bolotin
Title: Managing Director

By:    /s/ Elisa Lajonchere
Name: Elisa Lajonchere
Title: Managing Director

[Amended and Restated Term Loan Agreement]

BANK OF AMERICA, N.A.,
as Lender

By:    /s/ Andrew Castellos
Name: Andrew Castellos
Title: Director

[Amended and Restated Term Loan Agreement]

ING CAPITAL LLC (as successor by assignment from ING Bank, a branch of ING-DiBa AG), as Lender

By:    /s/ Stephen Nettler
Name: Stephen Nettler
Title: Managing Director

By:    /s/ Fabien Villemalard
Name: Fabien Villemalard
Title: Director

[Amended and Restated Term Loan Agreement]

REGIONS BANK,
as Lender

By:    /s/ Josh Aycox
Name: Josh Aycox
Title: Managing Director

[Amended and Restated Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:    /s/ Nina Austin
Name: Nina Austin
Title: Senior Vice President

[Amended and Restated Term Loan Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION
as Lender

By:    /s/ Matt Glahn
Name: Matt Glahn
Title: AVP

[Amended and Restated Term Loan Agreement]

CITIZENS BANK, N.A.,
as Lender

By:    /s/ Vu Nguyen
Name: Vu Nguyen
Title: Director

[Amended and Restated Term Loan Agreement]

MORGAN STANLEY BANK, N.A.,
as Lender

By:    /s/ Ricardo Rivera Saad
Name: Ricardo Rivera Saad
Title: Authorized Signatory

[Amended and Restated Term Loan Agreement]

BANK OF TEXAS,
as Lender

By:    /s/ Christine Keating
Name: Christine Keating
Title: Senior Vice President

[Amended and Restated Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Derivatives Creditor

By:    /s/ Harold E. Sprague
Name: Harold E. Sprague
Title: Designated Signer

[Amended and Restated Term Loan Agreement]

ING CAPITAL MARKETS LLC,
as Derivatives Creditor

By:    /s/ Paola Corradetti
Name: Paola Corradetti
Title: Director

By:    /s/ Juan Carlos Vallarino
Name: Juan Carlos Vallarino
Title: Director

[Amended and Restated Term Loan Agreement]

Acknowledged and consented to:

TRINITY INDUSTRIES LEASING COMPANY,
as Servicer

By:    /s/ Joshua Yeretsky
Name: Joshua Yeretsky
Title: Vice President and Managing Director, Capital Markets